Filed pursuant to Rule 424(b)(3)

Under the Securities Act of 1933, as amended

Registration No. 333-267185

PROSPECTUS

1,000,000,000 Shares of Common Stock

This prospectus relates to the sale by the selling stockholder named in this prospectus of AiAdvertising, Inc. (the “Company”) of up to 1,000,000,000 shares of common stock, par value $0.001 per share. We will not receive proceeds from the sale of the shares by the selling stockholder. However, we may receive aggregate gross proceeds of up to $10.0 million from the sale of our common stock to the selling stockholder, pursuant to a purchase agreement entered into with GHS Investments, LLC (“GHS”) on March 28, 2022 as amended on July 28, 2022 (as amended, the “GHS Purchase Agreement”), including $940,159 in gross proceeds we have received to date and up to $9,059,841 we may receive once the registration statement, of which this prospectus is a part, is declared effective.

Our common stock is quoted on the OTC Pink under the symbol “AIAD.” On August 30, 2022, the last reported sales price of our common stock on the OTC Pink was $0.0077 per share.

The GHS Purchase Agreement provides that, upon the terms and subject to the conditions and limitations set forth therein, the Company may sell to GHS, in the Company’s discretion, up to $10,000,000 of shares (“Purchase Shares”) of the Company’s common stock. See “Purchase Agreement with GHS Investments, LLC” on page 1 of this prospectus for a description of the GHS Purchase Agreement.

The selling stockholder will sell its Purchase Shares at prevailing market prices or in privately negotiated transactions. We provide more information about how the selling stockholder may sell its Purchase Shares in the section titled “Plan of Distribution” on page 18.

GHS is an underwriter within the meaning of the Securities Act of 1933, as amended, or the Securities Act, and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. We will bear all costs, expenses and fees in connection with the registration of the common stock. The selling stockholder will bear all commissions and discounts, if any, attributable to its sales of our common stock.

Investing in our securities is highly speculative and involves a high degree of risk. You should carefully consider the risks and uncertainties described under the heading “Risk Factors” beginning on page 2 of this prospectus before making a decision to purchase our securities.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

The date of this prospectus is September 9, 2022.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our common stock, you should carefully read this entire prospectus, including our financial statements and the related notes and the information set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in each case included elsewhere in this prospectus.

Unless the context otherwise requires, references to “we,” “our,” “us,” “AiAdvertising,” or the “Company” in this prospectus mean AiAdvertising, Inc., and its wholly-owned subsidiaries.

Company Overview

AiAdvertising’s primary focus is to disrupt the digital advertising world by offering a solution that harnesses the power of artificial intelligence (AI) to enable marketers to increase productivity, efficiency and performance.

Our mission is to partner with marketers who are looking to challenge the “status quo” and empower them with a unified solution to eliminate wasted spend, replace human guesswork with AI-enabled predictions to provide accountability and provide transparency to their marketing budget.

Our Campaign Performance Platform, harnesses the power of Artificial Intelligence (AI) and Machine Learning (ML) to provide an end -to end campaign management solution for digital advertising.

About this Offering

Purchase Agreement with GHS Investments, LLC

On March 28, 2022, we entered into the GHS Purchase Agreement with GHS, and on July 28, 2022, we entered into an amendment to the GHS Purchase Agreement.

Pursuant to the GHS Purchase Agreement, the Company has the right, in its sole discretion, subject to the conditions and limitations in the GHS Purchase Agreement, to direct GHS, by delivery of a purchase notice from time to time (a “Purchase Notice”) to purchase (each, a “Purchase”) over the one-year term of the GHS Purchase Agreement, a minimum of $10,000 and up to a maximum of the lower of: (1) one hundred percent (100%) of the average daily trading dollar volume of the Company’s common stock during the ten trading days preceding the Purchase Date; or (2) one million dollars ($1,000,000), provided that the parties may agree to waive such limitations. The aggregate value of Purchase Shares sold to GHS may not exceed $10,000,000. Each Purchase Notice will set forth the Purchase Price and number of Purchase Shares in accordance with the terms of the GHS Purchase Agreement.

The number of Purchase Shares the Company will issue under each Purchase will be equal to 112.5% of the Purchase Amount sold under such Purchase, divided by the Purchase Price per share (as defined under the GHS Purchase Agreement). The Purchase Price is defined as the lower of (a) 90% of the lowest traded price during the Valuation Period; or (b) the closing price for the Company’s common stock on the trading day preceding the date of the Purchase Notice. The Valuation Period is the ten consecutive business days immediately preceding, but not including, the date a Purchase Notice is delivered.

The GHS Purchase Agreement prohibits the Company from directing GHS to purchase any shares of common stock if those shares, when aggregated with all other shares of the Company’s common stock then beneficially owned by GHS and its affiliates, would result in GHS and its affiliates having beneficial ownership, at any single point in time, of more than 4.99% of the then total outstanding shares of the Company’s common stock.

There are no trading volume requirements or restrictions under the GHS Purchase Agreement and the Company will control the timing and amount of any sales of its common stock to GHS.

So long as an event of default, as defined in the GHS Purchase Agreement, (all of which are outside the control of GHS) has occurred and is continuing, the Company may not deliver a Purchase Notice to GHS.

The GHS Purchase Agreement is for a term of twelve months but may terminate earlier on the date that all of the Purchase Shares are sold to GHS. The Company and GHS each have the right to terminate the GHS Purchase Agreement at any time upon thirty days notice. In the event of bankruptcy proceedings by or against the Company, the GHS Purchase Agreement will automatically terminate without action of any party.

Subject to the foregoing, actual sales of Purchase Shares to GHS under the GHS Purchase Agreement will depend on a variety of factors to be determined by us from time to time, including, among others, market conditions, the trading price of the Common Stock and determinations by us as to the appropriate sources of funding for our company and its operations.

This prospectus covers the resale of up to 1,000,000,000 Purchase Shares by GHS.

RISK FACTORS

Any investment in our securities involves a high degree of risk. Investors should carefully consider the risks described below, and all of the information contained in this prospectus supplement, before deciding whether to purchase the securities offered hereby. Our business, financial condition, results of operations and prospects could be materially and adversely affected by these risks.

RISKS RELATED TO OUR BUSINESS

Issues in the use of AI in our offerings may result in reputational harm or liability.

As with many disruptive innovations, AI presents risks and challenges that could affect its adoption, and therefore our business. AI algorithms may be flawed. Datasets may be insufficient or contain biased information. Inappropriate or controversial data practices by us or others could impair the acceptance of AI solutions. These deficiencies could undermine the decisions, predictions, or analysis AI applications produce, subjecting us to competitive harm, legal liability, and brand or reputational harm. Some AI scenarios present ethical issues. If we enable or offer AI solutions that are controversial because of their impact on human rights, privacy, employment, or other social issues, we may experience brand or reputational harm.

We are subject to payment-related risks if customers dispute or do not pay their invoices, and any decreases or significant delays in payments could have a material adverse effect on our business, results of operations and financial condition. These risks may be heightened as a result of the COVID-19 pandemic and resulting economic downturn.

We may become involved in disputes with our customers over the operation of our platform, the terms of our agreements or our billings for purchases made by them through our platform. In the past, certain customers have sought to slow their payments to us or been forced into filing for bankruptcy protection, resulting in delay or cancelation of their pending payments to us. These challenges have been exacerbated by the COVID-19 pandemic and resulting economic impact, and a number of our customers are experiencing financial difficulties and liquidity constraints. In certain cases, customers have been unable to timely make payments, and we have suffered losses. Certain of our contracts with marketing agencies state that if their customer does not pay the agency, the agency is not liable to us, and we must seek payment solely from their customer, a type of arrangement called sequential liability. Contracting with these agencies, which in some cases have or may develop higher-risk credit profiles, may subject us to greater credit risk than if we were to contract directly with the customer.

If we are unable to collect customers’ fees on a timely basis or at all, we could incur write-offs for bad debt, which could have a material adverse effect on our results of operations for the periods in which the write-offs occur. In the future, bad debt may exceed reserves for such contingencies, and our bad debt exposure may increase over time. Any increase in write-offs for bad debt could have a materially negative effect on our business, financial condition and operating results. Even if we are not paid by our customers on time or at all, we may still be obligated to pay for the inventory we have purchased for our customers’ marketing campaigns, and consequently, our results of operations and financial condition would be adversely impacted.

The reliability of some of our product solutions is dependent on data and software from third-parties and the integrity and quality of that data and software.

Some of the data and software that we use is licensed from third-party data suppliers, and we are dependent upon our ability to obtain necessary data licenses on commercially reasonable terms. We could suffer material adverse consequences if our data suppliers were to withhold their data from us. For example, data suppliers could withhold their data from us if there is a competitive reason to do so; if we breach our contract with a supplier; if they are acquired by one of our competitors; if legislation is passed restricting the use or dissemination of the data they provide; or if judicial interpretations are issued restricting use of such data. Additionally, we could terminate relationships with our data suppliers if they fail to adhere to our data quality standards. If a substantial number of data suppliers were to withdraw or withhold their data from us, or if we sever ties with our data suppliers based on their inability to meet our data standards, our ability to provide products and services to our clients could be materially adversely impacted, which could result in decreased revenues.

The reliability of our solutions depends upon the integrity and quality of the data provided us by our clients and that which we can license from third party providers. A failure in the integrity or a reduction in the quality of our data could cause a loss of customer confidence in our solutions, resulting in harm to our brand, loss of revenue and exposure to legal claims. We may experience an increase in risks to the integrity of our database and quality of our data as we move toward real-time, non-identifiable, consumer- powered data through our products. We must continue to invest in our database to improve and maintain the quality, timeliness and coverage of the data if we are to maintain our competitive position. Failure to do so could result in a material adverse effect on our business, growth and revenue prospects.

Our business practices with respect to data and consumer protection could give rise to liabilities or reputational harm as a result of governmental regulation, legal requirements or industry standards relating to consumer privacy, data protection and consumer protection.

Federal, state and international laws and regulations govern the collection, use, retention, sharing and security of data that we collect. We strive to comply with all applicable laws, regulations, self-regulatory requirements and legal obligations relating to privacy, data protection and consumer protection, including those relating to the use of data for marketing purposes. It is possible, however, that these requirements may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules or our practices. We cannot assure you that our practices have complied, comply, or will comply fully with all such laws, regulations, requirements and obligations. Any failure, or perceived failure, by us to comply with federal, state or international laws or regulations, including laws and regulations regulating privacy, data security, marketing communications or consumer protection, or other policies, self-regulatory requirements or legal obligations could result in harm to our reputation, a loss in business, and proceedings or actions against us by governmental entities, consumers, retailers or others. We may also be contractually liable to indemnify and hold harmless performance marketing networks or other third parties from the costs or consequences of noncompliance with any laws, regulations, self-regulatory requirements or other legal obligations relating to privacy, data protection and consumer protection or any inadvertent or unauthorized use or disclosure of data that we store or handle as part of operating our business. Any such proceeding or action, and any related indemnification obligation, could hurt our reputation, force us to incur significant expenses in defense of these proceedings, distract our management, increase our costs of doing business and cause consumers and retailers to decrease their use of our marketplace, and may result in the imposition of monetary liability. Furthermore, the costs of compliance with, and other burdens imposed by, the data and privacy laws, regulations, standards and policies that are applicable to the businesses of our clients may limit the use and adoption of, and reduce the overall demand for, our products.

A significant breach of the confidentiality of the information we hold or of the security of our or our customers’, suppliers’, or other partners’ computer systems could be detrimental to our business, reputation and results of operations. Our business requires the storage, transmission and utilization of data. Although we have security and associated procedures, our databases may be subject to unauthorized access by third parties. Such third parties could attempt to gain entry to our systems for the purpose of stealing data or disrupting the systems. We believe we have taken appropriate measures to protect our systems from intrusion, but we cannot be certain that advances in criminal capabilities, discovery of new vulnerabilities in our systems and attempts to exploit those vulnerabilities, physical system or facility break-ins and data thefts or other developments will not compromise or breach the technology protecting our systems and the information we possess. Furthermore, we face increasing cyber security risks as we receive and collect data from new sources, and as we and our customers continue to develop and operate in cloud-based information technology environments. In the event that our protection efforts are unsuccessful, and we experience an unauthorized disclosure of confidential information or the security of such information or our systems are compromised, we could suffer substantial harm. Any breach could result in one or more third parties obtaining unauthorized access to our customers’ data or our data, including personally identifiable information, intellectual property and other confidential business information. Such a security breach could result in operational disruptions that impair our ability to meet our clients’ requirements, which could result in decreased revenues. Also, whether there is an actual or a perceived breach of our security, our reputation could suffer irreparable harm, causing our current and prospective clients to reject our products and services in the future and deterring data suppliers from supplying us data. Further, we could be forced to expend significant resources in response to a security breach, including repairing system damage, increasing cyber security protection costs by deploying additional personnel and protection technologies, and litigating and resolving legal claims, all of which could divert the attention of our management and key personnel away from our business operations. In any event, a significant security breach could materially harm our business, financial condition and operating results.

Significant system disruptions, loss of data center capacity or interruption of telecommunication links could adversely affect our business and results of operations.

Our product platform is hosted and managed on Microsoft Azure Cloud servers and takes full advantage of open standards for processing, storage, security and big data technology. Significant system disruptions, loss of data center capacity or interruption of telecommunication links could adversely affect our business, results of operations and financial condition. Our business is heavily dependent upon highly complex data processing capability. The ability of our platform hosts and managers to protect these data centers against damage or interruption from fire, flood, tornadoes, power loss, telecommunications or equipment failure or other disasters is beyond our control and is critical to our ability to succeed.

We need to protect our intellectual property or our operating results may suffer.

Third parties may infringe our intellectual property and we may suffer competitive injury or expend significant resources enforcing our rights. As our business is focused on data-driven results and analytics, we rely heavily on proprietary information technology. Our proprietary portfolio consists of various intellectual property including source code, trade secrets, and know-how. The extent to which such rights can be protected is substantially based on federal, state and common law rights as well as contractual restrictions. The steps we have taken to protect our intellectual property may not prevent the misappropriation of our proprietary information or deter independent development of similar technologies by others. If we do not enforce our intellectual property rights vigorously and successfully, our competitive position may suffer which could harm our operating results.

We could incur substantial costs and disruption to our business as a result of any claim of infringement of another party’s intellectual property rights, which could harm our business and operating results.

From time to time, third parties may claim that one or more of our products or services infringe their intellectual property rights. We analyze and take action in response to such claims on a case-by-case basis. Any dispute or litigation regarding patents or other intellectual property could be costly and time-consuming due to the complexity of our technology and the uncertainty of intellectual property litigation, which could divert the attention of our management and key personnel away from our business operations. A claim of intellectual property infringement could force us to enter into a costly or restrictive license agreement, which might not be available under acceptable terms or at all, or could subject us to significant damages or to an injunction against development and sale of certain of our products or services.

We may be unable to maintain a competitive technology advantage in the future.

Our ability to generate revenues is substantially based upon our proprietary intellectual property that we own and protect through trade secrets and agreements with our employees to maintain ownership of any improvements to our intellectual property. Our ability to generate revenues now and in the future is based upon maintaining a competitive technology advantage over our competition. We can provide no assurances that we will be able to maintain a competitive technology advantage in the future over our competitors, many of whom have significantly more experience, more extensive infrastructure and are better capitalized than us.

We may not be able to integrate, maintain and enhance our advertising solutions to keep pace with technological and market developments.

The market for digital advertising solutions is characterized by rapid technological change, evolving industry standards and frequent introductions of new products and services. To keep pace with technological developments, satisfy increasing publisher and advertiser requirements, maintain the attractiveness and competitiveness of our advertising solutions and ensure compatibility with evolving industry standards and protocols, we will need to anticipate and respond to varying product lifecycles, regularly enhance our current advertising solutions and develop and introduce new solutions and functionality on a timely basis. This requires significant investment of financial and other resources. For example, we will need to invest significant resources into expanding and developing our platforms in order to maintain a comprehensive solution. Ad technology platforms and other technological developments may displace us or introduce an additional intermediate layer between us and our customers and digital media properties that could impair our relationships with those customers.

If we default on our credit obligations, our operations may be interrupted and our business and financial results could be adversely affected.

Vendors extend us credit terms for the purchase of advertising inventory. We currently have outstanding payables to existing vendors. If we are unable to pay our publishers in a timely fashion, they may elect to no longer sell us inventory to provide for sale to advertisers. Also, it may be necessary for us to incur additional indebtedness to maintain operations of the Company. If we default on our credit obligations, our lenders and debt financing holders may, among other things:

●	require repayment of any outstanding obligations or amounts drawn on our credit facilities;

●	terminate our credit;

●	stop delivery of ordered equipment;

●	discontinue our ability to acquire inventory that is sold to advertisers;

●	require us to accrue interest at higher rates; or

●	require us to pay significant damages.

If some or all of these events were to occur, our operations may be interrupted and our ability to fund our operations or obligations, as well as our business, financial results, and financial condition, could be adversely affected.

War, terrorism, other acts of violence or natural or manmade disasters such as a global pandemic may affect the markets in which the Company operates, the Company’s customers, the Company’s delivery of products and customer service, and could have a material adverse impact on our business, results of operations, or financial condition.

The Company’s business may be adversely affected by instability, disruption or destruction in the geographic regions in which it operates, regardless of cause, including war, terrorism, riot, civil insurrection or social unrest, and natural or manmade disasters, including famine, food, fire, earthquake, storm or pandemic events and spread of disease (including the recent outbreak of the coronavirus commonly referred to as “COVID- 19”). Such events may cause customers to suspend their decisions on using the Company’s services and otherwise affect their ability to meet their obligations to us by making payments on our existing equipment leases, make it impossible to contact our customers and potential customers as well as potential sources of future financing, for our customers to visit our physical locations, and give rise to sudden significant changes in regional and global economic conditions and cycles that could interfere with our existing business as well as our planned expansion into the mobility business. These events also pose significant risks to the Company’s personnel and to physical facilities and operations, which could materially adversely affect the Company’s financial results.

We have a history of losses and expect to continue to incur losses.

We have experienced net losses and negative cash flows from operating activities, and we expect such losses and negative cash flows to continue in the foreseeable future.  For the six months ended June 30, 2022, we incurred a net loss of $4,616,135. For the years ended December 31, 2021 and 2020, we incurred net losses of $8,482,771 and $1,270,650, respectively. We may never achieve profitability.

We have a limited operating history, which may make it difficult to evaluate our future prospects and may increase the risk that we will not be successful.

We have a relatively short operating history and have been delivering AIAD PLATFORM solutions, our proprietary audience-driven business intelligence solution, since January 2018, and are now in the process of building AIAD PLATFORM into a SaaS (software-as-a-service) solution. As a result, it may be difficult to evaluate in an investment in our stock. Furthermore, we operate in an industry that is characterized by rapid technological innovation, intense competition, changing customer needs and frequent introduction of new products, technologies and services. We have encountered, and we will continue to encounter, risks and uncertainties frequently experienced by companies in evolving industries. If our assumptions regarding these risks and uncertainties, which we use to plan our business, are incorrect or change in reaction to changes in the market, or we do not address these risks successfully, our operating and financial results could differ materially from our expectations, and our business could suffer.

Our future success will depend in large part on our ability to, among other things:

●	market acceptance of our current and future products and services;

●	improve the performance and capabilities of our products;

●	manage the full automation of our AIAD PLATFORM solution;

●	compete with other companies, custom development efforts and open source initiatives that are currently in, or may in the future enter, the market for our products;

●	technology and data center infrastructure, enhancements to cloud architecture, improved disaster recovery protection, increasing data security, compliance and operations expenses;

●	data center costs as customers increase the amount of data that is available to our platform and the number of users on our platform;

●	the amount and timing of operating expenses, particularly sales and marketing expenses, related to the maintenance and expansion of our business, operations and infrastructure;

●	write-downs, impairment charges or unforeseen liabilities in connection with intangible assets or acquisitions;

●	our ability to successfully manage any acquisitions; and

●	general economic and political conditions in our domestic and international markets

If we fail to address or manage these risks successfully, including those associated with the challenges listed above as well as those described elsewhere in this section, our business will be adversely affected and our results of operations will suffer.

Our success depends on increasing the number and value of enterprise sales transactions, which typically involve a longer sales cycle, greater deployment challenges and additional support and services than sales to individual purchasers of our products.

Growth in our revenues and profitability depends in part on our ability to complete more and larger enterprise sales transactions. These larger transactions may involve significant customer negotiation. Enterprise customers may undertake a significant evaluation process, which can last from several months to a year or longer. For example, in recent periods, excluding renewals, our transactions over $100,000 have generally taken over three months to close. Any individual transaction may take substantially longer than three months to close. If our sales cycle were to lengthen in this manner, events may occur during this period that affect the size or timing of a purchase or even cause cancellations, which may lead to greater unpredictability in our business and results of operations. We will spend substantial time, effort and money on enterprise sales efforts without any assurance that our efforts will produce any sales.

The actual market for our products and services could be significantly smaller than our estimates of our total potential market opportunity, and if customer demand for our products and services does not meet expectations, our ability to generate revenue and meet our financial targets could be adversely affected.

While we expect strong growth in the markets for our products, it is possible that the growth in some or all of these markets may not meet our expectations, or materialize at all. The methodology on which our estimate of our total potential market opportunity includes several key assumptions based on our industry knowledge, market research, and customer experience. If any of these assumptions proves to be inaccurate, then the actual market for our products could be significantly smaller than our estimates of our total potential market opportunity. If the customer demand for our products or the adoption rate in our target markets does not meet our expectations, our ability to generate revenue from customers and meet our financial targets could be adversely affected.

If our new products and product enhancements do not achieve sufficient market acceptance, our results of operations and competitive position will suffer.

We spend substantial amounts of time and money to research and develop new software and enhanced versions of our existing software to incorporate additional features, improve functionality, function in concert with new technologies or changes to existing technologies and allow our customers to analyze a wide range of data sources. When we develop a new product or an enhanced version of an existing product, we typically incur expenses and expend resources upfront to market, promote and sell the new offering. Therefore, when we develop and introduce new or enhanced products, they must achieve high levels of market acceptance in order to justify the amount of our investment in developing and bringing them to market.

Further, we may make changes to our software that our customers do not find useful. We may also discontinue certain features, begin to charge for certain features that are currently free or increase fees for any of our features or usage of our software. We may also face unexpected problems or challenges in connection with new product or feature introductions.

Our new products or product enhancements, such as our AiAd Platform, and changes to our existing software could fail to attain sufficient market acceptance for many reasons, including:

●	failure to predict market demand accurately in terms of software functionality and capability or to supply software that meets this demand in a timely fashion;

●	inability to operate effectively with the technologies, systems or applications of our existing or potential customers;

●	defects, errors or failures;

●	negative publicity about their performance or effectiveness;

●	delays in releasing our new software or enhancements to our existing software to the market;

●	the introduction or anticipated introduction of competing products by our competitors;

●	an ineffective sales force;

●	poor business conditions for our end-customers, causing them to delay purchases; and

●	the reluctance of customers to purchase software incorporating open source software.

In addition, because our products are designed to operate on and with a variety of systems, we will need to continuously modify and enhance our products to keep pace with changes in technology. We may not be successful in either developing these modifications and enhancements or in bringing them to market in a timely fashion.

If our new software or enhancements and changes do not achieve adequate acceptance in the market, our competitive position will be impaired, and our revenues could decline. The adverse effect on our results of operations may be particularly acute because of the significant research, development, marketing, sales and other expenses we will have incurred in connection with the new software or enhancements.

Real or perceived errors, failures or bugs in our software could adversely affect our results of operations and growth prospects.

Because our software is complex, undetected errors, failures or bugs may occur, especially when new versions or updates are released. Our software is often installed and used in large-scale computing environments with different operating systems, system management software, and equipment and networking configurations, which may cause errors or failures of our software or other aspects of the computing environment into which it is deployed. In addition, deployment of our software into computing environments may expose undetected errors, compatibility issues, failures or bugs in our software. Despite testing by us, errors, failures or bugs may not be found in our software until it is released to our customers. Moreover, our customers could incorrectly implement or inadvertently misuse our software, which could result in customer dissatisfaction and adversely impact the perceived utility of our products as well as our brand. Any of these real or perceived errors, compatibility issues, failures or bugs in our software could result in negative publicity, reputational harm, loss of or delay in market acceptance of our software, loss of competitive position or claims by customers for losses sustained by them. In such an event, we may be required, or may choose, for customer relations or other reasons, to expend additional resources in order to help correct the problem. Alleviating any of these problems could require significant expenditures of our capital and other resources and could cause interruptions, delays or cessation of our licensing, which could cause us to lose existing or potential customers and could adversely affect our results of operations and growth prospects.

Interruptions or performance problems associated with our technology and infrastructure may adversely affect our business and results of operations.

We may in the future experience performance issues due to a variety of factors, including infrastructure changes, human or software errors, website or third-party hosting disruptions or capacity constraints due to a number of potential causes including technical failures, cyber-attacks, security vulnerabilities, natural disasters or fraud. If our security is compromised, our website is unavailable or our users are unable to access our software within a reasonable amount of time or at all, our business could be negatively affected. Moreover, if our security measures, products or services are subject to cyber-attacks that degrade or deny the ability of users to access our website, products or services, our products or services may be perceived as unsecure and we may incur significant legal and financial exposure. In some instances, we may not be able to identify the cause or causes of these performance problems within an acceptable period of time. These cloud-based products are hosted at third-party data centers that are not under our direct control. If these data centers were to be damaged or suffer disruption, our ability to provide these products to our customers could be impaired and our reputation could be harmed.

In addition, it may become increasingly difficult to maintain and improve our website performance, especially during peak usage times and as our software becomes more complex and our user traffic increases. Adverse consequences could include unanticipated system disruptions, slower response times, degradation in level of customer support and impaired quality of users’ experiences, and could result in customer dissatisfaction and the loss of existing customers. We expect to continue to make significant investments to maintain and improve website performance and security and to enable rapid and secure releases of new features and applications for our software. To the extent that we do not effectively address capacity constraints, upgrade our systems as needed and continually develop our technology and network architecture to accommodate actual and anticipated changes in technology, our business and results of operations may be adversely affected.

Our use of open source software could negatively affect our ability to sell our software and subject us to possible litigation.

We use open source software in our software and expect to continue to use open source software in the future. We may face claims from others claiming ownership of, or seeking to enforce the license terms applicable to such open source software, including by demanding release of the open source software, derivative works or our proprietary source code that was developed using such software. These claims could also result in litigation, require us to purchase a costly license or require us to devote additional research and development resources to change our software, any of which would have a negative effect on our business and results of operations. In addition, if the license terms for the open source code change, we may be forced to re-engineer our software or incur additional costs. Finally, we cannot assure you that we have not incorporated open source software into our software in a manner that may subject our proprietary software to an open source license that requires disclosure, to customers or the public, of the source code to such proprietary software. Any such disclosure would have a negative effect on our business and the value of our software.

We may require additional capital to fund our business and support our growth..

We intend to continue to make substantial investments to fund our business and support our growth. In addition, we may require additional funds to respond to business challenges, including the need to develop new features or enhance our software, improve our operating infrastructure or acquire or develop complementary businesses and technologies. As a result, we may need to engage in equity or debt financings to provide the funds required for these and other business endeavors. If we raise additional funds through future issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our common stock. Any debt financing that we may secure in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. We may not be able to obtain such additional financing on terms favorable to us, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to support our business growth and to respond to business challenges could be significantly impaired, and our business may be adversely affected. In addition, our inability to generate or obtain the financial resources needed may require us to delay, scale back, or eliminate some or all of our operations, which may have a material adverse effect on our business, operating results, financial condition and prospects.

We are dependent on key personnel for our operations.  If those key personnel were to leave the Company, operations may suffer.

Our performance is highly dependent on the continued services of our executive officers and other key personnel, the loss of any of whom could materially adversely affect our business.  In addition, we need to attract and retain other highly-skilled, technical and managerial personnel for whom there is intense competition.  For example, if we are unable to hire or continually train our employees to keep pace with the rapid and continuing changes in technology and the markets we serve or changes in the types of services our clients are demanding, we may not be able to develop and deliver new services and solutions to fulfill client demand.  Our inability to attract and retain qualified technical and managerial personnel could materially adversely affect our ability to maintain and grow our business significantly.

If labor costs for key personnel increase, the increase may strain cash flows further.

Competition for labor could substantially increase our labor costs.  Although we seek to preserve the contractual ability to pass through increases in labor costs to our clients, not all of our current contracts provide us with this protection, and we may enter into contracts in the future which limit or prohibit our ability to pass through increases in labor costs to our clients. If we are unable to pass costs through to our clients, our financial condition may be materially affected.

Though the Company incurs significant costs while attempting to acquire other businesses, there is no guarantee that such transactions will be consummated

The Company incurs significant costs associated with both searching for companies to acquire and in closing a transaction.  These costs include, but are not limited to, airfare, legal, audit and consulting fees.  Because the merger/acquisition is not only dependent on both parties being dedicated to the completion of the transaction, but also the operational fit must be right, we may not close on all transactions we pursue.  Incomplete transactions may result in significant capital out flows with no benefit to the Company.

We may become a party to litigation involving intellectual property rights, employment violations, breach of contract, or other lawsuit, which may place a burden on management and cash flows.

Third parties may, in the future, assert that our business, the technologies we use, or the business practices we use, infringe on their intellectual property rights or employment rights or that we are in violation of other rights or laws.  Defending the Company against such actions may require significant time of management and substantial amounts of money.  We cannot predict whether third parties will assert claims in the future or whether any future claims will prevent us from offering our products or services.  If we are found to be in the wrong, we may be required to pay a significant amount of money which could include damages and attorneys’ fees.

A portion of our services are provided by third parties which we do not control.  Such third parties may provide poor service which may harm the relationships we have with our clients.

We currently, and may in the future, rely on third party providers to provide various portions of our service offering.  If our business relationship with a third-party provider is negatively affected, or is terminated, we might not be able to deliver the corresponding service offering to our clients, which could cause us to lose clients and future business, reducing our revenues.  Any such failure on the part of the third party, may damage our reputation and otherwise result in a material adverse effect upon our business and financial condition.

We target a global marketplace and compete in a rapidly evolving and highly competitive industry which makes our future operating results difficult to predict. If we are unable to enhance products or acquire new products that respond to rapidly changing customer requirements, technological developments or evolving industry standards, our long-term revenue growth will be harmed.

We target the global business intelligence, or BI, marketplace, which is an industry characterized by rapid technological innovation, changing customer needs, substantial competition, evolving industry standards and frequent introductions of new products, enhancements and services. Any of these factors can render our existing software products and services obsolete or unmarketable. We believe that our future success will depend in large part on our ability to successfully:

●	support current and future releases of popular hardware, operating systems, computer programming languages, databases and software applications

●	develop new products and product enhancements that achieve market acceptance in a timely manner

●	maintain technological competiveness and meet an expanding range of customer requirements.

As we encounter increasing competitive pressures, we will likely be required to modify, enhance, reposition or introduce new products and service offerings. We may not be successful in doing so in a timely, cost-effective and appropriately responsive manner, or at all, which may have an adverse effect on our business, quarterly operating results and financial condition. All of these factors make it difficult to predict our future operating results which may impair our ability to manage our business.

Our success is highly dependent on our ability to penetrate the existing market for business analytics software as well as the growth and expansion of that market.

Although the overall market for business analytics software is well-established, the market for business analytics software like ours is relatively new, rapidly evolving and unproven. Our future success will depend in large part on our ability to penetrate the existing market for business analytics software, as well as the continued growth and expansion of what we believe to be an emerging market for analytics solutions that are faster, easier to adopt, easier to use and more focused on self-service capabilities. It is difficult to predict customer adoption and renewal rates, customer demand for our products, the size, growth rate and expansion of these markets, the entry of competitive products or the success of existing competitive products. Our ability to penetrate the existing market and any expansion of the emerging market depends on a number of factors, including the cost, performance and perceived value associated with our products, as well as customers’ willingness to adopt a different approach to data analysis. Furthermore, many potential customers have made significant investments in legacy business analytics software systems and may be unwilling to invest in new software. If we are unable to penetrate the existing market for business analytics software, the emerging market for self-service analytics solutions fails to grow or expand, or either of these markets decreases in size, our business, results of operations and financial condition would be adversely affected.

Our financial results would suffer if the market for BI software does not continue to grow or if we are unable to further penetrate this market.

Resistance from consumer and privacy groups to increased commercial collection and use of data on spending patterns and other personal behavior and governmental restrictions on the collection and use of personal data may impair the further growth of this market, as may other developments. We cannot be sure that this market will continue to grow or, even if it does grow, that customers will purchase our software products or services. We have spent, and intend to keep spending, considerable resources to educate potential customers about BI software in general and our software products and services in particular. However, we cannot be sure that these expenditures will help our software products achieve any additional market acceptance or enable us to attract new customers or new users at existing customers. A reduction in the demand for our software products and services could be caused by, among other things, lack of customer acceptance, weakening economic conditions, competing technologies and services or decreases in software spending. If the market and our market share fail to grow or grow more slowly than we currently expect, our business, operating results and financial condition would be harmed.

A large portion of our revenue is concentrated with a small number of clients.

For the six months ended June 30, 2022, four clients represented 45% of our service fee revenue. For the year ended December 31, 2021, three clients represented approximately 47% of our service fee revenue. Termination, reduction, or delay of our services under a contract could result from factors unrelated to our work product or the progress of the project such as factors related to business or financial conditions of the client, changes in client strategies or the domestic or global economy generally. Termination, reduction or substantial delay of services any significant client, or nonrenewal of any significant client contract, or the nonpayment of a material amount of our service fees by a significant client, could have a material adverse effect upon our business, results of operation and financial condition.

If we do not accurately price our fixed fee projects, the Company may suffer from decreased cash flows.

When making a proposal for, or managing, a fixed-price engagement, we rely on our estimates of costs and timing for delivering our services, which may be based on limited data and could be inaccurate.  If we do not accurately estimate our costs and the timing for completion of a fixed-price project, the contract for such a project could prove unprofitable or yield a profit margin that is lower than expected.  Losses, if any, on fixed-price contracts are recognized when the loss is determined. Any increased or unexpected costs or unanticipated delays in connection with the performance of fixed-price contracts, including delays caused by factors outside of our control, could make these contracts less profitable or unprofitable and may affect the amount of revenue, profit, and profit margin reported in any period.

Our industry is dependent on quickly evolving technologies and knowledge.  If we do not maintain proper technology or knowledge, then our operations may be adversely affected.

To remain competitive, we must continue to enhance and improve the responsiveness, functionality and features of our services and the underlying network infrastructure.  If we are unable to adapt to changing market conditions, client requirements or emerging industry standards, our business could be adversely affected. The internet and e-commerce environments are characterized by rapid technological change, changes in user requirements and preferences, frequent new product and service introductions embodying new technologies and the emergence of new industry standards and practices that could render our technology and systems obsolete.  We must continue to address the increasingly sophisticated and varied needs of our clients and respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis.

In addition, many competitors expend a considerably greater amount of funds on their research and development programs, and those that do not may be acquired by larger companies that would allocate greater resources to competitors’ research and development programs. If we fail to maintain adequate research and development resources or compete effectively with the research and development programs of competitors, our business could be harmed. Our ability to grow is also subject to the risk of future disruptive technologies. If new technologies emerge that are able to deliver business intelligence solutions at lower prices, more efficiently, more conveniently or more securely, such technologies could adversely affect our ability to compete.

We may not realize the anticipated benefits of past or future acquisitions, and integration of these acquisitions may disrupt our business and management.

Our growth strategy is dependent on the success of our completed acquisitions and in the future we may acquire additional companies, products or technologies or enter into joint ventures or other strategic initiatives. We may not realize the anticipated benefits of these acquisitions or any other future acquisition, and any acquisition has numerous risks. These risks include the following:

●	difficulty in assimilating the operations and personnel of the acquired company;

●	difficulty in effectively integrating the acquired technologies or products with our current technologies;

●	difficulty in maintaining controls, procedures and policies during the transition and integration;

●	disruption of our ongoing business and distraction of our management and employees from other opportunities and challenges due to integration issues;

●	inability to retain key technical and managerial personnel of the acquired business;

●	inability to retain key customers, vendors and other business partners of the acquired business;

●	inability to achieve the financial and strategic goals for the acquired and combined businesses;

●	incurring acquisition-related costs or amortization costs for acquired intangible assets that could impact our operating results;

●	potential failure of the due diligence processes to identify significant issues with product quality, intellectual property infringement and other legal and financial liabilities, among other things; and

●	potential inability to assert that internal controls over financial reporting are effective.

Mergers and acquisitions of companies are inherently risky and, if we do not complete the integration of acquired businesses successfully and in a timely manner, we may not realize the anticipated benefits of the acquisitions to the extent anticipated, which could adversely affect our business, financial condition or results of operations.

We are subject to governmental laws, regulation and other legal obligations, particularly those related to privacy, data protection and information security, and any actual or perceived failure to comply with such obligations could impair our efforts to maintain and expand our customer base, causing our growth to be limited and harming our business.

We receive, store and process personal information and other data from and about customers in addition to our employees and services providers. Also, in connection with future feature offerings, we may receive, store and process additional types of data, including personally identifiable information, related to end consumers. Our handling of data is subject to a variety of laws and regulations, including regulation by various government agencies, such as the U.S. Federal Trade Commission, or FTC, and various state, local and foreign agencies. Our data handling also is subject to contractual obligations and may be deemed to be subject to industry standards, including certain industry standards that we undertake to comply with.

The U.S. federal and various state and foreign governments have adopted or proposed limitations on the collection, distribution, use and storage of data relating to individuals, including the use of contact information and other data for marketing, advertising and other communications with individuals and businesses. In the United States, various laws and regulations apply to the collection, processing, disclosure, and security of certain types of data. Additionally, the FTC and many state attorneys general are interpreting federal and state consumer protection laws as imposing standards for the online collection, use, dissemination and security of data. The laws and regulations relating to privacy and data security are evolving, can be subject to significant change and may result in ever-increasing regulatory and public scrutiny and escalating levels of enforcement and sanctions.

Any failure or perceived failure by us to comply with laws, regulations, policies, legal or contractual obligations, industry standards, or regulatory guidance relating to privacy, data protection, information security, marketing or consumer communications may result in governmental investigations and enforcement actions, litigation, fines and penalties or adverse publicity, and could cause our customers and partners to lose trust in us, which could have an adverse effect on our reputation and business. We expect that there will continue to be new proposed laws, regulations and industry standards relating to privacy, data protection, marketing, consumer communications and information security in the United States, the European Union and other jurisdictions, and we cannot determine the impact such future laws, regulations and standards may have on our business. Future laws, regulations, standards and other obligations or any changed interpretation of existing laws or regulations could impair our ability to develop and market new features and maintain and grow our customer base and increase revenue. Future restrictions on the collection, use, sharing or disclosure of data or additional requirements for express or implied consent of our customers, partners or end consumers for the use and disclosure of such information could require us to incur additional costs or modify our platform, possibly in a material manner, which we may be unable to achieve in a commercially reasonable manner or at all, and which could limit our ability to develop new features. If our policies, procedures, or measures relating to privacy, data protection, information security, marketing, or customer communications fail, or are perceived as failing, to comply with laws, regulations, policies, legal obligations or industry standards, we may be subject to governmental enforcement actions, litigation, regulatory investigations, fines, penalties and negative publicity and could cause our application providers, customers and partners to lose trust in us, which could materially affect our business, operating results and financial condition.

Future acquisitions may include an equity component that may dilute the positions of current stockholders.

We have traditionally used our equity to finance our acquisitions.  As we search for additional companies to acquire, the components of the purchase price may include a combination of cash, debt and equity.  The issuance of a substantial amount of equity may have a dilutive effect on our current shareholders upon such equity being deemed free-trading.  This dilution may result in lower market prices, which may limit an investor’s ability to obtain a return on their investment.

In addition, the incurrence of debt could have a variety of negative effects, including:

●	default and foreclosure on our assets if our operating revenues are insufficient to repay our debt obligations;

●	acceleration of our obligations to repay the indebtedness even if we make all principal and interest payments when due if we breach certain covenants that require the maintenance of certain financial ratios or reserves without a waiver or renegotiation of that covenant;

●	our immediate payment of all principal and accrued interest, if any, if the debt security is payable on demand;

●	our inability to obtain necessary additional financing if the debt security contains covenants restricting our ability to obtain such financing while the debt security is outstanding;

●	increased vulnerability to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation; and

●	limitations on our ability to borrow additional amounts for expenses, capital expenditures, acquisitions, debt service requirements, execution of our strategy and other purposes and other disadvantages compared to our competitors who have less debt.

RISKS RELATED TO OUR COMMON STOCK

Due to the low price and volume of our stock, a shareholder may be unable to sell shares, or may lose money on their investment.

The trading price of our common stock may be subject to wide fluctuations in response to quarter-to-quarter fluctuations in operating results, announcements of material adverse events, general conditions in our industry or the public marketplace and other events or factors, including the thin trading of our common stock. In addition, stock markets have experienced extreme price and trading volume volatility in recent years. This volatility has had a substantial effect on the market prices of securities of many technology-related companies for reasons frequently unrelated to the operating performance of the specific companies. These broad market fluctuations may adversely affect the market price of our common stock. In addition, if our operating results differ from our announced guidance or the expectations of equity research analysts or investors, the price of our common stock could decrease significantly.

Our principal stockholders, officers and directors own a substantial portion of our outstanding common stock.

Our principal stockholders, officers and directors, in the aggregate, beneficially own approximately 35% of our outstanding common stock. As a result, these stockholders acting together, have the ability to have a substantial level of influence over matters submitted to the Company’s stockholders for approval, including the election of directors and approval of significant corporate transactions. In addition, sales of significant amounts of shares held by our principal stockholders, directors and executive officers, or the prospect of these sales, could adversely affect the market price of our common stock. Their stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of the Company, which could deprive our stockholders of an opportunity to receive a premium for their capital stock as part of a sale of our company and might ultimately affect the market price of our common stock.

Our common stock is subject to the “penny stock” rules of the sec and the trading market in our securities is limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.

The Securities and Exchange Commission (the “SEC”) has adopted Rule 15g-9 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

●	that a broker or dealer approve a person’s account for transactions in penny stocks; and

●	the broker or dealer receives from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must:

●	obtain financial information and investment experience objectives of the person; and

●	make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which:

●	sets forth the basis on which the broker or dealer made the suitability determination; and

●	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock

We have never paid dividends and have no plans to pay dividends in the future. As a result, our common stock may be less valuable because a return on an investor’s investment will only occur if our stock price appreciates.

Holders of shares of our common stock are entitled to receive such dividends as may be declared by our Board of Directors. To date, we have paid no cash dividends and we do not expect to pay cash dividends in the foreseeable future. We intend to retain future earnings, if any, to provide funds for operations of our business. Therefore, any return investors in will be in the form of appreciation, if any, in the market value of our shares of common stock. There can be no assurance that shares of our common stock will appreciate in value or even maintain the price at which our stockholders have purchased their shares.

There is a limited trading market for our common stock, and investors may find it difficult to buy and sell our shares.

Our common stock is not listed on any national securities exchange. Accordingly, investors may find it more difficult to buy and sell our shares than if our common stock was traded on an exchange. Although our common stock is quoted on the OTC Pink, it is an unorganized, inter-dealer, over-the-counter market which provides significantly less liquidity than the Nasdaq Capital Market or other national securities exchange. Further, there is limited trading volume in our common stock, and any significant trading volume in our common stock may not be sustained. These factors may have an adverse impact on the trading and price of our common stock

We have a substantial number of convertible securities outstanding. The exercise of our outstanding warrants/options and conversion of our outstanding convertible notes can have a dilutive effect on our common stock.

We have a substantial number of convertible securities outstanding. The exercise of our outstanding options and convertible preferred stock can have a dilutive effect on our common stock. As of June 30, 2022, we had (i) outstanding options to purchase approximately 890 million shares of our common stock at a weighted average exercise price of $0.0093 per share, (ii) outstanding warrants to purchase approximately 163 million shares of our common stock at a weighted average exercise price of $0.0048 per share (ii) outstanding shares of our Series, A, B, C, D, E, and G Preferred Stock that, upon conversion without regard to any beneficial ownership limitations or advance conversion notice, would provide the holders with an aggregate of approximately 967 million shares of our common stock. The issuance of shares of common stock upon exercise of outstanding options or conversion of preferred stock could result in substantial dilution to our stockholders, which may have a negative effect on the price of our common stock.

You may experience future dilution as a result of this offering or future equity offerings.

We are registering for resale 1,000,000,000 shares that we may sell to GHS under the GHS Purchase Agreement. Sales of shares of our common stock under the GHS Purchase Agreement may cause the trading price of our common stock to decline.

Management will have broad discretion as to the use of any proceeds received under the GHS Purchase Agreement and we may not use the proceeds effectively.

Our management will have broad discretion as to the application of any proceeds received from GHS under the GHS Purchase Agreement and could spend the proceeds in ways that do not necessarily improve our operating results or enhance the value of our common stock.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Such forward-looking statements include those that express plans, anticipation, intent, contingency, goals, targets or future development and/or otherwise are not statements of historical fact. These forward-looking statements are based on our current expectations and projections about future events and they are subject to risks and uncertainties known and unknown that could cause actual results and developments to differ materially from those expressed or implied in such statements.

In some cases, you can identify forward-looking statements by terminology, such as “expects”, “anticipates”, “intends”, “estimates”, “plans”, “potential”, “possible”, “probable”, “believes”, “seeks”, “may”, “will”, “should”, “could” or the negative of such terms or other similar expressions. Accordingly, these statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus.

You should read this prospectus and the documents that we reference herein and have filed as exhibits to the registration statement, of which this prospectus is part, completely and with the understanding that our actual future results may be materially different from what we expect. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Because the risk factors referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of the information presented in this prospectus, and particularly our forward-looking statements, by these cautionary statements.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by GHS. We will not receive any proceeds upon the sale of shares by GHS. However, we may receive gross proceeds of up to $10 million (and net proceeds of approximately $9,765,000) under the GHS Purchase Agreement (including $940,159 in gross proceeds that we have received to date). We expect to use the net proceeds from the sale of the shares under the GHS Purchase Agreement for general corporate purposes, including working capital. However, we cannot guarantee that we will receive any additional proceeds in connection with the GHS Purchase Agreement because we may be unable or choose not to issue and sell any additional securities pursuant to the GHS Purchase Agreement. Because of this, we have not determined the amount of proceeds to be used specifically for any particular purpose or the timing of any expenditures. Accordingly, management will retain broad discretion and flexibility in applying the proceeds. Pending the use of proceeds as described above, we plan to invest the net proceeds that we receive in short-term and intermediate-term interest-bearing obligations, investment-grade investments, certificates of deposit or direct or guaranteed obligations of the U.S. government.

SELLING STOCKHOLDER

This prospectus relates to the resale from time to time by the selling stockholder identified herein of up to an aggregate of 1,000,000,000 shares of our common stock.

The Purchase Shares are being registered to permit public sales of such securities, and the selling stockholder may offer the Purchase Shares for resale from time to time pursuant to this prospectus. The selling stockholder may also sell, transfer or otherwise dispose of all or a portion of their Purchase Shares in transactions exempt from the registration requirements of the Securities Act or pursuant to another effective registration statement covering the sale of such securities.

The following table sets forth, based on information provided to us by the selling stockholder or known to us, the name of the selling stockholder, and the number of shares of our common stock beneficially owned by the selling stockholder before and after this offering. The number of shares owned are those beneficially owned, as determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares of common stock as to which a person has sole or shared voting power or investment power and any shares of common stock that the person has the right to acquire within 60 days through the exercise of any option, warrant or right, through conversion of any security or pursuant to the automatic termination of a power of attorney or revocation of a trust, discretionary account or similar arrangement. The selling stockholder is not a broker-dealer or an affiliate of a broker-dealer. The selling stockholder has not had any material relationship with us or any of our predecessors or affiliates within the past three years.

We have assumed all of the Purchase Shares reflected offered hereunder will be sold from time to time in the offering covered by this prospectus. Because the selling stockholder may offer all or any portions of the Purchase Shares listed in the table below, no estimate can be given as to the amount of those Purchase Shares covered by this prospectus that will be held by the selling stockholder upon the termination of the offering.

GHS will be deemed to be an underwriter within the meaning of the Securities Act. Any profits realized by the selling stockholder may be deemed to be underwriting commissions.

Selling Stockholder	Number of Shares Beneficially Owned Prior to Offering	Maximum Number of Shares Offered	Number of Shares Beneficially Owned After Offering (1)	Percentage of Shares Owned After Offering
GHS Investments, LLC	0	1,000,000,000	0	--

(1)	Assumes that all of the Purchase Shares held by the selling stockholder covered by this prospectus are sold and that the selling stockholder acquires no additional shares of common stock before the completion of this offering. However, as the selling stockholder can offer all, some, or none of their Purchase Shares, no definitive estimate can be given as to the number of Purchase Shares that the selling stockholders will ultimately offer or sell under this prospectus. Mark Grober is a member of GHS who may be deemed to be a beneficial owner of common stock held by GHS. Mr. Grober disclaims beneficial ownership of the common stock held by GHS. The address of GHS is 420 Jericho Turnpike, Suite 102, Jericho, NY 11753.

PLAN OF DISTRIBUTION

The selling stockholder may, from time to time, sell any or all of its shares of Company common stock on OTC Pink or any other stock exchange, market officers existing as of the time of such repeal or modification trading facility on which the shares of our common stock are traded, or in private transactions. These sales may be at fixed prices, prevailing market prices at the time of sale, at varying prices, or at negotiated prices. The selling stockholder may use any one or more of the following methods when selling shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	privately negotiated transactions;

●	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share; or

●	a combination of any such methods of sale.

Additionally, broker-dealers engaged by the selling stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commissions.

GHS is an underwriter within the meaning of the Securities Act, and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any commissions received by such broker-dealers or agents, and any profit on the resale of the shares purchased by them, may be deemed to be underwriting commissions or discounts under the Securities Act. GHS has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Company’s common stock.

Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling stockholder. The selling stockholder may agree to indemnify any agent, dealer, or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares covered by this prospectus. We will not receive any proceeds from the resale of any of the shares of our common stock by the selling stockholder. We will receive proceeds from the sale of our common stock to GHS under the GHS Purchase Agreement. Neither the GHS Purchase Agreement with GHS nor any rights of the parties under the GHS Purchase Agreement may be assigned or delegated to any other person.

The Purchase Shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the Purchase Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Purchase Shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling stockholder or any other person. We will make copies of this prospectus available to the selling stockholder.

DESCRIPTION OF SECURITIES

The authorized capital stock of the Company consists of 10,000,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share, 10,000 of which are designated Series A Preferred Stock, 25,000 of which are designated as Series B Preferred Stock, 25,000 of which are designated as Series C Preferred Stock, 90,000 of which are designated as Series D Preferred Stock, 10,000 of which are designated as Series E Preferred Stock, 800,000 of which are designated as Series F Preferred Stock, 2,600 of which are designated as Series G Preferred Stock, and 1,000 shares of which are designated Series H Preferred Stock. The authorized and unissued shares of common stock and the authorized and undesignated shares of preferred stock are available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange on which our securities may be listed. The board of directors is authorized, subject to any limitations prescribed by law, without further vote or action by our stockholders, to issue from time to time shares of preferred stock in one or more series. Each such series of preferred stock shall have such number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as determined by our board of directors, which may include, among others, dividend rights, voting rights, liquidation preferences, conversion rights and preemptive rights. Issuance of preferred stock by our board of directors may result in such shares having dividend and/or liquidation preferences senior to the rights of the holders of our common stock and could dilute the voting rights of the holders of our common stock.

Holders of the Company’s common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Therefore (subject to the rights of the holders of any outstanding preferred stock), holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors to our Board of Directors. Holders of the Company’s common stock representing a majority of the voting power of the Company’s capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of stockholders. A vote by the holders of a majority of the Company’s outstanding shares is required to effectuate certain fundamental corporate changes such as a merger or an amendment to the Company’s articles of incorporation.

Holders of the Company’s common stock are entitled to share in all dividends that the Board of Directors, in its discretion, declares from legally available funds. In the event of a liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. The Company’s common stock has no pre-emptive rights, no conversion rights, and there are no redemption provisions applicable to the Company’s common stock.

DESCRIPTION OF BUSINESS

General

ABOUT US-

AiAdvertising’s primary focus is to disrupt the digital advertising world by offering a solution that harnesses the power of artificial intelligence (AI) to enable marketers to increase productivity, efficiency and performance.

OUR MISSION-

Is to partner with marketers who are looking to challenge the “status quo” and empower them with a unified solution to eliminate wasted spend, replace human guesswork with AI-enabled predictions to provide accountability and provide transparency to their marketing budget.

OURSOLUTION-

Our proprietary software empowers marketers by intelligently automating data- driven, repetitive tasks, and improving their ability to make predictions at scale.

What is AI (Artificial Intelligence)?

AI is computer science field that enables computer software to perform human-like intelligence tasks, like speech recognition, image recognition, reasoning, decision making, and learning. AI learns through observation and interaction with the world. It learns, for example, by observing humans interact with objects and people, by observing the objects themselves, and by interacting with humans.

AI isn’t magic; it’s math. Very advanced math that can help machines perform well-defined intelligence tasks better than humans. AI powers everything from self-driving cars to Amazon recommendations to image recognition that tags your friends on Facebook.

AI is an umbrella term. It encompasses many different subfields and technologies, including neural networks, natural language processing (NLP), natural language generation (NLG), and deep learning.

Machine learning is one of these subfields.

What is machine learning?

Machine learning is AI where the computer software is tasked with learning without being explicitly programmed. An AI system that uses machine learning is not always explicitly programmed with the rules of how to learn. Instead, it is allowed to learn through a combination of instruction from humans and experimentation on its own.

Over time, an AI system using machine learning can get better at the task it was built to do. It can even find its own approaches to completing a task that humans never taught it or intended it to learn. This is why there is so much excitement around AI that uses machine learning:

Unlike traditional software, which has to be manually updated by programmers, AI with machine learning can become smarter on its own. It can improve its performance on tasks over time, which can create powerful results for individuals and companies.

What is the difference between AI and machine learning?

Machine learning is always a type of AI, but AI is not always machine learning. The difference lies in the ability of an AI system to become smarter on its own. If AI can teach itself without explicit human training and get better over time, then it’s true machine learning. If it can’t, then some may still call it artificial intelligence, but it’s more like intelligent automation with a narrow application. It can still solve problems that require human intelligence.

The AIAD Platform Features

Our software platform harnesses the power of machine learning and artificial intelligence to eliminate guesswork, predict what works, and prove advertising’s impact on financial results. Key features of our platform include:

Alignment - We start with the end in mind and use a comprehensive discovery process to outline goals and key performance indicators (KPIs) to connect them to revenue targets. By aligning on the desired outcomes, our platform renders marketing and content calendars built upon the defined goals and objectives.

Insights - AI Data Services inventories and aggregates data from all of a client’s tools, such as customer relationship management (CRM), sales, marketing, accounting, and customer service tools into a unified data warehouse where it is cleaned, organized, and tagged. This allows the artificial intelligence in our platform to segment customers and prospective customers by revealing patterns, signals, and insights to draw commonalities between points and grouping them into personas (fictional characters used to represent larger groups that share similarities).  Once these audiences are segmented, we use unique engagement predictors leveraging psychographic models to identify motivations, behaviors, influences, and interests. These insights inform the type of creative assets these audience segments will most likely respond to. The models are leveraged to find new incremental audiences.

Activate – Our AI platform scores our clients’ existing creative assets and intelligently recommends enhancements to optimize performance. Our AI leverages the audience personas of who will see the ads to accurately personalize and predict more successful creative assets. This predictive engine allows clients to know the likelihood that their ad will resonate with their audiences before placing the ad. Our AI can then dynamically create hundreds or thousands of variations of highly targeted ads based on what our AI knows about the specific audience personas. Combined with our software, our teams then help our clients place these ads through the channels that will produce the highest results.

Decisions – The AiAd dashboard aggregates data from all marketing channels to connect marketing strategies to financial results. Our platform continuously monitors and validates each campaign’s impact and provides recommendations to maximize their effectiveness. Leveraging machine learning, it provides ongoing analysis and optimization of behavioral profiles, creative, audience segments, and media activation. Our platform empowers marketers to know what works, what doesn’t, what’s next, and why so they can make the most informed decisions.

The Market Opportunity

According to Marketing AI Institute:

●	McKinsey Global Institute estimates up to a $5.9 trillion annual impact of AI and other analytics on marketing and sales.

●	PwC sees a truly global effect from AI, with an estimated 14 percent lift in global GDP possible by 2030, a total contribution of $15.7 trillion to the world economy, thanks to both increased productivity and increased consumption.

●	In 2021 alone, Gartner projects AI augmentation will create $2.9 trillion of business value, and 6.2 billion hours of worker productivity globally.

●	IDC states that efficiencies driven by AI in CRM could increase global revenues by $1.1 trillion this year, and ultimately lead to more than 800,000 net-new jobs, surpassing those lost to automation.

●	The COVID-19 pandemic has accelerated AI-powered digital transformation across businesses. Additional research from McKinsey cites that 25 percent of almost 2,400 business leaders surveyed said they increased AI adoption due to the pandemic.

We believe Google’s recent announcement that it will restrict the use of third-party cookies is very close to a declaration of war against many ad-tech companies and major advertisers. “Today, we’re making explicit that once third-party cookies are phased out, we will not build alternate identifiers to track individuals as they browse across the web, nor will we use them in our products,” said David Temkin, Google’s director of product management, ads privacy, and trust.

Ad-targeting companies such as Criteo, The Trade Desk and Magnite rely on so-called third-party browser cookies for their data gathering and organization efforts, particularly when ad campaigns are shaped around the specific browsing behavior of specific web users. Thus, we believe Google’s announcement that third-party cookies are going away someday soon was very bad news for the ad-targeting industry. Further, Google took the next step of promising to make it harder to replace cookies with alternative user-tracking technologies.

This is cause for enormous concern within the advertising industry. The Cookie Apocalypse coming in 2022 could wipe out 85% of the digital market according to Data Science Analyst, Roger Kamena. Any data or ad-tech company that captures any information on unidentified users through a data management platform (DMP) will be affected.

We believe that our AIAD platform will deliver a solution that will overcome this problem caused by Google while still ensuring the privacy of users, because our AIAD platform does not rely on the use of browser cookies.

Instead, our platform uses AI to manage “personas” which we believe will now become more important than ever for targeting purposes. Cookies are dead. Also, our use of personas will overcome another challenge for the ad targeting industry created by Apple as soon as it releases its next operating system that will ask users to opt in to share their location on every mobile app. As a result, location data will decrease significantly to the point where it won’t be scalable.

A persona is a proxy for a brand’s target audience. A proxy represents someone who has the same interests, priorities and concerns as the brand’s buyers. Within the brand’s target market, there are several ideal customer profiles, and each ideal customer profile could have a multiple number of personas. Developing these personas is based on extensive research and requires the use of artificial intelligence and machine learning tools.

We believe the AiAdvertising approach is unique, and that it will be disruptive in the ad targeting and ad buying process. Not only will our AI-driven platform overcome the new challenges posed by the actions of big players, such as Google and Apple, but it will ensure user privacy and lead to lower advertising costs.

Past Revenue Model

Historically, we charged a fixed or variable implementation fee to design, build and execute on digital marketing campaigns. These campaigns or custom solutions consisted of professional services fees as well as mark up on media spend. Our professional services were billed at hourly or monthly rates, depending on the customer’s needs.

Future Revenue

Beginning in Q4 of 2021, we pivoted the focus of our business to a software licensing and delivery model, whereby our software is centrally hosted and licensed on a monthly subscription basis. We charge a flat percentage of clients’ monthly ad spend budget for software license fees, and a flat percentage of their monthly ad spend budget for media activation and placement. We believe this provides greater transparency to the client as well as makes the Company’s revenue more consistent and predictable. We believe this shift towards SaaS recurring revenue can potentially be highly valuable to the Company and its shareholders.

Sales and Marketing

To achieve the objective of disrupting the digital advertising world by offering a solution that harnesses the power of artificial intelligence, we have assembled a team of experts working collectively for the best interest of our customers.

During the client sales process, our team delivers demonstrations, presentations, proposals and contracts.  Many new customers have been retained through email marketing, direct sales, and word-of-mouth referrals. Our direct sales efforts are aimed at Chief Marketing Officers, senior marketing and information technology (IT) executives within Consumer, B2B and political organizations who are looking to create or expand their digital operations.  Word-of-mouth referrals have been very valuable to us and we intend to continue nurturing our customer and industry relationships to maximize these referrals.

In addition to our direct sales efforts and referrals, we have established and continue to explore channel partnerships to expand our customer base.  Prospective channel partners include existing technology companies, hosting providers, enterprise resource planning (or ERP) vendors, and e-commerce marketing professionals.

Competition

We operate in a rapidly growing and rapidly changing market. As a result, we expect competition to continue to increase as other established and emerging companies enter the business analytics market, as customer requirements evolve and as new products and technologies are introduced. We expect this to be particularly true with respect to our SaaS-based offering. This is a relatively new and evolving area of business analytics solutions, and we anticipate competition to increase based on customer demand for these types of products. In addition, we may compete with open source initiatives and custom development efforts.

Many of our competitors, particularly the large software companies named above, have longer operating histories, significantly greater financial, technical, marketing, distribution, professional services or other resources and greater name recognition than we do. In addition, many of our competitors have strong relationships with current and potential customers and extensive knowledge of the business analytics industry. As a result, they may be able to respond more quickly to new or emerging technologies and changes in customer requirements, for example by offering a SaaS-based product that competes with our on-premises products or our SaaS product, AiAd Platform, or devote greater resources to the development, promotion and sale of their products than us. Moreover, many of these competitors are bundling their analytics products into larger deals or maintenance renewals, often at significant discounts. Increased competition may lead to price cuts, alternative pricing structures or the introduction of products available for free or a nominal price, fewer customer orders, reduced gross margins, longer sales cycles and loss of market share. We may not be able to compete successfully against current and future competitors, and our business, results of operations and financial condition will be harmed if we fail to meet these competitive pressures.

Our ability to compete successfully in our market depends on a number of factors, both within and outside of our control. Some of these factors include ease and speed of product deployment and use, discovery and visualization capabilities, analytical and statistical capabilities, performance and scalability, the quality and reliability of our customer service and support, total cost of ownership, return on investment and brand recognition. Any failure by us to compete successfully in any one of these or other areas may reduce the demand for our products, as well as adversely affect our business, results of operations and financial condition.

Government Regulation

We are subject to various federal, state, and local laws affecting e-commerce and communication businesses. The Federal Trade Commission and equivalent state agencies regulate advertising and representations made by businesses in the sale of their products, which apply to us. We are also subject to government laws and regulations governing health, safety, working conditions, employee relations, wrongful termination, wages, taxes and other matters applicable to businesses in general. Currently, when serving customers in the European Union, we must take precautions to maintain the General Data Protection Regulation requirements. As the United States continues to adopt similar regulations. Our software and services will comply with those requirements.

Employees

As of August 15, 2022 we had 36 full time employees, 6 of whom are employed in administrative positions, 2 in marketing positions, and 28 in technical positions. 20 employees were in Texas, 1 in Utah, 2 in New Jersey, 10 in Arizona, 1 in Virginia, 2 North Carolina, 1 in Missouri, and 1 in Georgia.

All of our employees have executed agreements that impose nondisclosure obligations on the employee and assign to us (to the extent permitted by state and federal laws) all copyrights and other inventions created by the employee during his employment with us. Additionally, we have a trade secret protection policy in place that management believes to be adequate to protect our intellectual property and trade secrets.

Seasonality

We do not anticipate that our business will be substantially affected by seasonality.

Trademarks

We have registered trademarks for AiAdvertising®.

Company History

The Company, based in San Antonio, Texas, was incorporated in Nevada on January 22, 2002. The Company was formerly known as CloudCommerce, Inc., Warp 9, Inc., Roaming Messenger, Inc., and Latinocare Management Corporation. On July 9, 2015, we changed the name of the Company from Warp 9, Inc. to CloudCommerce, Inc. to reflect a new plan of strategically acquiring profitable data driven marketing solutions providers with strong management teams.  Effective August 5, 2021, the Company changed its name to AiAdvertising, Inc.

The Company has six subsidiaries, CLWD Operations, Inc. (formerly Indaba Group, Inc.), Parscale Digital, Inc., which merged with Parscale Creative, Inc., as a result of an acquisition dated August 1, 2017, WebTegrity, LLC (“WebTegrity”), which was acquired November 15, 2017, Data Propria, Inc., which the Company launched February 1, 2018, Giles Design Bureau, Inc., which spun out from Parscale Digital in May, 2018, and aiAdvertising, Inc., which was formed January 14, 2021.  References in this report to the “Company,” “AiAdvertising,” “we,” “us”, or “our” include AiAdvertising, Inc. and its subsidiaries, unless otherwise indicated.

Properties

On August 1, 2017, the Company signed a lease for approximately 8,290 square feet at 321 Sixth Street, San Antonio, TX 78215, for $9,800 per month, expiring July 31, 2022.  This office space is used by all employees in San Antonio, TX.

Legal Proceedings

We are not party to, and our property is not subject to, any material legal proceedings.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market for Common Stock

The Company’s common stock trades on the OTC Pink under the symbol “AIAD”.

Holders

As of August 15, 2022, there were approximately 340 holders of the Company’s common stock, not including shares held in “street name” in brokerage accounts, which are unknown.

Dividends

The Company has not declared or paid any cash dividends on its common stock and does not anticipate paying dividends for the foreseeable future.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following Management’s Discussion and Analysis should be read in conjunction with our consolidated financial statements and the related notes thereto included elsewhere herein. The Management’s Discussion and Analysis contains forward-looking statements that involve risks and uncertainties, such as statements of our plans, objectives, expectations and intentions. Any statements that are not statements of historical fact are forward-looking statements. When used, the words “believe,” “plan,” “intend,” “anticipate,” “target,” “estimate,” “expect,” and the like, and/or future-tense or conditional constructions (“will,” “may,” “could,” “should,” etc.), or similar expressions, identify certain of these forward-looking statements. These forward-looking statements are subject to risks and uncertainties that could cause actual results or events to differ materially from those expressed or implied by the forward-looking statements in this prospectus. Our actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of several factors including, but not limited to, those noted under “Risk Factors.”. We do not undertake any obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this prospectus, except as may be required under applicable law.

Overview-

AiAdvertising’s primary focus is to disrupt the digital advertising world by offering a solution that harnesses the power of artificial intelligence (AI) to enable marketers to increase productivity, efficiency and performance.

Critical Accounting Policies

 Our discussion and analysis of our financial condition and results of operations, including the discussion on liquidity and capital resources, are based upon our Consolidated Financial Statements, which have been prepared in accordance with accounting principles generally accepted in the United States.  The preparation of our Consolidated Financial Statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities.  On an ongoing basis, management re-evaluates its estimates and judgments, particularly those related to the determination of the estimated recoverable amounts of trade accounts receivable, impairment of long-lived assets, revenue recognition, and deferred tax assets. We believe the following critical accounting policies require more significant judgment and estimates used in the preparation of the Consolidated Financial Statements.

Among the significant judgments made by management in the preparation of our Consolidated Financial Statements are the following:

Revenue recognition

On January 1, 2018, the Company adopted ASU 2014-09 Revenue from Contracts with Customers and all subsequent amendments to the ASU (collectively, “ASC 606”), using the modified retrospective method applied to those contracts which were not completed as of January 1, 2018. Results for reporting periods beginning after January 1, 2018 are presented under Topic 606, while prior period amounts are not adjusted and continue to be reported in accordance with our historic accounting under Topic 605. Revenues are recognized when control of the promised goods or services is transferred to our customers, in an amount that reflects the consideration we expect to be entitled to in exchange for those goods or services. The adoption of ASC 606 did not have a material impact on the Company’s Consolidated Financial Statements.

Included in revenue are costs that are reimbursed by our clients, including third party services, such as photographers and stylists, furniture, supplies, and the largest component, digital advertising. We have determined, based on our review of ASC 606-10-55-39, that the amounts classified as reimbursable costs should be recorded as gross, due to the following factors:

●	The Company is primarily in control of the inputs of the project and responsible for the completion of the client contract;

●	We have discretion in establishing price; and

●	We have discretion in supplier selection.

Accounts receivable

The Company extends credit to its customers who are located nationwide.  Accounts receivable are customer obligations due under normal trade terms.  The Company performs continuing credit evaluations of its customers’ financial condition.  Management reviews accounts receivable on a regular basis, based on contracted terms and how recently payments have been received to determine if any such amounts will potentially be uncollected.  The Company includes any balances that are determined to be uncollectible in its allowance for doubtful accounts.

Impairment of Long-Lived Assets

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. To determine recoverability of a long-lived asset, management evaluates whether the estimated future undiscounted net cash flows from the asset are less than its carrying amount. If impairment is indicated, the long-lived asset would be written down to fair value. Fair value is determined by an evaluation of available price information at which assets could be bought or sold, including quoted market prices, if available, or the present value of the estimated future cash flows based on reasonable and supportable assumptions.

Indefinite Lived Intangibles and Goodwill Assets

The Company accounts for business combinations under the acquisition method of accounting in accordance with ASC 805, “Business Combinations,” where the total purchase price is allocated to the tangible and identified intangible assets acquired and liabilities assumed based on their estimated fair values. The purchase price is allocated using the information currently available, and may be adjusted, up to one year from acquisition date, after obtaining more information regarding, among other things, asset valuations, liabilities assumed and revisions to preliminary estimates. The purchase price in excess of the fair value of the tangible and identified intangible assets acquired less liabilities assumed is recognized as goodwill.

The Company tests for indefinite lived intangibles and goodwill impairment in the fourth quarter of each year and whenever events or circumstances indicate that the carrying amount of the asset exceeds its fair value and may not be recoverable. In accordance with its policies, the Company performed a qualitative assessment of indefinite lived intangibles and goodwill at December 31, 2021 and determined the fair value of each intangible asset and goodwill did not exceed the respective carrying values. Therefore, an impairment of indefinite lived intangibles and goodwill was recognized

The impairment test conducted by the Company includes an assessment of whether events occurred that may have resulted in impairment of goodwill and intangible assets.  Because it was determined that events had occurred which effected the fair value of goodwill and intangible assets, the Company conducted the two-step approach to determine the fair value and required adjustment. The steps are as follows:

1.	Based on the totality of qualitative factors, determine whether the carrying amount of the intangible asset may not be recoverable. Qualitative factors and key assumptions reviewed include the following:

●	Increases in costs, such as labor, materials or other costs that could negatively affect future cash flows. The Company assumed that costs associated with labor, materials, and other costs should be consistent with fair market levels. If the costs were materially higher than fair market levels, then such costs may adversely affect the future cash flows of the Company or reporting units.

●	Financial performance, such as negative or declining cash flows, or reductions in revenue may adversely affect recoverability of the recorded value of the intangible assets. During our analysis, the Company assumes that revenues should remain relatively consistent or show gradual growth month-to-month and quarter-to-quarter. If we report revenue declines, instead of increases or flat levels, then such condition may adversely affect the future cash flows of the Company or reporting units.

●	Legal, regulatory, contractual, political, business or other factors that could affect future cash flows. During our analysis, the Company assumes that the legal, regulatory, political or business conditions should remain consistent, without placing material pressure on the Company or any of its reporting units. If such conditions were to become materially different than what has been experienced historically, then such conditions may adversely affect the future cash flows of the Company or reporting units.

●	Entity-specific events such as losses of management, key personnel, or customers, may adversely affect future cash flows. During our analysis, the Company assumes that members of management, key personnel, and customers will remain consistent period-over-period. If not effectively replaced, the loss of members of management and key employees could adversely affect operations, culture, morale and overall success of the Company. In addition, if material revenue from key customers is lost and not replaced, then future cash flows will be adversely affected.

●	Industry or market considerations, such as competition, changes in the market, changes in customer dependence on our service offering, or obsolescence could adversely affect the Company or its reporting units. We understand that the markets we serve are constantly changing, requiring us to change with them. During our analysis, we assume that we will address new opportunities in service offerings and industries served. If we do not make such changes, then we may experience declines in revenue and cash flow, making it difficult to re-capture market share.

●	Macroeconomic conditions such as deterioration in general economic conditions or limitations on accessing capital could adversely affect the Company. During our analysis, we acknowledge that macroeconomic factors, such as the economy, may affect our business plan because our customers may reduce budgets for our services. If there are material declines in the economy, which lead to reductions in revenue then such conditions may adversely affect the Company.

2.	Compare the carrying amount of the intangible asset to the fair value.

3.	If the carrying amount is greater than the fair value, then the carrying amount is reduced to reflect fair value.

In accordance with its policies, the Company performed a qualitative assessment of indefinite lived intangibles and goodwill at December 31, 2020 and determined there was impairment of indefinite lived intangibles and goodwill from our WebTegrity acquisition. Accordingly, all intangible assets and goodwill related to the WebTegrity acquisition have been written off, amounting to $560,000. This amount was included in Operating Expenses on the Income Statement, for the year ended December 31, 2020

Goodwill and Intangible assets are comprised of the following, presented as net of amortization:

December 31, 2021

	AiAdvertising	Total
Domain name	20,202	20,202
Total	$20,202	$20,202

December 31, 2020

	AiAdvertising	Total
Domain name	26,582	26,842
Total	$26,582	$26,582

Business Combinations

The Company allocates the fair value of purchase consideration to the tangible assets acquired, liabilities assumed and intangible assets acquired based on their estimated fair values. The excess of the fair value of purchase consideration over the fair values of these identifiable assets and liabilities is recorded as goodwill. Such valuations require management to make significant estimates and assumptions, especially with respect to intangible assets. Significant estimates in valuing certain intangible assets include, but are not limited to, future expected cash flows from acquired customer lists, acquired technology, and trade names from a market participant perspective, useful lives and discount rates. Management’s estimates of fair value are based upon assumptions we believe to be reasonable, but which are inherently uncertain and unpredictable and, as a result, actual results may differ from estimates. During the measurement period, which is one year from the acquisition date, we may record adjustments to the assets acquired and liabilities assumed, with the corresponding offset to goodwill. Upon the conclusion of the measurement period, any subsequent adjustments are recorded to earnings.

Fair value of financial instruments

The Company’s financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, and accrued liabilities are carried at cost, which approximates their fair value, due to the relatively short maturity of these instruments.

Fair value is defined as the price to sell an asset or transfer a liability, between market participants at the measurement date. Fair value measurements assume that the asset or liability is (1) exchanged in an orderly manner, (2) the exchange is in the principal market for that asset or liability, and (3) the market participants are independent, knowledgeable, able and willing to transact an exchange. Fair value accounting and reporting establishes a framework for measuring fair value by creating a hierarchy for observable independent market inputs and unobservable market assumptions and expands disclosures about fair value measurements. Considerable judgment is required to interpret the market data used to develop fair value estimates. As such, the estimates presented herein are not necessarily indicative of the amounts that could be realized in a current exchange. The use of different market assumptions and/or estimation methods could have a material effect on the estimated fair value.

Off-Balance Sheet Arrangements

None

Recent Accounting Pronouncements

The Company does not elect to delay complying with any new or revised accounting standards, but to apply all standards required of public companies, according to those required application dates.

Management reviewed accounting pronouncements issued during the quarter ended June 30, 2022, and no pronouncements were adopted during the period.

Management reviewed accounting pronouncements issued during the year ended December 31, 2021, and the following pronouncements were adopted during the period.

In January 2017, the FASB issued 2017-04, Intangibles - Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. The amendments in this ASU simplify the subsequent measurement of goodwill by eliminating Step 2 from the goodwill impairment test and eliminating the requirement for a reporting unit with a zero or negative carrying amount to perform a qualitative assessment. Instead, under this pronouncement, an entity would perform its annual, or interim, goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount and would recognize an impairment change for the amount by which the carrying amount exceeds the reporting unit’s fair value; however, the loss recognized is not to exceed the total amount of goodwill allocated to that reporting unit. In addition, income tax effects will be considered, if applicable. This ASU is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. Early adoption is permitted. Due to the limited amount of goodwill and intangible assets recorded at December 31, 2020, the impact of this ASU on its consolidated financial statements and related disclosures was immaterial.

Recently Issued Accounting Pronouncements Not Yet Adopted

In June 2016, the FASB issued Accounting Standards Update No. 2016-13 (ASU 2016-13) “Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments” which requires the measurement and recognition of expected credit losses for financial assets held at amortized cost. ASU 2016-13 replaces the existing incurred loss impairment model with an expected loss methodology, which will result in more timely recognition of credit losses. ASU 2016-13 is effective for annual reporting periods, and interim periods within those years, beginning after December 15, 2022. We are currently in the process of evaluating the impact of the adoption of ASU 2016-13 on our consolidated financial statements.

In August 2020, the FASB issued Accounting Standards Update (ASU) 2020-06, Debt – Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815-40).  The intention of ASU 2020-06 update is to address the complexity of accounting for certain financial instruments with characteristics of liabilities and equity, including convertible instruments and contracts in an entity’s own equity.  Under ASU 2020-06, the number of accounting models for convertible notes will be reduced and entities that issue convertible debt will be required to use the if-converted method for computing diluted Earnings Per Share.  ASU 2020-06 is effective for fiscal years and interim periods beginning after December 15, 2021 and may be adopted through either a modified or fully retrospective transition. Early adoption is permitted. The Company is currently evaluating the impact of this ASU on its consolidated financial statements and related disclosures.

Results of Operations for the Three months Ended June 30, 2022, compared to the Three months Ended June 30, 2021.

REVENUE

Total revenue for the three months ended June 30, 2022 decreased by $377,976 to $1,618,626, compared to $1,996,602 for the three months ended June 30, 2021.  The decrease was primarily due to a pivot of focus from professional services to PaaS revenue generated by our AiAd Platform. During this pivot, we strategically chose to discontinue parts of our business, such as our hosting business, that are not part of our core focus going forward. The hosting business is recorded separately as discontinued operations in the statement of operations for year ended December 31, 2021.

COST OF REVENUE

Cost of revenue for the three months ended June 30, 2022 increased by $289,503 to $1,627,788, compared to $1,338,285 for the three months ended June 30, 2021.  The increase was primarily due to the increase in digital marketing ad costs, platform fees, and salaries, partially offset by decrease of discontinued operations.

SALARIES AND OUTSIDE SERVICES

Salaries and outside services for the three months ended June 30, 2022 increased by $167,233 to $858,804, compared to $691,571 for the three months ended June 30, 2021.  The decrease was primarily due to a reduction in legal fees partially offset by increases in salary expense, and professional services.

SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES

Selling, general, and administrative (“SG&A”) expenses for the three months ended June 30, 2022 increased by $5,242,962 to $1,139,493 compared to ($4,103,469) for the three months ended June 30, 2021.  The increase was primarily due to advertising, cloud-based tools, recruiting fees, research and development, and insurance expenses and partially offset by a valuation credit adjustment applied to warrant and stock option expense during the year end December 31, 2021.

DEPRECIATION AND AMORTIZATION

Depreciation and amortization expenses for the three months ended June 30, 2022 decreased by $2,299 to $9,321 compared to $11,620 for the three months ended June 30, 2021.  The decrease was primarily due to the impairment of goodwill and intangible assets, as of December 31, 2021, which eliminated additional amortization of intangible assets in the current period.

OTHER INCOME AND EXPENSE

Total other income and expense for the three months ended June 30, 2022 decreased by $497,473 to net other income of zero compared to net other expense of $497,473 for the three months ended June 30, 2021.  The decrease in net other expense was primarily due to the decrease in finance charges and compensation expense related to the issuance of shares of common stock to a related party during the year end December 31, 2021 partially offset by the gain on sales of discontinued operations.

NET INCOME/(LOSS)

The net loss for the three months ended June 30, 2022 was $2,016,780, which includes net income from discontinued operations of zero compared to net income of $3,588,880 for the three months ended June 30, 2021, which includes net income from discontinued operations of $27,758.  The increase in net loss for the period is primarily due to stock option evaluation credit adjustment in interest expense related to common stock offering, decrease in revenue, partially offset by increase in salaries and SG&A expenses, and amortization.

Results of Operations for the Six months ended June 30, 2022, compared to the Six months ended June 30, 2021.

REVENUE

Total revenue for the six months ended June 30, 2022 decreased by $729,512 to $2,818,288, compared to $3,547,800 for the six months ended June 30, 2021.  The decrease was primarily due to a pivot of focus from professional services to PaaS revenue generated by our AiAd Platform. During this pivot, we strategically chose to discontinue parts of our business, such as our hosting business, that are not part of our core focus going forward. The hosting business is recorded separately as discontinued operations in the statement of operations for year ended December 31, 2021.

COST OF REVENUE

Cost of revenue for the six months ended June 30, 2022 increased by $884,337 to $3,163,620, compared to $2,279,283 for the six months ended June 30, 2021.  The increase was primarily due to the increase in digital marketing ad costs, platform fees, and salaries partially offset by a decrease in discontinued operations.

SALARIES AND OUTSIDE SERVICES

Salaries and outside services for the six months ended June 30, 2022 decreased by $2,732 to $2,123,509, compared to $2,126,241 for the six months ended June 30, 2021.  The decrease was primarily due to a reduction in legal fees partially offset by increases in salary expense and professional services.

SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES

Selling, general, and administrative (“SG&A”) expenses for the six months ended June 30, 2022 decreased by $190,873 to $2,154,057 compared to $2,344,930 for the six months ended June 30, 2021.  The decrease was primarily due to warrant and stock option valuation credit adjustment applied during year end December 31, 2021 and partially offset by an increase in advertising, cloud-based tools, recruiting fees, research and development, and insurance expenses.

DEPRECIATION AND AMORTIZATION

Depreciation and amortization expenses for the six months ended June 30, 2022 decreased by $3,935 to $18,434 compared to $22,369 for the six months ended June 30, 2021.  The decrease was primarily due to the impairment of goodwill and intangible assets, as of December 31, 2021, which eliminated additional amortization of intangible assets in the current period.

OTHER INCOME AND EXPENSE

Total other income and expense for the six months ended June 30, 2022 decreased by $3,789,310 to net other income of $25,197 compared to net other expense of $3,764,113 for the six months ended June 30, 2021.  The decrease in net other expense was primarily due to the decrease in finance charges and compensation expense related to the issuance of shares of common stock to a related party during the year end December 31, 2021 partially offset by the gain on sales of discontinued operations.

NET INCOME/(LOSS)

The net loss for the six months ended June 30, 2022 was $4,616,135, which includes net income from discontinued operations of zero compared to the net loss of $6,917,441 for the six months ended June 30, 2021, which includes net income from discontinued operations of $71,695.  The decrease in net loss for the period is primarily due to decrease in interest expense related to common stock offering, decrease in revenue, partially offset by increase in salaries and SG&A expenses, and amortization.

Results of Operations for the Year Ended December 31, 2021, compared to the Year Ended December 31, 2020.

REVENUE

Total revenue for the year ended December 31, 2021 decreased by $2,534,943 to $6,868,261, compared to $9,406,204 for the year ended December 31, 2020.  The decrease was primarily due to a pivot of focus from professional services to SaaS revenue generated by our AiAd Platform. During this pivot, we strategically chose to discontinue parts of our business, such as our hosting business, that was not part of our core focus going forward. The hosting business is recorded separately as discontinued operations in the statement of operations for years ended 2021 and 2020.

COST OF REVENUE

Cost of revenue for the year ended December 31, 2021 decreased by $1,555,923 to $4,696,317, compared to $6,252,240 for the year ended December 31, 2020.  The decrease was primarily due to the decrease in digital marketing advertising costs.

SALARIES AND OUTSIDE SERVICES

Salaries and outside services for the year ended December 31, 2021 increased by $1,574,792 to $4,048,508, compared to $2,473,716 for the year ended December 31, 2020.  The increase was primarily due to increases of salary expense of non-cost of revenue employees, payments to contractors and professional services.

SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES

SG&A expenses for the year ended December 31, 2021 increased by $3,117,909 to $4,767,334 compared to $1,649,425 for the year ended December 31, 2020.  The increase was primarily due to an increase in warrant and stock option expense.

LOSS ON IMPAIRMENT OF GOODWILL AND INTANGIBLE ASSETS

Loss on impairment of goodwill and intangible assets for the year ended December 31, 2021 decreased by $560,000 to zero, compared to $560,000 for the year ended December 31, 2020.  The decrease was due to the impairment and write-off of the goodwill and intangible assets from WebTegrity acquisition during 2020.

DEPRECIATION AND AMORTIZATION

Depreciation and amortization expenses for the year ended December 31, 2021 decreased by $66,752 to $46,535, compared to $113,287 for the year ended December 31, 2020.  The decrease was primarily due to the impairment of goodwill and intangible assets, as of December 31, 2020, which eliminated additional amortization of intangible assets in the current period.

OTHER INCOME AND EXPENSE

Total other income and expense for the year ended December 31, 2021 increased by $2,032,053 to net other expense of $1,865,952 compared to net other income of $166,101 for the year ended December 31, 2020.  The increase in net other expense was primarily due to an increase in finance charges and compensation expense related to the issuance of shares of common stock to a related party, partially offset by the sale of the hosting revenue stream.

NET LOSS

The net loss for the year ended December 31, 2021 was $8,482,771, compared to the net loss of $1,270,650 for the year ended December 31, 2020. The increase in net loss for the period was primarily due to an increase in warrant and stock option expenses, increase in finance charges and SG&A expenses and decrease in third party revenue.

LIQUIDITY AND CAPITAL RESOURCES

The Company had net working capital (i.e. the difference between current assets and current liabilities) of $15,872 at June 30, 2022 compared to a net working capital deficit of ($2,706,377) at fiscal year ended December 31, 2021.

Cash flow used in operating activities was $2,923,954 for the six months ended June 30, 2022, compared to cash flow used in operating activities of $4,047,679 for the six months ended June 30, 2021.  The decrease in cash flow used in operating activities of $1,123,725 was primarily due to a decrease in net loss, partially offset by finance charges and warrant and stock option expenses.

Cash flow provided by investing activities was $1,988 for the six months ended June 30, 2022, compared to cash flow used in investing activities of $184,226 for the six months ended June 30, 2021.  The decrease in cash flow provided by investing activities of $182,238 was primarily due to the sales of hosting revenue stream, partially offset by the purchase of computers, printer, and videography equipment.

Cash flow provided by financing activities was $940,159 for the six months ended June 30, 2022, compared to cash flow provided by financing activities of $9,194,537 for the six months ended June 30, 2021.  The decrease in cash flow provided by financing activities of $8,254,378 was due to sale of our common stock, partially offset by debt repayments.

The Company had a net working capital (i.e. the difference between current assets and current liabilities) of $2,706,377 at December 31, 2021 compared to a net working capital deficit of ($4,784,105) at December 31, 2020.

Cash flow used in operating activities was $4,958,822 for the year ended December 31, 2021, compared to cash flow used in operating activities of $1,812,623 for the year ended December 31, 2020.  The increase in cash flow used in operating activities of $3,146,199 was primarily due to an increase in net loss, partially offset by finance charges and warrant and stock option expenses.

Cash flow provided by investing activities was $128,046 for the year ended December 31, 2021, compared to cash flow used in investing activities of $5,253 for the year ended December 31, 2020.  The increase in cash flow provided by investing activities of $133,299 was primarily due to the sales of hosting revenue stream, partially offset by purchase of computers, printer, and videography equipment.

Cash flow provided by financing activities was $8,251,693 for the year ended December 31, 2021, compared to cash flow provided by financing activities of $1,009,086 for the year ended December 31, 2020.   The increase in cash flow provided by financing activities of $7,242,607 was due to the issuance of our common stock, partially offset by debt repayments.

The Company has negative monthly cash flows from operations of approximately $300,000. The Company’s current cash is sufficient to sustain the Company’s operations for approximately 180 days without additional borrowings. The Company relies on sales from operations and equity financing arrangements to fund operations and service debt, as discussed above.

The Consolidated Financial Statements have been prepared on a going concern basis of accounting, which contemplates continuity of operations, realization of assets and liabilities and commitments in the normal course of business. Management believes that our current cash flow will sustain our operations and obligations as they become due, and will allow the development of our core business operations. Furthermore, the Company anticipates that it will raise additional capital through investments from our existing shareholders, prospective new investors and future revenue generated by our operations.

Any additional capital we may raise through the sale of equity or equity-backed securities may dilute current stockholders’ ownership percentages and could also result in a decrease in the fair market value of our equity securities. The terms of the securities issued by us in future capital transactions may be more favorable to new investors and may include preferences, superior voting rights and the issuance of warrants or other derivative securities which may have a further dilutive effect.

Furthermore, any additional debt or equity or other financing that we may need may not be available on terms favorable to us, or at all. If we are unable to obtain required additional capital, we may have to curtail our growth plans or cut back on existing business. Further, we may not be able to continue operations if we do not generate sufficient revenues from operations.

We may incur substantial costs in pursuing future capital financing, including investment banking fees, legal fees, accounting fees, securities law compliance fees, printing and distribution expenses and other costs. We may also be required to recognize non-cash expenses in connection with certain securities we issue, such as convertible notes and warrants, which may adversely impact our reported financial results.

MANAGEMENT

The following table lists the executive officers and directors of the Company:

Name	Age	Position
Gerard Hug	55	Chief Executive Officer and Director

Isabel Gongora	48	Chief Financial Officer

Kevin Myers	59	Director, Chief Marketing Officer

Andrew Van Noy	39	Chairman

Richard Berliner	68	Independent Director, Chairperson of the Audit Committee, Financial Expert

Virginia Rose O’Meara	37	Independent Director, Chairperson of the Nominating Corporate Governance Committee

Mark Fruehan	60	Independent Director, Chairperson of the Compensation Committee

Gerard Hug, age 55, has served as director and Chief Executive Officer of the Company since July 2022. Prior to being appointed as CEO  and director of the Company, Mr. Hug was Director of Operations from July 2018, where he was instrumental in architecting and executing the Company’s pivot from a traditional agency to an Enterprise Software Technology company, focused on commercializing Artificial Intelligence and Machine Learning in the Digital Marketing and Advertising space. Mr. Hug was previously Chief Executive Officer and Director of SITO Mobile from November 10, 2014 through February 2017, where he architected and executed the successful transformation of the company from a SMS aggregator to an industry leader in Location-Based Mobile Advertising. Mr. Hug also served as Director of Corporate Development, Executive Vice President of SITO Mobile Interim CEO, before his promotion to CEO in November 2014. Between 2007 and 2010, Mr. Hug was the co-founder and President of Waveyard Development LLC, a water-sports resort destination development company. From 2003 to June 2006, Mr. Hug served as Executive Vice President and Chief Strategy Officer of Wireless Retail Inc., a $400 million wireless services company that was among the first U.S. businesses to use the store-in-store business model to sell mobile phones for wireless carriers through large nationwide retailers. Mr. Hug was interim CFO for Wireless Retail Inc. leading up to its sale to Radio Shack Corporation. From 2002 to 2004, Mr. Hug was Managing Partner of Redwood Partners, an early-stage merchant bank and advisory firm that focused on providing early-stage capital and executive management to technology, media and telecommunications businesses. Mr. Hug attended The Pennsylvania State University where he studied finance on a full athletic scholarship, and was a member of the 1986 National Championship football team under legendary coach Joe Paterno. The Board has concluded that Mr. Hug is qualified to serve as a director because of the depth of his industry experience and his extensive experience as an executive in the digital marketing space.

Isabel Gongora was appointed on October 7, 2021 to serve as the Company’s Chief Financial Officer. Prior to her appointment as Chief Financial Officer, Ms. Gongora served as the Company’s Controller beginning in March 2018.  From March 2015 to March 2018, Ms. Gongora was the Accounting Manager and Treasurer of Peveto Companies, LTD dba Brake Check, a multi-million-dollar family-owned and operated company since 1968.  Ms. Gongora began her corporate accounting career working for Argo Group, Inc., a public multi-billion-dollar Property and Casualty Insurance Company. Ms. Gongora graduated from The University of Texas at San Antonio with a Bachelor of Science in Accounting and the University of Incarnate Word with a Masters of Science in Accounting. The Board of Directors believes that Ms. Gongora is qualified to serve as an officer because of her management and industry experience, in addition to her understanding of generally accepted accounting principles and financial reporting.

Kevin Myers has been a director of the Company since December 2019 and has been chief marketing officer of the Company since August 26, 2021. Mr. Myers served as the chief marketing and information officer of Donatos Pizza, from February 2018 until March 2020. Prior to Donatos Pizza, Mr. Myers served as the General Manager of the brand division of Majority Strategies, a full-service data, digital and print agency, from November 2015 until February 2018.  In this role, Mr. Myers was responsible for revenue growth and product development in the company’s corporate advertising division.  Prior to Majority Strategies, Mr. Myers held various marketing and advertising roles for over 12 years.  He holds a bachelor’s degrees from the Ohio State University in industrial and computer science engineering.  The Board of Directors believes that Mr. Myers is qualified to serve as a director because of his industry experience and his understanding of industry trends.

Andrew Van Noy has been a director of the Company since November 2012. Mr. Van Noy also served as been the President of the Company from April 2012 to July 2022 and as Chief Executive Officer of the Company from August 2012 to July 2022. He was Executive Vice President of the Company from November 2011 to April 2012 and Vice President of Sales and Marketing of the Company from May 2011 to November 2011. From January 2009 to April 2011, Mr. Van Noy served as the Vice President of Sales and Marketing for PageTransformer, a company which provided web and software development for iPad, iPhone, and Android devices. Mr. Van Noy came to the Company with experience in digital marketing, private equity and investment banking. During his years at the Company, Mr. Van Noy led the efforts to rebrand and restructure the business and presided over the acquisition of a number of companies. Mr. Van Noy graduated from BYU with a Bachelor of Science degree. The Board of Directors believes that Mr. Van Noy is qualified to serve as a director because of his experience in executive roles and his experience with re-branding and re-structuring of the Company, including the launch of our Magento platform.

On October 7, 2021, Richard Berliner has served as a director of the Company since October 7, 2021.  Mr. Berliner has been Chairman and Chief Executive Officer of Fifth Gen Media, Inc., a marketing and publishing company, owned by Mr. Berliner since 2016. Mr. Berliner’s prior experience was as Chief Executive Officer of a wireless construction company, Redwing Electric from 2012-2015, which was later sold to an investor group. Mr. Berliner did a one year consulting project for the Swedish equipment manufacturer Ericsson, reporting to the Chief Operating Officer in 2011. Mr. Berliner was the Founder, Chairman and CEO of Berliner Communications or BCI (BCI) which he started in 1995, which subsequently merged with another firm in 2010. Mr. Berliner handled the firm’s quarterly earnings calls and the annual meetings in his role as Chairman. Mr. Berliner graduated from Rutgers with a BA in Business in 1975. He is a Fellow in the Radio Club of America and was elected in 2004. The Company’s Board of Directors has determined that Mr. Berliner is “independent” within the meaning of rules of The Nasdaq Stock Market and is qualified to serve on the Board of Directors because of his extensive senior management experience.

On October 26, 2021, Virginia “Rose” O’Meara has served as a director of the Company since October 26, 2021. Mrs. O’Meara has been Chief Revenue Officer at GroundTruth, a location-based marketing and advertising technology company, since October 2020. Mrs. O’Meara was Senior Vice President of GroundTruth’s Platform Self-Serve business from October 2019 to September 2020. Mrs. O’Meara was Vice President of Customer Success at a4Media, the media division of Altice USA, from September 2018 to September 2019. Mrs. O’Meara was Chief Executive Officer of Zapp360 beginning in January of 2018 and led its acquisition by Altice USA in September of the same year. Prior to serving as Chief Executive Officer at Zapp360, Mrs. O’Meara also served as Chief Operating Officer from August 2017 to January 2018, Vice President of Customer Success from April 2016 to July 2017, and Director of Business Development from August 2013 to March 2016. Mrs. O’Meara held sales roles as a Director of Mobile Ad Sales at Verve Mobile from July 2012 to August 2013 and as a Digital Account Executive at ITN Digital from January 2010 to July 2012, selling digital and mobile advertising solutions to holding company agencies and brand direct clients on the East Coast in both roles. The Company’s Board of Directors has determined that Mrs. O’Meara is “independent” within the meaning of the rules of The Nasdaq Stock Market and is qualified to serve on the Board of Directors because of her extensive industry experience within the ad-tech industry, her deep connections with advertisers and publishers, and her senior management experience.

Mark Fruehan has served as a director of the Company since November 4, 2021.  Since September 30, 2021, Mr. Fruehan has served as Chief Executive Officer of First Screen of the Americas, which offers digital first brands and content creators alternative distribution and billing mechanisms to monetize content. From July 2020 to June 2021, Mr. Fruehan was Chief Revenue Officer of Tradeswell, the leading AI-driven eCommerce solution, which helps brokers and resellers sell on Amazon, Walmart, and Target. Prior to serving as Chief Revenue Officer at Tradeswell from April 2018 to July 2020, Mr. Fruehan served as President and Chief Revenue Officer at Verve Group, a Media and Games Invest SE   portfolio company (Berlin) and a privacy-first omnichannel ad platform offering programmatic solutions that connects advertisers and publishers to people in real time.  In October 2016, Mark co-founded Amplify.ai, a global enterprise chatbot platform funded by Costanoa Ventures, which was recently acquired by Triller.net; leading the sales and partner development through their start-up phase until March of 2018.  Mr. Fruehan’s roots in the mobile and wireless industry run deep, with leadership roles at Opera Mediaworks & AdMarvel as President, and Head of Business development and innovation at VeriSign and CellStar.  Mr. Fruehan has over 30 years of experience in the digital and mobile industry across cost per engagement, mobile content data service, media, monetization, including payments, and messaging. Mr. Fruehan has worked closely with brands, mobile operators, and media companies; in addition to holding several advisory seats and board memberships at early-stage ventures and established tech companies alike. Mr. Fruehan attended Penn State, earning a Bachelor of Science in Economics, and is a proud member of the 1982 NCAA Championship Football Team. The Company’s Board of Directors has determined that Mr. Fruehan is “independent” within the meaning of the rules of The Nasdaq Stock Market and is qualified to serve on the Board of Directors because of his extensive industry experience within the ad-tech industry, his deep connections with advertisers and publishers, and his senior management experience.

Family Relationships

There are no family relationships among our executive officers and directors.

Involvement in Certain Legal Proceedings

During the past ten years, none of our directors, executive officers, promoters, control persons, or nominees has been:

●	the subject of any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

●	convicted in a criminal proceeding or is subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

●	subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or any Federal or State authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities;

●	found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law;

●	the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of (a) any Federal or State securities or commodities law or regulation; (b) any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or (c) any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

●	the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Board Committees

On November 4, 2021 the Board formed and appointed Richard Berliner, Virginia Rose O’Meara, and Mark Fruehan as members of  the Audit Committee , with Mr. Berliner serving as the Chairperson. The Board has determined that each of the members of the Audit Committee designated is independent pursuant to the required standards set forth in Rule 10A-3(b) of the Security Exchange Act of 1934, as amended, based on an evaluation of the relationships between the Company and each of the members.

Mr. Berliner is designated as the “audit committee financial expert” as defined by Item 407(d)(5) of Regulation S-K under the Securities Act of 1933, as amended, based on the Board’s evaluation of his knowledge of accounting, qualifications and experience and has an appropriate background which results in his financial sophistication in accordance with the additional audit committee requirements of Rule 5605(c)(2)(A).

On November 4, 2021 the Board formed and appointed Richard Berliner, Virginia Rose O’Meara, and Mark Fruehan as members of the Compensation Committee , with Mr. Fruehan serving as the Chairperson.

On November 4, 2021 the Board formed and appointed Richard Berliner, Virginia Rose O’Meara, and Mark Fruehan as members of the Nominating and Corporate Governance Committee , with Mr. O’Meara serving as the Chairperson.

The Board has determined that each of the members of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee is independent, pursuant to the definition of independence under Rule 5605(a)(2) of the Nasdag Listing Rules.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth the names of our executive officers and directors and all persons known by us to beneficially own 5% or more of the issued and outstanding common stock of the Company at August 15, 2022. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission.  In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or become exercisable within 60 days of August 15, 2022 are deemed outstanding even if they have not actually been exercised.  Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. The percentage ownership of each beneficial owner is based on 1,134,084,046 outstanding shares of common stock.  Except as otherwise listed below, the address of each person is c/o AiAdvertising, Inc., 321 Sixth Street, San Antonio, TX 78215.  Except as indicated, each person listed below has sole voting and investment power with respect to the shares set forth opposite such person’s name.

Name, Title and Address	Number of Shares Beneficially Owned(1)	Percentage Ownership

Gerard Hug Chief Executive Officer and Director (8)	180,305,936	13.7%
Andrew VanNoy Chairman (2)	154,431,135	12.0%
Isabel Gongora Chief Financial Officer (3)	7,079,452	*
Kevin Myers Director (4)	80,559,817	6.6%
Mark Fruehan Director (5)	1,335,616	*
Virginia Rose O’Meara Director (6)	1,335,616	*
Richard Berliner Director (7)	1,335,616	*
All current Executive Officers and Directors as a Group (7 persons)	426,383,190	32.3%
Zachary Bartlett Vice President of Communications (9)	67,533,303	5.6%
Greg Boden (10)	115,000,000	9.2%

*	Less than 1%.

(1)	Except as pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned.

(2)	Includes 154,431,135 shares which may be purchased by Mr. Van Noy pursuant to stock options that are exercisable within 60 days of August 15, 2022.

(3)	Includes 7,079,452 shares which may be purchased by Ms. Gongora pursuant to stock options that are exercisable within 60 days of August 15, 2022.

(4)	Includes 80,559,817 shares which may be purchased by Mr. Myers pursuant to stock options that are exercisable within 60 days of August 15, 2022.

(5)	Includes 1,335,616 shares which may be purchased by Mr. Fruehan pursuant to stock options that are exercisable within 60 days of August 15, 2022.

(6)	Includes 1,335,616 shares which may be purchased by Ms. O’Meara pursuant to stock options that are exercisable within 60 days of August 15, 2022.

(7)	Includes 1,335,616 shares which may be purchased by Mr. Berliner pursuant to stock options that are exercisable within 60 days of August 15, 2022.

(8)	Includes 180,305,936 shares which may be purchased by Mr. Hug pursuant to stock options that are exercisable within 60 days of August 15, 2022.

(9)	Includes 67,533,303 shares which may be purchased by Mr. Bartlett pursuant to stock options that are exercisable within 60 days of August 15, 2022.

(10)	Includes 115,000,000 shares which may be purchased by Mr. Boden pursuant to stock options that are exercisable within 60 days of August 15, 2022. Does not include Series C Preferred stock held by Bountiful Capital LLC, of which Mr. Boden serves as President. Such securities are subject to a 4.99% ownership blockers.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following Compensation Discussion and Analysis describes the material elements of compensation for our executive officers identified in the Summary Compensation Table (“Named Executive Officers”), and executive officers that we may hire in the future.  As more fully described below, our Compensation Committee makes all decisions for the total direct compensation of our executive officers, including the Named Executive Officers.

Compensation Program Objectives and Rewards

Our compensation philosophy is based on the premise of attracting, retaining, and motivating exceptional leaders, setting high goals, working toward the common objectives of meeting the expectations of customers and stockholders, and rewarding outstanding performance.  Following this philosophy, in determining executive compensation, we consider all relevant factors, such as the competition for talent, our desire to link pay with performance in the future, the use of equity to align executive interests with those of our stockholders, individual contributions, teamwork and performance, and each executive’s total compensation package.  We strive to accomplish these objectives by compensating all executives with total compensation packages consisting of a combination of competitive base salary and incentive compensation.

On November 4, 2021 the Board formed and appointed Richard Berliner, Virginia Rose O’Meara, and Mark Fruehan as members of the Compensation Committee, with Mr. Fruehan serving as the Chairperson.  The compensation committee applies the philosophy and policies described below.

The primary purpose of the compensation and benefits described below is to attract, retain, and motivate highly talented individuals when we do hire, who will engage in the behaviors necessary to enable us to succeed in our mission while upholding our values in a highly competitive marketplace.  Different elements are designed to engender different behaviors, and the actual incentive amounts which may be awarded to each Named Executive Officer are subject to the annual review of the Board of Directors.  The following is a brief description of the key elements of our planned executive compensation structure.

●	Base salary and benefits are designed to attract and retain employees over time.

●	Incentive compensation awards are designed to focus employees on the business objectives for a particular year.

●	Equity incentive awards, such as stock options and non-vested stock, focus executives’ efforts on the behaviors within the recipients’ control that they believe are designed to ensure our long-term success as reflected in increases to our stock prices over a period of several years, growth in our profitability and other elements.

●	Severance and change in control plans are designed to facilitate the Company’s ability to attract and retain executives as we compete for talented employees in a marketplace where such protections are commonly offered. We currently have not given separation benefits to any of our Name Executive Officers.

Benchmarking

We have not yet adopted benchmarking but may do so in the future.  When making compensation decisions, our Board of Directors may compare each element of compensation paid to our Named Executive Officers against a report showing comparable compensation metrics from a group that includes both publicly-traded and privately-held companies.  Our Board believes that while such peer group benchmarks are a point of reference for measurement, they are not necessarily a determining factor in setting executive compensation as each executive officer’s compensation relative to the benchmark varies based on scope of responsibility and time in the position.  We have not yet formally established our peer group for this purpose.

The Elements of AiAdvertising’s Compensation Program

Base Salary

Executive officer base salaries are based on job responsibilities and individual contribution.  The Board reviews the base salaries of our executive officers, including our Named Executive Officers, considering factors such as corporate progress toward achieving objectives (without reference to any specific performance-related targets) and individual performance experience and expertise.  None of our Named Executive Officers have employment agreements with us.  Additional factors reviewed by the Board of Directors in determining appropriate base salary levels and raises include subjective factors related to corporate and individual performance.  For the year ended December 31, 2021, all executive officer base salary decisions were approved by the Board of Directors.

Our Board of Directors determines base salaries for the Named Executive Officers at the beginning of each fiscal year, or during the year if needed, and the Board proposes new base salary amounts, if appropriate, based on its evaluation of individual performance and expected future contributions.

Equity Incentive Awards

Our 2003 Stock Option Plan for directors, officers, employees and key consultants (the “2003 Plan”) which authorized the issuance of up to 5,000,000 shares of our common stock pursuant to the 2003 Plan terminated upon the expiration of the remaining options granted under the 2003 Plan on May 24, 2014.  In December 2020 the Company adopted the AiAdvertising, Inc. 2020 Equity Incentive Plan.  The Board considers several factors in determining whether awards are granted to an executive officer, including those previously described, as well as the executive’s position, his or her performance and responsibilities, and the amount of options, if any, currently held by the officer and their vesting schedule.  Our policy prohibits backdating options or granting them retroactively. As of June 30, 2022, 889,733,332 stock options granted are outstanding.

Benefits and Prerequisites

At this stage of our business we have limited benefits and no prerequisites for our employees other than paid time off that are generally comparable to those offered by other small private and public companies or as may be required by applicable state employment laws.  We may adopt retirement plans and confer other fringe benefits for our executive officers in the future if our business grows sufficiently to enable us to afford them.

Separation and Change in Control Arrangements

We do not have any employment agreements with our Named Executive Officers. No employee is eligible for specific benefits or payments if their employment or engagement terminates in a separation or if there is a change of control.

Executive Officer Compensation

The following summary compensation table sets forth certain information concerning compensation paid to the Company’s Chief Executive Officer and its most highly paid executive officers whose total annual salary and bonus for services rendered in all capacities for the fiscal year ended December 31, 2021 was $100,000 or more.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary	Option Awards	All Other Compensation		Total

Andrew Van Noy Former Chief Executive Officer,	2021	$225,000	-0-	$125,000	(1)	$350,000
Former President, and Director	2020	$225,000	-0-	-0-		$225,000
Isabel Gongora	2021	$140,000	-0-	-0-		$140,000
Chief Financial Officer	2020	$100,000	-0-	-0-		$100,000
Kevin Myers Chief Marketing Officer	2021	$250,000	-0-	-0-		$250,000

(1)	In consideration of Andrew Van Noy’s service and performance to the Corporation as the Chief Executive Office, Mr. Van Noy was awarded a bonus. Mr. Van Noy resigned as Chief Executive Officer and President in July 2022.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information with respect to unexercised stock options, stock that has not vested, and equity incentive plan awards held by the Company’s executive officers at December 31, 2021.

Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date

Andrew Van Noy (1) Former Chief Executive Officer and President	5,000,000	-0-	$0.01	August 13, 2022
	30,000,000	-0-	$0.01	February 3, 2022
	15,000,000	-0-	$0.01	March 20, 2022
	20,000,000	-0-	$0.02	August 25, 2022
	50,000,000	-0-	$0.00	January 17, 2025
	50,000,000	-0-	$0.01	January 5, 2026
Kevin Myers (2) Chief Marketing Officer	10,000,000	-0-	$0.00	January 17, 2025
	17,000,000	-0-	$0.00	June 2, 2025
	100,000,000	-0-	$0.01	January 5, 2026
Isabel Gongora (3) Chief Financial Officer	10,000,000	-0-	$0.00	January 17, 2025
	20,000,000	-0-	$0.01	January 5, 2026

(1)	On August 13, 2012, Mr. Van Noy received stock options to purchase 5,000,000 shares of common stock, at an exercise price of $0.0053 per share exercisable for a period of seven years from the date of grant. These stock options vest at a rate of 1/36 per month commencing on the date of grant until all of the options are vested. On February 3, 2015, Mr. Van Noy received stock options to purchase 30,000,000 shares of common stock, at an exercise price of $0.0131 per share exercisable for a period of seven years from the date of grant. These stock options vest at a rate of 1/36 per month commencing on the date of grant until all of the options are vested. On March 20, 2015, Mr. Van Noy received stock options to purchase 15,000,000 shares of common stock, at an exercise price of $0.013 per share exercisable for a period of seven years from the date of grant. These stock options vest at a rate of 1/36 per month commencing on the date of grant until all of the options are vested. On August 25, 2015, Mr. Van Noy received stock options to purchase 20,000,000 shares of common stock, at an exercise price of $0.015 per share exercisable for a period of seven years from the date of grant. On January 17, 2020, Mr. Van Noy received stock options to purchase 50,000,000 shares of common stock, at an exercise price of $0.0019 per share exercisable for a period of seven years from the date of grant. These stock options vest at a rate of 1/36 per month commencing on the date of grant until all of the options are vested. On January 5, 2021, Mr. Van Noy received stock options to purchase 50,000,000 shares of common stock, at an exercise price of $0.0170 per share exercisable for a period of five years from the date of grant. These stock options vest at a rate of 1/36 per month commencing on the date of grant until all of the options are vested.

(2)	On January 17, 2020, Mr. Myers received stock options to purchase 10,000,000 shares of common stock, at an exercise price of $0.0019 per share exercisable for a period of five years from the date of grant. These stock options vest at a rate of 1/36 per month commencing on the date of grant until all of the options are vested. On June 2, 2020, Mr. Myers received stock options to purchase 17,000,000 shares of common stock, at an exercise price of $0.0018 per share exercisable for a period of five years from the date of grant. These stock options vest at a rate of 1/36 per month commencing on the date of grant until all of the options are vested. On January 5, 2021, Mr. Myers received stock options to purchase 100,000,000 shares of common stock, at an exercise price of $0.0068 per share exercisable for a period of five years from the date of grant.

(3)	On January 17, 2020, Ms. Gongora received stock options to purchase 2,000,000 shares of common stock, at an exercise price of $0.0019 per share exercisable for a period of five years from the date of grant. These stock options vest at a rate of 1/36 per month commencing on the date of grant until all of the options are vested. On January 5, 2021, Ms. Gongora received stock options to purchase 10,000,000 shares of common stock, at an exercise price of $0.0068 per share exercisable for a period of five years from the date of grant. These stock options vest at a rate of 1/36 per month commencing on the date of grant until all of the options are vested.

Director Compensation

The Company’s directors receive compensation for their services rendered to the Company as directors. During the fiscal years ended December 31, 2021 and 2020, this compensation totaled $30,000 and $30,000, respectively, to each director.  Compensation to officers excluding compensation for serving on the board as set forth in table below is included in the summary compensation table above.

The following table sets forth compensation we paid to our directors during the year ended December 31, 2021 (excluding compensation under the Summary Compensation table above).

Name	Fees Earned or Paid in Cash	Stock Awards -2	Option Awards	All Other Compensation	Total
Andrew Van Noy	30,000	—	—	—	30,000
Kevin Myers	30,000	—	—	—	30,000
Richard Berliner	30,000	—	—	—	30,000
Virginia Rose O’Meara	30,000	—	—	—	30,000
Mark Fruehan	30,000	—	—	—	30,000

Employment Agreements

The Company has not entered into any employment agreements with its executive officers to date. The Company may enter into employment agreements with its executive officers in the future.

In connection with Gerard Hug’s appointment as Chief Executive Officer on July 21, 2022, the Company entered into an employment offer letter (“Employment Offer Letter”) with Mr. Hug. Pursuant to the Employment Offer Letter, Mr. Hug received a signing bonus of $100,000 and will receive an annual base salary of $375,000. After 12 months of employment, Mr. Hug will receive a performance and compensation review by the Company’s compensation committee of the board of directors of the Company. He will also be eligible for an annual bonus of up to $375,000, upon meeting objectives set by the board of directors.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS AND DIRECTOR INDEPENDENCE

Certain Relationships and Related Transactions

None.

Director Independence

Our independent directors, as defined under Nasdaq Marketplace Rules, consist of Richard Berliner, Virginia Rose O’Meara, and Mark Fruhan,

LEGAL MATTERS

The validity of the securities being offered by this prospectus has been passed upon for us by Sichenzia Ross Ference LLP, New York, New York.

EXPERTS

The financial statements of AiAdvertising, Inc. as of and for the years ended December 31, 2021 and 2020 appearing in this prospectus, have been audited by M&K CPAS, PLLC., as set forth in its report thereon, included herein. Such financial statements are included herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Federal securities laws require us to file information with the SEC concerning our business and operations. Accordingly, we file annual, quarterly, and special reports, and other information with the Commission. The SEC maintains a web site (http://www.sec.gov) at which you can read or download our reports and other information.

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities being offered hereby. As permitted by the rules and regulations of the SEC, this prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to the Company and the securities offered hereby, reference is made to the registration statement, and such exhibits and schedules. The registration statement may be accessed at the SEC’s web site.

PART I. - FINANCIAL INFORMATION

Item 1. CONSOLIDATED FINANCIAL STATEMENTS

AIADVERTISING, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2022	December 31, 2021
	(unaudited)
ASSETS
CURRENT ASSETS
Cash	$1,449,648	$3,431,455
Accounts receivable, net	511,000	497,422
Costs in excess of billings	23,837	27,779
Prepaid and other current Assets	181,364	182,427
TOTAL CURRENT ASSETS	2,165,849	4,139,083

PROPERTY & EQUIPMENT, net	119,024	114,249
RIGHT-OF-USE ASSETS	9,719	66,369

OTHER ASSETS
Lease deposit	5,439	9,800
Goodwill and other intangible assets, net	20,202	20,202
TOTAL OTHER ASSETS	25,641	30,002

TOTAL ASSETS	$2,320,233	$4,349,703

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)

CURRENT LIABILITIES
Accounts payable	$1,385,316	$791,727
Accounts payable, related party	10,817	10,817
Accrued expenses	65,478	72,158
Operating lease liability	9,719	66,369
Deferred revenue and customer deposit	710,391	491,635
TOTAL CURRENT LIABILITIES	2,181,721	1,432,706

TOTAL LIABILITIES	2,181,721	1,432,706
COMMITMENTS AND CONTINGENCIES (see Note 14)

SHAREHOLDERS’ EQUITY (DEFICIT)
Preferred stock, $0.001 par value; 5,000,000 Authorized shares:
Series B Preferred stock; 25,000 authorized, 18,025 shares issued and outstanding;	18	18
Series C Preferred Stock; 25,000 authorized, 14,425 shares issued and outstanding;	14	14
Series D Preferred Stock; 90,000 authorized, 86,021 and 90,000 shares issued and outstanding;	86	86
Series E Preferred stock; 10,000 authorized, 10,000 shares issued and outstanding;	10	10
Series F Preferred stock; 800,000 authorized, zero and 2,413 shares issued and outstanding;	-	-
Series G Preferred stock; 2,600 authorized, 2,597 shares issued and outstanding;	3	3
Common stock, $0.001 par value; 10,000,000,000 authorized shares; 1,134,084,046 and 1,055,556,518 shares issued and outstanding, respectively	1,134,093	1,055,566
Additional paid in capital	48,426,172	46,667,049
Common stock payable, consisting of 5,000,000 shares valued at $0.1128	564,000	564,000
Accumulated deficit	(49,985,884)	(45,369,749)
TOTAL SHAREHOLDERS’ EQUITY	138,512	2,916,997

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,320,233	$4,349,703

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

AIADVERTISING, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30, 2022	June 30, 2021	June 30, 2022	June 30, 2021

REVENUE	$1,618,626	$1,996,602	$2,818,288	$3,547,800

COST OF REVENUE	1,627,788	1,338,285	3,163,620	2,279,283
Gross Profit	(9,162)	658,317	(345,332)	1,268,517

OPERATING EXPENSES
Salaries and outside services	858,804	691,571	2,123,509	2,126,241
Selling, general and administrative expenses	1,139,493	(4,103,469)	2,154,057	2,344,930
Depreciation and amortization	9,321	11,620	18,434	22,369
TOTAL OPERATING (INCOME) EXPENSES	2,007,618	(3,400,278)	4,296,000	4,493,540

INCOME (LOSS) FROM OPERATIONS BEFORE OTHER INCOME AND TAXES	(2,016,780)	4,058,595	$(4,641,332)	$(3,225,023)

OTHER INCOME (EXPENSE)
Gain (loss) on extinguishment of debt	-	68,204	-	95,615
Gain (loss) forgiveness of PPP Loan	-	(780,680)	-	-
Gain (loss) on Sales of Discontinued Operations	-	226,769	25,197	226,769
Interest expense	-	(11,766)	-	(4,086,497)
TOTAL OTHER INCOME (EXPENSE)	-	(497,473)	$25,197	$(3,764,113)

INCOME/(LOSS) FROM OPERATIONS BEFORE PROVISION FOR TAXES	(2,016,780)	3,561,122	$(4,616,135)	$(6,989,136)
INCOME (LOSS) FROM DISCONTINUED OPERATIONS BEFORE PROVISION FOR TAXES	-	27,758	$-	$71,695

PROVISION (BENEFIT) FOR INCOME TAXES	-	-	-	-

NET INCOME/(LOSS)	(2,016,780)	3,588,880	$(4,616,135)	$(6,917,441)

PREFERRED DIVIDENDS	-	2,409	-	12,525

NET INCOME/(LOSS) ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(2,016,780)	$3,586,471	$(4,616,135)	$(6,929,966)

NET LOSS PER SHARE
BASIC	$(0.00)	$(0.00)	$(0.00)	$(0.01)
DILUTED	$(0.00)	$(0.00)	$(0.00)	$(0.01)

WEIGHTED-AVERAGE COMMON SHARES OUTSTANDING
BASIC	1,131,934,620	985,337,917	1,094,989,076	894,257,427
DILUTED	1,131,934,620	2,363,283,243	1,094,989,076	894,257,427

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

AIADVERTISING, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY (DEFICIT)

(UNAUDITED)

	Six Months Ended June 30, 2021
					Additional
	Preferred Stock		Common Stock		Paid-in	Common Stock	Accumulated
	Shares	Amount	Shares	Amount	Capital	Payable	Deficit	Total
Balance, December 31, 2020	147,460	$147	683,940,104	$683,949	$31,486,837	$-	(36,886,978)	$(4,716,045)

Conversion of convertible note	-	-	18,313,074	18,313	164,818		-	183,131
Stock issuances to lenders	-	-	110,000,000	110,000	12,652,143		-	12,762,143
Series A preferred stock dividend declared ($0.86 per share)	-	-	-	-	(8,604)		-	(8,604)
Series F preferred stock dividend declared ($0.67 per share)	-	-	-	-	(1,512)		-	(1,512)
Stock based compensation	-	-	-	-	238,634		-	238,634
Stock option exercises	-	-	3,528,955	3,529	(3,529)		-	-
Preferred stock conversion	(10,000)	(10)	100,000,000	100,000	(99,990)		-	-
Warrant issuance	-	-	-	-	983,571		-	983,571
Warrant exercise	-	-	8,556,034	8,556	(8,556)		-	-
Other - RegA Investor Funds	(100)	-	-	-	(2,500)		-	(2,500)
Issuance of Series H Preferred stock	1,000	1			4,999,999			5,000,000
Net Income/(Loss)	-	-	-	-	-		(10,506,321)	(10,506,321)

Balance, March 31, 2021	138,360	138	924,338,167	924,347	50,401,311		(47,393,299)	3,932,497

Series A preferred stock dividend declared ($0.86 per share)	-	-	-	-	(101)		-	(101)
Series F preferred stock dividend declared ($0.67 per share)	-	-	-	-	(2,308)		-	(2,308)
Stock based compensation	-	-	-	-	252,839		-	252,839
Stock option exercises	-	-	5,302,984	5,303	(5,303)		-	-
Preferred stock conversion	(3,979)	(4)	9,947,500	9,948	(9,944)		-	-
Warrant exercise	-	-	65,311,502	65,312	(7,455)		-	57,857
Redemption of Series F Preferred Stock	(2,353)	(2)	-	-	(58,823)		-	(58,825)
Redemption of Series H Preferred stock	(1,000)	(1)			1			-
Revaluation of Series H Preferred Stock	-	-			(4,630,404)			(4,630,404)
Net Income/(Loss)	-	-	-	-	-		3,588,880	3,588,880

Balance, June 30, 2021	131,028	131	1,004,900,153	1,004,910	45,939,813		(43,804,419)	3,140,435

	Six Months Ended June 30, 2022
Balance, December 31, 2021	131,028	$131	1,055,556,518	$1,055,566	$46,667,049	$564,000	(45,369,749)	$2,916,997

Conversion of convertible note, related party								-
Proceeds from issuance of common stock			55,300,000	55,300	588,324			643,624
Stock issuances to related party								-
Stock based compensation					393,546		-	393,546
Stock option exercised - cashless basis			912,442	912	(912)		-	-
Stock option exercised - cash basis								-
Preferred stock conversion							-	-
Warrant issuance								-
Warrant exercise - cashless basis							-	-
Warrant exercise - cash basis								-
Net Loss	-	-	-	-			(2,599,355)	(2,599,355)

Balance, March 31, 2022	131,028	$131	1,111,768,960	$1,111,778	$47,648,007	$564,000	(47,969,104)	$1,354,812

Conversion of convertible note, related party								-
Proceeds from issuance of common stock			22,120,000	22,120	274,415			296,535
Stock Issuance in exchange for services			195,086	195	3,179			3,374
Stock issuances to related party								-
Stock based compensation					500,571		-	500,571
Stock option exercised - cashless basis							-	-
Stock option exercised - cash basis								-
Preferred stock conversion							-	-
Warrant issuance								-
Warrant exercise - cashless basis							-	-
Warrant exercise - cash basis								-
Net Loss	-	-	-	-			(2,016,780)	(2,016,780)

Balance, June 30, 2022	131,028	$131	1,134,084,046	$1,134,093	$48,426,172	$564,000	(49,985,884)	$138,512

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

AIADVERTISING, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Six Months Ended June 30, 2022	Six Months Ended June 30, 2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss) from continued operations	$(4,616,135)	$(6,989,136)

Adjustment to reconcile net loss to net cash (used in) operating activities
Bad debt expense	(1,150)	(4,645)
Depreciation and amortization	18,434	22,371
Finance charge, related party	-	2,820,000
Amortization of Debt Discount	-	274,992
Gain on settlement of debt	-	(27,411)
Gain on forgiveness of PPP loan	-	-
Gain on Sale of Discontinued Operations	(25,197)	(226,769)
Non-cash compensation expense	894,117	491,473
Non-cash service expense	3,374	983,571
Issuance of Series H Pref to employee	-	369,596
Change in assets and liabilities:
(Increase) Decrease in:
Accounts receivable	(12,428)	(485,871)
Prepaid expenses and other assets	1,063	(47,202)
Costs in excess of billings	3,942	(26,201)
Lease deposit	4,361	-
Accounts payable	593,589	(811,679)
Accrued expenses	(6,680)	(220,289)
Customer Deposits	218,756	(242,174)
NET CASH (USED IN) OPERATING ACTIVITIES - continued operations	(2,923,954)	(4,119,374)
NET CASH PROVIDED BY OPERATING ACTIVITIES - discontinued operations	-	71,695
NET CASH (USED IN) OPERATING ACTIVITIES	(2,923,954)	(4,047,679)

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash paid for purchase of fixed assets	(23,209)	(42,543)
Proceeds from the sale of discontinued operations	25,197	226,769
NET CASH (USED IN)/PROVIDED BY INVESTING ACTIVITIES	1,988	184,226

CASH FLOWS FROM FINANCING ACTIVITIES:
Payment of dividend	-	(408,806)
Proceeds of issuance of common stock, net	940,159	10,000,000
Proceeds (payments) on line of credit, net	-	(366,012)
Proceeds (payments) of preferred stock	-	(61,325)
Principal payments on debt, third party	-	(750,000)
Proceeds from PPP loan	-	780,680
NET CASH (USED IN)/PROVIDED BY FINANCING ACTIVITIES	940,159	9,194,537

NET INCREASE / (DECREASE) IN CASH	(1,981,807)	5,331,084

CASH, BEGINNING OF PERIOD	3,431,455	10,538

CASH, END OF PERIOD	$1,449,648	$5,341,622

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Interest paid	$-	$285,293
Taxes paid	$-	$-

Non-cash financing activities:
Conversion of notes payable to common stock, related party	$-	$181,131
Right of use assets	$56,650	$51,281
Conversion of preferred to common stock	$-	$109,948
Exercise of stock options	$912	$8,832
Exercise of warrants	$-	$16,011

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

AIADVERSTISING, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - UNAUDITED

JUNE 30, 2022

1. BASIS OF PRESENTATION

The accompanying unaudited Consolidated Financial Statements of AiAdvertising, Inc. (“AiAdvertising,” “we,” “us,” “our,” or the “Company”) and its wholly-owned subsidiaries, have been prepared in accordance with the instructions to interim financial reporting as prescribed by the Securities and Exchange Commission (the “SEC”).  The results for the interim periods are not necessarily indicative of results for the entire year. These interim financial statements do not include all disclosures required by generally accepted accounting principles (“GAAP”) and should be read in conjunction with our consolidated financial statements and footnotes in the Company’s annual report on Form 10-K filed with the SEC on April 14, 2022. In the opinion of management, the unaudited Consolidated Financial Statements contained in this report include all known accruals and adjustments necessary for a fair presentation of the financial position, results of operations, and cash flows for the periods reported herein. Any such adjustments are of a normal recurring nature.

There were various updates recently issued, most of which represented technical corrections to the accounting literature or application to specific industries which the Company does not expect to have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

Going Concern

The accompanying Consolidated Financial Statements have been prepared on a going concern basis of accounting, which contemplates continuity of operations, realization of assets and liabilities and commitments in the normal course of business.  The accompanying Consolidated Financial Statements do not reflect any adjustments that might result if the Company is unable to continue as a going concern. As of June 30, 2022, management reassessed going concern and found the Company will have sufficient liquidity for the next 12 months such that there is no substantial doubt about its ability to continue as a going concern.  During the year ended December 31, 2021 the Company raised capital from investors through sales of securities and normal course of business operations, which allowed the company to improve cash flow and pay down obligations.   As of June 30, 2022, the Company had negative working capital of $15,872. We have historically reported net losses, and negative cash flows from operations, which raised substantial doubt about the Company’s ability to continue as a going concern in previous years.  The appropriateness of using the going concern basis is dependent upon, among other things, raising additional capital. Historically, the Company has obtained funds from investors since its inception through sales of our securities. The Company will also seek to generate additional working capital from increasing sales from its Ai Platform, creative, website development and digital advertising service offerings, and continue to pursue its business plan and purposes

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies of AiAdvertising is presented to assist in understanding the Company’s Consolidated Financial Statements. The Consolidated Financial Statements and notes are representations of the Company’s management, which is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the Consolidated Financial Statements.

The Consolidated Financial Statements include the Company and its wholly owned subsidiaries CLWD Operations, Inc a Delaware corporation (“CLWD Operations”), Parscale Digital, Inc., a Nevada corporation (“Parscale Digital”), WebTegrity, Inc., a Nevada corporation (“WebTegrity”), Data Propria, Inc., a Nevada corporation (“Data Propria”), and Giles Design Bureau, Inc., a Nevada corporation (“Giles Design Bureau). All significant inter-company transactions are eliminated in the consolidation of the financial statements.

As of June 30, 2022 the Company dissolved Parscale Digital, Inc., Data Propria, Inc., and WebTegrity, Inc.

Reclassifications

During the quarter ended June 30, 2022 we recognized cost of revenue in the statement of operations. Certain prior periods have been reclassified to reflect current period presentation.

Accounts Receivable

The Company extends credit to its customers, who are located nationwide.  Accounts receivable are customer obligations due under normal trade terms.  The Company performs continuing credit evaluations of its customers’ financial condition.  Management reviews accounts receivable on a regular basis, based on contractual terms and how recently payments have been received to determine if any such amounts will potentially be uncollected.  The Company includes any balances that are determined to be uncollectible in its allowance for doubtful accounts.  After all attempts to collect a receivable have failed, the receivable is written off.  The balances of the allowance account at June 30, 2022 and December 31, 2021 are $5,619 and $4,469 respectively.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires the use of estimates and assumptions by management in determining the reported amounts of assets and liabilities, disclosures of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.  Estimates are primarily used in our revenue recognition, the allowance for doubtful account receivable, fair value assumptions in accounting for business combinations and analyzing goodwill, intangible assets and long-lived asset impairments and adjustments, the deferred tax valuation allowance, and the fair value of stock options and warrants.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. As of June 30, 2022, the Company held cash and cash equivalents in the amount of $1,449,648, which was held in the Company’s operating bank accounts.  This amount is held in a bank account exceeding the FDIC insured limit of $250,000.

Property and Equipment

Property and equipment are stated at cost, and are depreciated or amortized using the straight-line method over the following estimated useful lives:

Furniture, fixtures & equipment	7 Years
Computer equipment	5 Years
Commerce server	5 Years
Computer software	3 - 5 Years
Leasehold improvements	Length of the lease

Depreciation expenses were $18,434 and $22,025 for the six months ended June 30, 2022 and 2021, respectively.

Revenue Recognition

The Company recognizes income when the service is provided or when product is delivered. We present revenue, net of customer incentives. Most of our income is generated from professional services and site development fees. We provide online marketing services that we purchase from third parties. The gross revenue presented in our statement of operations includes digital advertising revenue. We also offer professional services such as development services.  The fees for development services with multiple deliverables constitute a separate unit of accounting in accordance with ASC 606, which are recognized as the work is performed. Upfront fees for development services or other customer services are deferred until certain implementation or contractual milestones have been achieved. If we have performed work for our clients, but have not invoiced clients for that work, then we record the value of the work on the balance sheet as costs in excess of billings. The terms of services contracts generally are for periods of less than one year. The deferred revenue and customer deposits as of June 30, 2022, and December 31, 2021 were $710,391 and $491,635, respectively. The costs in excess of billings as of June 30, 2022 and December 31, 2021 was $23,837 and $27,779, respectively.

We always strive to satisfy our customers by providing superior quality and service. Since we typically bill based on a Time and Materials basis, there are no returns for work delivered. When discrepancies or disagreements arise, we do our best to reconcile them by assessing the situation on a case-by-case basis and determining if any discounts can be given. Historically, we have not granted any significant discounts.

Included in revenue are costs that are reimbursed by our clients, including third party services, such as photographers and stylists, furniture, supplies, and the largest component, digital advertising. We have determined, based on our review of ASC 606-10-55-39, that the amounts classified as reimbursable costs should be recorded as gross revenue, due to the following factors:

●	The Company is primarily in control of the inputs of the project and responsible for the completion of the client contract;

●	We have discretion in establishing price; and

●	We have discretion in supplier selection.

Research and Development

Research and development costs are expensed as incurred.  Total research and development costs were $461,038 and zero for the six months ended June 30, 2022 and 2021, respectively.

Advertising Costs

The Company expenses the cost of advertising and promotional materials when incurred.  Total advertising costs were $88,705 and $52,963 for the six months ended June 30, 2022 and 2021, respectively.

Fair value of financial instruments

The Company’s financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, and accrued liabilities are carried at cost, which approximates their fair value, due to the relatively short maturity of these instruments.  As of June 30, 2022 and December 31, 2021, the Company’s notes payable have stated borrowing rates that are consistent with those currently available to the Company and, accordingly, the Company believes the carrying value of these debt instruments approximates their fair value.

Fair value is defined as the price to sell an asset or transfer a liability, between market participants at the measurement date. Fair value measurements assume that the asset or liability is (1) exchanged in an orderly manner, (2) the exchange is in the principal market for that asset or liability, and (3) the market participants are independent, knowledgeable, able and willing to transact an exchange. Fair value accounting and reporting establishes a framework for measuring fair value by creating a hierarchy for observable independent market inputs and unobservable market assumptions and expands disclosures about fair value measurements. Considerable judgment is required to interpret the market data used to develop fair value estimates. As such, the estimates presented herein are not necessarily indicative of the amounts that could be realized in a current exchange. The use of different market assumptions and/or estimation methods could have a material effect on the estimated fair value.

ASC Topic 820 established a nine-tier fair value hierarchy which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1measurements) and the lowest priority to unobservable inputs (level 3 measurements). These tiers include:

●	Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;

●	Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

●	Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

Impairment of Long-Lived Assets

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. To determine recoverability of a long-lived asset, management evaluates whether the estimated future undiscounted net cash flows from the asset are less than its carrying amount. If impairment is indicated, the long-lived asset would be written down to fair value. Fair value is determined by an evaluation of available price information at which assets could be bought or sold, including quoted market prices, if available, or the present value of the estimated future cash flows based on reasonable and supportable assumptions.

Indefinite Lived Intangibles and Goodwill Assets

The Company accounts for business combinations under the acquisition method of accounting in accordance with ASC 805, “Business Combinations,” where the total purchase price is allocated to the tangible and identified intangible assets acquired and liabilities assumed based on their estimated fair values. Significant estimates in valuing certain intangible assets include, but are not limited to, future expected cash flows from acquired customer lists, acquired technology, and trade names from a market participant perspective, useful lives and discount rates. Management’s estimates of fair value are based upon assumptions we believe to be reasonable, but which are inherently uncertain and unpredictable and, as a result, actual results may differ from estimates. The purchase price is allocated using the information currently available, and may be adjusted, up to one year from acquisition date, after obtaining more information regarding, among other things, asset valuations, liabilities assumed and revisions to preliminary estimates. The purchase price in excess of the fair value of the tangible and identified intangible assets acquired less liabilities assumed is recognized as goodwill.

The Company tests for indefinite lived intangibles and goodwill impairment in the fourth quarter of each year and whenever events or circumstances indicate that the carrying amount of the asset exceeds its fair value and may not be recoverable.

The impairment test conducted by the Company includes a two-step approach to determine whether it is more likely than not that impairment exists. If it is determined, after step one, that it is not more likely than not, that impairment exists, then no further analysis is conducted. The steps are as follows:

1.	Based on the totality of qualitative factors, determine whether the carrying amount of the intangible asset may not be recoverable. Qualitative factors and key assumptions reviewed include the following:

●	Increases in costs, such as labor, materials or other costs that could negatively affect future cash flows. The Company assumed that costs associated with labor, materials, and other costs should be consistent with fair market levels. If the costs were materially higher than fair market levels, then such costs may adversely affect the future cash flows of the Company or reporting units.

●	Financial performance, such as negative or declining cash flows, or reductions in revenue may adversely affect recoverability of the recorded value of the intangible assets. During our analysis, the Company assumes that revenues should remain relatively consistent or show gradual growth month-to-month and quarter-to-quarter. If revenue declines, instead of increases or flat levels, then such condition may adversely affect the future cash flows of the Company or reporting units.

●	Legal, regulatory, contractual, political, business or other factors that could affect future cash flows. During our analysis, the Company assumes that the legal, regulatory, political or business conditions should remain consistent, without placing material pressure on the Company or any of its reporting units. If such conditions were to become materially different than what has been experienced historically, then such conditions may adversely affect the future cash flows of the Company or reporting units.

●	Entity-specific events such as losses of management, key personnel, or customers, may adversely affect future cash flows. During our analysis, the Company assumes that members of management, key personnel, and customers will remain consistent period-over-period. If not effectively replaced, the loss of members of management and key employees could adversely affect operations, culture, morale and overall success of the company. In addition, if material revenue from key customers is lost and not replaced, then future cash flows will be adversely affected.

●	Industry or market considerations, such as competition, changes in the market, changes in customer dependence on our service offerings, or obsolescence could adversely affect the Company or its reporting units. We understand that the markets we serve are constantly changing, requiring us to change with them. During our analysis, we assume that we will address new opportunities in service offering and industries served. If we do not make such changes, then we may experience declines in revenue and cash flow, making it difficult to re-capture market share.

●	Macroeconomic conditions such as deterioration in general economic conditions or limitations on accessing capital could adversely affect the Company. During our analysis, we acknowledge that macroeconomic factors, such as the economy, may affect our business plan because our customers may reduce budgets for our services. If there are material worsening in economic conditions, which lead to reductions in revenue then such conditions may adversely affect the Company.

2.	Compare the carrying amount of the intangible asset to the fair value.

3.	If the carrying amount is greater than the fair value, then the carrying amount is reduced to reflect fair value.

Goodwill and Intangible assets are comprised of the following, presented as net of amortization:

June 30, 2022

	AiAdvertising	Total
Domain name	20,202	20,202
Total	$20,202	$20,202

December 31, 2021

	AiAdvertising	Total
Domain name	20,202	20,202
Total	$20,202	$20,202

Business Combinations

The acquisition of subsidiaries is accounted for using the purchase method.  The cost of the acquisition is measured at the aggregate of the fair value, at the acquisition date, of assets received, liabilities incurred or assumed, and equity instruments issued by the Company in exchange for control of the acquiree.  Any costs directly attributable to the business combination are expensed in the period incurred.  The acquiree’s identifiable assets and liabilities are recognized at their fair values at the acquisition date.

Goodwill arising on acquisition is recognized as an asset and initially measured at cost, being the excess of the cost of the business combination over the Company’s interest in the net fair value of the identifiable assets, liabilities and contingent liabilities recognized.

Concentrations of Business and Credit Risk

The Company operates in a single industry segment.  The Company markets its services to companies and individuals in many industries and geographic locations.  The Company’s operations are subject to rapid technological advancement and intense competition. Accounts receivable represent financial instruments with potential credit risk.  The Company typically offers its customers credit terms.  The Company makes periodic evaluations of the credit worthiness of its enterprise customers and other than obtaining deposits pursuant to its policies, it generally does not require collateral.  In the event of nonpayment, the Company has the ability to terminate services. As of June 30, 2022, the Company held cash and cash equivalents in the amount of $1,449,648, which was held in the operating bank accounts.  Of this amount, none was held in any one account, in amounts exceeding the FDIC insured limit of $250,000.  For further discussion on concentrations see footnote 13.

Stock-Based Compensation

The Company addressed the accounting for share-based payment transactions in which an enterprise receives employee services in exchange for either equity instruments of the enterprise or liabilities that are based on the fair value of the enterprise’s equity instruments or that may be settled by the issuance of such equity instruments. The transactions are accounted for using a fair-value-based method and recognized as expenses in our statement of operations.

Stock-based compensation expense recognized during the period is based on the value of the portion of stock-based payment awards that is ultimately expected to vest.  Stock-based compensation expense recognized in the consolidated statement of operations during the six months ended June 30, 2022, included compensation expense for the stock-based payment awards granted prior to, but not yet vested, as of June 30, 2022 based on the grant date fair value estimated.  Stock-based compensation expense recognized in the consolidated statement of operations for the six months ended June 30, 2022 is based on awards ultimately expected to vest or has been reduced for estimated forfeitures.  Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.  The stock-based compensation expense recognized in the consolidated statements of operations during the six months ended June 30, 2022 and 2021 were $894,117 and $491,473, respectively.

Basic and Diluted Net Income (Loss) per Share Calculations

Income (Loss) per Share dictates the calculation of basic earnings per share and diluted earnings per share. Basic earnings per share are computed by dividing income available to common shareholders by the weighted-average number of common shares available. Diluted earnings per share is computed similar to basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. The shares for employee options, warrants and convertible notes were used in the calculation of the income per share.

For the six months ended June 30, 2022, the Company has excluded 258,424,694 shares of common stock underlying options, 18,025 Series B Preferred shares convertible into 450,625,000 shares of common stock, 14,425 Series C Preferred shares convertible into 144,250,000 shares of common stock, 86,021 Series D Preferred shares convertible into 215,052,500 shares of common stock, 10,000 Series E Preferred shares convertible into 20,000,000 shares of common stock, 2,597 Series G Preferred shares convertible into 136,684,211 shares of common stock and 162,703,869 shares of common stock underlying warrants, because their impact on the loss per share is anti-dilutive.  During the six months ended June 30, 2022, the above mentioned shares are included in the calculation for diluted earnings per share, resulting in 1,387,740,274 shares being added to the weighted average common and common equivalent shares outstanding.

For the six months ended June 30, 2021, the Company has excluded 226,701,174 shares of common stock underlying options, 18,025 Series B Preferred shares convertible into 450,625,000 shares of common stock, 14,425 Series C Preferred shares convertible into 144,250,000 shares of common stock, 86,021 Series D Preferred shares convertible into 215,052,500 shares of common stock, 10,000 Series E Preferred shares convertible into 20,000,000 shares of common stock, 2,597 Series G Preferred shares convertible into 136,684,211 shares of common stock and 184,632,441 shares of common stock underlying warrants, because their impact on the loss per share is anti-dilutive.  During the six months ended June 30, 2021, the above mentioned shares are included in the calculation for diluted earnings per share, resulting in 1,377,945,326 shares being added to the weighted average common and common equivalent shares outstanding.

Dilutive per share amounts are computed using the weighted-average number of common shares outstanding and potentially dilutive securities, using the treasury stock method if their effect would be dilutive.

Recently Adopted Accounting Pronouncements

The Company does not elect to delay complying with any new or revised accounting standards, but to apply all standards required of public companies, according to those required application dates.

Management reviewed accounting pronouncements issued during the quarter ended June 30, 2022, and no pronouncements were adopted during the period.

Management reviewed accounting pronouncements issued during the year ended December 31, 2021, and the following pronouncements were adopted during the period.

In January 2017, the FASB issued 2017-04, Intangibles - Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. The amendments in this ASU simplify the subsequent measurement of goodwill by eliminating Step 2 from the goodwill impairment test and eliminating the requirement for a reporting unit with a zero or negative carrying amount to perform a qualitative assessment. Instead, under this pronouncement, an entity would perform its annual, or interim, goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount and would recognize an impairment change for the amount by which the carrying amount exceeds the reporting unit’s fair value; however, the loss recognized is not to exceed the total amount of goodwill allocated to that reporting unit. In addition, income tax effects will be considered, if applicable. This ASU is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. Early adoption is permitted. Due to the limited amount of goodwill and intangible assets recorded at December 31, 2021, the impact of this ASU on the Company’s consolidated financial statements and related disclosures was immaterial.

Recently Issued Accounting Pronouncements Not Yet Adopted

In June 2016, the FASB issued Accounting Standards Update No. 2016-13 (ASU 2016-13) “Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments” which requires the measurement and recognition of expected credit losses for financial assets held at amortized cost. ASU 2016-13 replaces the existing incurred loss impairment model with an expected loss methodology, which will result in more timely recognition of credit losses. ASU 2016-13 is effective for annual reporting periods, and interim periods within those years, beginning after December 15, 2022. We are currently in the process of evaluating the impact of the adoption of ASU 2016-13 on our consolidated financial statements.

In August 2020, the FASB issued Accounting Standards Update (ASU) 2020-06, Debt – Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815-40).  The intention of ASU 2020-06 update is to address the complexity of accounting for certain financial instruments with characteristics of liabilities and equity, including convertible instruments and contracts in an entity’s own equity.  Under ASU 2020-06, the number of accounting models for convertible notes will be reduced and entities that issue convertible debt will be required to use the if-converted method for computing diluted Earnings Per Share.  ASU 2020-06 is effective for fiscal years and interim periods beginning after December 15, 2021 and may be adopted through either a modified or fully retrospective transition. Early adoption is permitted. The Company is currently evaluating the impact of this ASU on its consolidated financial statements and related disclosures.

Discontinued Operations

On June 11, 2021, the Company entered into and closed an asset purchase agreement (the “Asset Purchase Agreement”) with Liquid Web, LLC (“Buyer”) under which it sold the web hosting and maintenance revenue stream (the “Asset Sale”) to the Buyer for a Purchase Price of $251,966 which included the “Indemnity Holdback” amount of $25,197.  The Buyer agreed to pay the Company the “Indemnity Holdback” amount within 45 days following the six-month anniversary of the closing date (June 11, 2021) in accordance with the Asset Purchase Agreement. As of June 30, 2022 the “Indemnity Holdback” amount was paid by the Buyer and is recorded as a Gain on Sale of Discontinued Operations in our statement of operations.

The Company did not classify any assets or liabilities specific to the Purchased Assets.  Therefore, the purchase price from the Purchased Assets is recorded as a Gain on Sale of Discontinued Operations in our statement of operations for the year ended December 31, 2021.  As a result of the Company entering into the Asset Purchase Agreement, the Company’s web hosting revenue stream has been characterized as discontinued operations in its financial statements as disclosed within the disaggregated revenue schedule in footnote 3.

Pursuant to the Asset Purchase Agreement, the Company agreed to continue to maintain, support, and deliver on all customer services during the transition period of 90 days following the closing date.  The Company agreed to continue to invoice the hosting customers in the ordinary course of business.  Any payments received from the customers, on or after the closing date are the property of Liquid Web.  The Company agreed to remit the payment for collected revenue less taxes collected and net of hosting expenses to the Buyer no later than the 15th day of the following month. The gain on the sale of assets is shown under other income in the Statement of Operations.

The following table summarizes the results of operations for the three months ended June 30, 2022 and 2021.

	Three months ended June 30, 2022 (unaudited)			Three months ended June 30, 2021 (unaudited)
	Third Parties	Related Parties	Total	Third Parties	Related Parties	Total
Hosting Revenue	-	-	-	$55,014	-	$55,014
Cost of Sales	-	-	-	27,256	-	27,256
Net Income from Discontinued Operations	$-	$-	$-	$27,758	$-	$27,758

The following table summarizes the results of operations for the six months ended June 30, 2022 and 2021.

	Six months ended June 30, 2022 (unaudited)			Six months ended June 30, 2021 (unaudited)
	Third Parties	Related Parties	Total	Third Parties	Related Parties	Total
Hosting Revenue	-	-	-	$128,336	-	$128,336
Cost of Sales	-	-	-	56,641	-	56,641
Net Income from Discontinued Operations	$-	$-	$-	$71,695	$-	$71,695

Income Taxes

The Company uses the asset and liability method of accounting for income taxes.  Deferred tax assets and liabilities are recognized for the future tax consequences attributable to financial statements carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry-forwards.  The measurement of deferred tax assets and liabilities is based on provisions of applicable tax law.  The measurement of deferred tax assets is reduced, if necessary, by a valuation allowance based on the amount of tax benefits that, based on available evidence, the Company does not expect to realize.

For the six months ended June 30, 2022, we used the federal tax rate of 21% in our determination of the deferred tax assets and liabilities balances.

For the six months ended June 30, 2022
Current tax provision:
Federal
Taxable income	$-
Total current tax provision	$-

Deferred tax provision:
Federal
Loss carryforwards	$4,810,516
Change in valuation allowance	(4,810,516)
Total deferred tax provision	$-

3. REVENUE RECOGNITION

On January 1, 2018, the Company adopted ASU 2014-09 Revenue from Contracts with Customers and all subsequent amendments to the ASU (collectively, “ASC 606”), using the modified retrospective method applied to those contracts which were not completed as of January 1, 2018. Results for reporting periods beginning after January 1, 2018 are presented under Topic 606, while prior period amounts are not adjusted and continue to be reported in accordance with our historic accounting under Topic 605. Revenues are recognized when control of the promised goods or services is transferred to our customers, in an amount that reflects the consideration we expect to be entitled to in exchange for those goods or services.  The adoption of ASC 606 did not have a material impact on the Company’s Consolidated Financial Statements.

The core principles of revenue recognition under ASC 606 includes the following five criteria:

1. Identify the contract with the customer

Contract with our customers may be oral, written, or implied.  A written and signed contract stating the terms and conditions is the preferred method and is consistent with most customers.  The terms of a written contract may be contained within the body of an email, during which proposals are made and campaign plans are outlined, or it may be a stand-alone document signed by both parties.  Contracts that are oral in nature are consummated in status and pitch meetings and may be later followed up with an email detailing the terms of the arrangement, along with a proposal document.  No work is commenced without an understanding between the Company and our customers, that a valid contract exists.

2. Identify the performance obligations in the contract

Our sales and account management teams define the scope of services to be offered, to ensure all parties are in agreement and obligations are being delivered to the customer as promised.  The performance obligation may not be fully identified in a mutually signed contract, but may be outlined in email correspondence, face-to-face meetings, additional proposals or scopes of work, or phone conversations.

3. Determine the transaction price

Pricing is discussed and identified by the operations team prior to submitting a proposal to the customer.  Based on the obligation presented, third-party service pricing is established, and time and labor are estimated, to determine the most accurate transaction pricing for our customer.  Price is subject to change upon agreement of the parties, and could be fixed or variable, milestone focused or time and materials.

4. Allocate the transaction price to the performance obligations in the contract

If a contract involves multiple obligations, the transaction pricing is allocated accordingly, during the performance obligation phase (criteria 2 above).

5. Recognize revenue when (or as) we satisfy a performance obligation

The Company uses several means to satisfy the performance obligations:

a.	Billable Hours – The Company employs a time tracking system where employees record their time by project. This method of satisfaction is used for time and material projects, change orders, website edits, revisions to designs, and any other project that is hours-based. The hours satisfy the performance obligation as the hours are incurred.

b.	Ad Spend - To satisfy ad spend, the Company generates analytical reports monthly or as required to show how the ad dollars were spent and how the targeting resulted in click-throughs. The ad spend satisfies the performance obligation, regardless of the outcome or effectiveness of the campaign. In addition, the Company utilizes third party invoices after the ad dollars are spent, in order to satisfy the obligation.

c.	Milestones – If the contract requires milestones to be hit, then the Company satisfies the performance obligation when that milestone is completed and presented to the customer for review. As each phase of a project is complete, we consider it as a performance obligation being satisfied and transferred to the customer. At this point, the customer is invoiced the amount due based on the transaction pricing for that specific phase and/or we apply the customer deposit to recognize revenue.

d.	Monthly Retainer – If the contract is a retainer for work performed, then the customer is paying the Company for its expertise and accessibility, not for a pre-defined amount of output. In this case, the obligation is satisfied at the end of the period, regardless of the amount of work effort required.

e.	Hosting – Monthly recurring fees for hosting are recognized on a monthly basis, at a fixed rate. Hosting contracts are typically one-year and reviewed annually for renewal. Prices are subject to change at management discretion. During the year ended December 31, 2021 web hosting services was discontinued from our operating revenue streams.

Historically, the Company generates income from four main revenue streams: data science, creative design, web development, and digital marketing.  Each revenue stream is unique, and includes the following features:

Data Science

We analyze big data (large volume of information) to reveal patterns and trends associated with human behavior and interactions that can lead to better decisions and strategic business moves.  As a result of our data science work, our clients are able to make informed and valuable decisions to positively impact their bottom lines. We classify revenue as data science that includes polling, research, modeling, data fees, consulting and reporting. Contracts are generated to assure both the Company and the client are committed to partnership and both agree to the defined terms and conditions and are typically less than one year. Transaction pricing is usually a lump sum, which is estimated by specific project requirements.  The Company recognizes revenue when performance obligations are met, including, when the data sciences service is performed, polling is conducted, or support hours are expended.  If the data sciences service is a fixed fee retainer, then the obligation is earned at the end of the period, regardless of how much service is performed.

Creative Design

We provide branding and creative design services, which we believe set apart our clients from their competitors and establish them in their specific markets.  We believe in showcasing our clients’ brands uniquely and creatively to infuse the public with curiosity to learn more.  We classify revenue as creative design that includes branding, photography, copyrighting, printing, signs and interior design. Contracts are generated to assure both the Company and the client are committed to partnership and both agree to the defined terms and conditions and are typically less than one year.  The Company recognizes revenue when performance obligations are met, usually when creative design services obligations are complete, when the hours are recorded, designs are presented, website themes are complete, or any other criteria as mutually agreed.

Web Development

We develop websites that attract high levels of traffic for our clients.  We offer our clients the expertise to manage and protect their website, and the agility to adjust their online marketing strategy as their business expands.  We classify revenue as web development that includes website coding, website patch installs, ongoing development support and fixing inoperable sites. Contracts are generated to assure both the company and the client are committed to the partnership and both agree to the defined terms and conditions. Although most projects are long-term (6-8 months) in scope, we do welcome short-term projects which are invoiced as the work is completed at a specified hourly rate.  In addition, we offer monthly hosting support packages, which ensures websites are functioning properly.  The Company records web development revenue as earned, when the developer hours are recorded (if time and materials arrangements) or when the milestones are achieved (if a milestone arrangement)

.

Digital Marketing

We have a reputation for providing digital marketing services that get results.  We classify revenue as digital marketing that includes ad spend, SEO management and digital ad support. Billable hours and advertising spending are estimated based on client specific needs and subject to change with client concurrence.  Revenue is recognized when ads are run on one of the third-party platforms or when the hours are recorded by the digital marketing specialist, if the obligation relates to support or services.

Included in creative design and digital marketing revenues are costs that are reimbursed by our clients, including third party services, such as photographers and stylists, furniture, supplies, and the largest component, digital advertising.  We have determined, based on our review, that the amounts classified as reimbursable costs should be recorded as gross (principal), due to the following factors:

-	The Company is the primary obligor in the arrangement;

-	We have latitude in establishing price;

-	We have discretion in supplier selection; and

-	The Company has credit risk

During the six months ended June 30, 2022 and 2021, we included $893,476 and $989,886 respectively, in revenue, related to reimbursable costs.

The deferred revenue and customer deposits as of June 30, 2022 and December 31, 2021 were $710,391 and $491,635, respectively.

For the six months ended June 30, 2022 and 2021 (unaudited), revenue was disaggregated into the four categories as follows:

	Six months ended June 30, 2022 (unaudited)			Six months ended June 30, 2021 (unaudited)
	Third Parties	Related Parties	Total	Third Parties	Related Parties	Total
Design	727,670	-	727,670	1,053,706	-	1,053,706
Development	20,119	-	20,119	103,457	-	103,457
Digital Advertising	1,802,124	-	1,802,124	2,360,265	-	2,360,265
Platform License	268,375	-	268,375	30,372	-	30,372
Total	$2,818,288	$-	$2,818,288	$3,547,800	$-	$3,547,800

4. LIQUIDITY AND OPERATIONS

The Company had a net loss of $4,616,135 for the six months ended June 30, 2022, which includes net income from discontinued operations of zero, a net loss of $6,917,441 for the six months ended June 30, 2021, which includes net income from discontinued operations of $71,695, and net cash used in operating activities of $(2,923,954) and $(4,047,679), in the same periods, respectively.

As of June 30, 2022, the Company had a short-term borrowing relationship with two lenders. The lenders provided short-term and long-term financing under a secured borrowing arrangement, using our accounts receivable as collateral, disclosed in footnote 6, as well as convertible notes disclosed in footnote 7. As of June 30, 2022, there were no unused sources of liquidity, nor were there any commitments of material capital expenditures.

While the Company expects that its capital needs in the foreseeable future may be met by cash-on-hand and projected positive cash-flow, there is no assurance that the Company will be able to generate enough positive cash flow to finance its growth and business operations in which event, the Company may need to seek outside sources of capital. There can be no assurance that such capital will be available on terms that are favorable to the Company or at all.

5. INTANGIBLE ASSETS

Domain Name

On June 26, 2015, the Company purchased the rights to the domain “CLOUDCOMMERCE.COM”, from a private party at a purchase price of $20,000, plus transaction costs of $202. This domain was used as the main landing page for the Company.  The total recorded cost of this domain of $20,202 has been included in other assets on the balance sheet.  As of June 30, 2022, we determined that this domain has an indefinite useful life, and as such, is not included in depreciation and amortization expense.  The Company will assess this intangible asset annually for impairment, in addition to it being classified with indefinite useful life.

Trademark

On September 22, 2015, the Company purchased the trademark rights to “CLOUDCOMMERCE”, from a private party at a purchase price of $10,000.  The total recorded cost of this trademark of $10,000 has been included in other assets on the balance sheet.  The trademark expired in 2021 and the Company submitted a renewal application for an additional 10 years.  As of September 30, 2015, we determined that this intangible asset has a definite useful life of 174 months, and as such, will be included in depreciation and amortization expense.  For the six months ended June 30, 2022 and 2021, the Company included zero and $346, respectively, in depreciation and amortization expense related to this trademark. During the year ended December 31, 2021, the Company did not renew the trademark and recorded the remaining intangible asset balance to depreciation and amortization. As of December 31, 2021, the balance on this intangible asset was zero.

The Company will assess this intangible asset for impairment, if an event occurs that may affect the fair value, or at least annually.

The Company’s intangible assets consist of the following:

	June 30, 2022			December 31, 2021
	Gross	Accumulated Amortization	Net	Gross	Accumulated Amortization	Net
Domain name	20,202	-	20,202	20,202	-	20,202
Total	$20,202	$-	$20,202	$20,202	$-	$20,202

Total amortization expense charged to operations for the six months ended June 30, 2022, and 2021 were zero and $346, respectively.

6. CREDIT FACILITIES

None

7. CONVERTIBLE NOTES PAYABLE

During fiscal year 2019, the Company issued convertible promissory notes with variable conversion prices, as outlined below. The conversion prices for each of the notes was tied to the trading price of the Company’s common stock. Because of the fluctuation in stock price, the Company is required to report derivative gains and losses each quarter, which was included in earnings, and an overall derivative liability balance on the balance sheet. The Company also records a discount related to the convertible notes, which reduces the outstanding balance of the total amount due and presented as a net outstanding balance on the balance sheet. During the quarter ended June 30, 2020, all convertible notes that contained embedded derivative instruments were converted, leaving a derivative liability balance of zero.

On April 20, 2018, the Company issued a convertible promissory note (the “April 2018 Note”) in the amount of up to $200,000, at which time we received an initial advance of $200,000 to cover operational expenses. The terms of the April 2018 Note, as amended, allowed the lender, a related party, to convert all or part of the outstanding balance plus accrued interest, at any time after the effective date, at a conversion price of $0.01 per share. The April 2018 Note bore interest at a rate of 5% per year and had a maturity date of April 20, 2021. During the year ended December 31, 2018, we determined that the April 2018 Note offered a conversion price which was lower than the market price, and therefore included a beneficial conversion feature. The Company included the amortization of this beneficial conversion feature in interest expense in the amount of $139,726 during the year ended December 31, 2018, and $60,274 during the year ended December 31, 2019. During the year ended December 31, 2019, we determined that the conversion feature of the April 2018 Note was considered a derivative in accordance with current accounting guidelines because of the reset conversion features of the April 2018 Note. The fair value of the April 2018 Notes has been determined by using the Binomial lattice formula from the effective date of the note. On June 23, 2020, the lender converted $38,894 of the outstanding balance and accrued interest of $4,236 into 4,313,014 shares of common stock. On January 13, 2021, the lender converted $161,106 of the outstanding balance and accrued interest of $22,025 into 18,313,074 shares of common stock. The balance of the April 2018 Note, as of June 30, 2022 and 2021 was zero.  This note was converted within the terms of the agreement.

8. NOTES PAYABLE

Related Party Notes Payable

On August 3, 2017, the Company issued a promissory note (the “August 3, 2017 Note”) in the amount of $25,000, at which time the entire balance of $25,000 was received to cover operational expenses.  The August 3, 2017 Note bore interest at a rate of 5% per year and was payable upon demand, but in no event later than 36 months from the effective date. The balance of the August 3, 2017 Note, as of June 30, 2022 is zero.  On February 17, 2021, the related party note payable was refinanced and consolidated into one note payable. See the “February 17, 2021 Note”.

On August 15, 2017, the Company issued a promissory note (the “August 15, 2017 Note”) in the amount of $34,000, at which time the entire balance of $34,000 was received to cover operational expenses.  The August 15, 2017 Note bore interest at a rate of 5% per year and was payable upon demand, but in no event later than 36 months from the effective date. The balance of the August 15, 2017 Note, as of June 30, 2022 is zero.  On February 17, 2021, the related party note payable was refinanced and consolidated into one note payable. See the “February 17, 2021 Note”.

On August 28, 2017, the Company issued a promissory note (the “August 28, 2017 Note”) in the amount of $92,000, at which time the entire balance of $92,000 was received to cover operational expenses.  The August 28, 2017 Note bore interest at a rate of 5% per year and was payable upon demand, but in no event later than 36 months from the effective date. The balance of the August 28, 2017 Note, as of June 30, 2022 is zero.  On February 17, 2021, the related party note payable was refinanced and consolidated into one note payable. See the “February 17, 2021 Note”.

On September 28, 2017, the Company issued a promissory note (the “September 28, 2017 Note”) in the amount of $63,600, at which time the entire balance of $63,600 was received to cover operational expenses.  The September 28, 2017 Note bore interest at a rate of 5% per year and was payable upon demand, but in no event later than 36 months from the effective date. The balance of the September 28, 2017 Note, as of June 30, 2022 is zero.  On February 17, 2021, the related party note payable was refinanced and consolidated into one note payable. See the “February 17, 2021 Note”.

On October 11, 2017, the Company issued a promissory note (the “October 11, 2017 Note”) in the amount of $103,500, at which time the entire balance of $103,500 was received to cover operational expenses.  The October 11, 2017 Note bore interest at a rate of 5% per year and was payable upon demand, but in no event later than 36 months from the effective date. The balance of the October 11, 2017 Note, as of June 30, 2022 is zero.  On February 17, 2021, the related party note payable was refinanced and consolidated into one note payable. See the “February 17, 2021 Note”.

On October 27, 2017, the Company issued a promissory note (the “October 27, 2017 Note”) in the amount of $106,000, at which time the entire balance of $106,000 was received to cover operational expenses.  The October 27, 2017 Note bore interest at a rate of 5% per year and was payable upon demand, but in no event later than 36 months from the effective date. The balance of the October 27, 2017 Note, as of June 30, 2022 is zero.  On February 17, 2021, the related party note payable was refinanced and consolidated into one note payable. See the “February 17, 2021 Note”.

On November 15, 2017, the Company issued a promissory note (the “November 15, 2017 Note”) in the amount of $62,000, at which time the entire balance of $62,000 was received to cover operational expenses.  The November 15, 2017 Note bore interest at a rate of 5% per year and was payable upon demand, but in no event later than 36 months from the effective date. The balance of the November 15, 2017 Note, as of June 30, 2022 is zero.  On February 17, 2021, the related party note payable was refinanced and consolidated into one note payable. See the “February 17, 2021 Note”.

On November 27, 2017, the Company issued a promissory note (the “November 27, 2017 Note”) in the amount of $106,000, at which time the entire balance of $106,000 was received to cover operational expenses.  The November 27, 2017 Note bore interest at a rate of 5% per year and was payable upon demand, but in no event later than 36 months from the effective date. The balance of the November 27, 2017 Note, as of June 30, 2022 is zero.  On February 17, 2021, the related party note payable was refinanced and consolidated into one note payable. See the “February 17, 2021 Note”.

On December 19, 2017, the Company issued a promissory note (the “December 19, 2017 Note”) in the amount of $42,000, at which time the entire balance of $42,000 was received to cover operational expenses.  The December 19, 2017 Note bore interest at a rate of 5% per year and was payable upon demand, but in no event later than 36 months from the effective date. The balance of the December 19, 2017 Note, as of June 30, 2022 was zero.  On February 17, 2021, the related party note payable was refinanced and consolidated into one note payable. See the “February 17, 2021 Note”.

On January 3, 2018, the Company issued a promissory note (the “January 3, 2018 Note”) in the amount of $49,000, at which time the entire balance of $49,000 was received to cover operational expenses.  The January 3, 2018 Note bore interest at a rate of 5% per year and was payable upon demand, but in no event later than 36 months from the effective date. The balance of the January 3, 2018 Note, as of June 30, 2022 is zero.  On February 17, 2021, the related party note payable was refinanced and consolidated into one note payable. See the “February 17, 2021 Note”.

On January 28, 2021, the Company entered into an Unsecured Promissory Note (the “January 28, 2021 Note”), in the aggregate principal amount of $840,000, with Bountiful Capital, LLC for gross proceeds of $840,000. The investor is a related party. The then-chief financial officer of the Company, Greg Boden, is also the president of Bountiful Capital, LLC. The note bore interest at a rate of 5% per year and was not convertible into shares of common stock of the Company. The note had a maturity date of January 28, 2022, and a prepayment of the note was permitted. On March 4, 2021, the Company paid off the note in full in the amount of $840,000.

On February 17, 2021, the Company issued a promissory note (the “February 17, 2021 Note”) in the amount of $683,100, at which time the entire balance of $683,100 was received to refinance all outstanding promissory notes.  The February 17, 2021 Note bore interest at a rate of 5% per year and was payable upon demand, but in no event later than August 31, 2021. The balance of the February 17, 2017 Note, as of September 30, 2021 was $817,781, which includes $134,680 of accrued interest. Upon executing the February 17, 2021 Note, the Company issued 25,000,000 shares of restricted common stock to Bountiful Capital at a price equal to $0.1128  per share which the Company valued at $2,820,000 at the time of issuance and recorded as interest expense.  On November 29, 2021, the Company entered into an exchange agreement with Bountiful Capital. Pursuant to the exchange agreement, the Company extinguished the principal amount of $683,100, plus accrued interest of $140,295, on the February 27, 2021 Note by repaying $428,652 in cash and issuing 26,316,264 shares of common stock of the Company in full satisfaction of the note.

As of June 30, 2022, and December 31, 2021, the notes payable due to related parties totaled zero and zero, respectively.

Third Party Notes Payable

On October 21, 2020, the Company issued a promissory note (the “October 2020 Note”) in the amount of $600,000, at which time $548,250 was received after subtracting lender costs.  The October 2020 Note bore interest at a rate of 12% per year, with 12 months of interest guaranteed.  The Company issued 32,232,333 shares of our common stock in connection with this borrowing, which required the recording of a discount in the amount of $299,761 against the balance, amortized over the term of the note.  During the nine months ended September 30, 2021, the Company paid off the balance owed on the October 2020 Note of $672,000 and amortized the debt discount of $242,274.  As of June 30, 2022, the balance owed on the October 2020 Note was zero.

On December 10, 2020, the Company issued a promissory note (the “December 2020 Note”) in the amount of $150,000, at which time $130,875 was received after subtracting lender costs.  The December 2020 Note bore interest at a rate of 12% per year, with 12 months of interest guaranteed.  The Company issued 5,769,230 shares of our common stock in connection with this borrowing, which required the recording of a discount in the amount of $34,615 against the balance, amortized over the term of the note.  During the nine months ended September 30, 2021, the Company paid off the balance owed on the December 2020 Note of $152,614 and amortized the debt discount of $32,718.  As of June 30, 2022, the balance owed on the December 2020 Note was zero.

On February 4, 2021, the Company received loan proceeds of $780,680 under the Second Draw of the Paycheck Protection Program (“PPP2”). The PPP2 is evidenced by a promissory note between the Company and the Cache Valley Bank. The note had a five-year term, bore interest at the rate of 1.0% per year, and could have been prepaid at any time without payment of any premium. No payments of principal or interest were due during the six-month period beginning on the date of the Note (the “Deferral Period”).  The principal and accrued interest under the note was forgivable after eight weeks if the Company used the PPP2 Loan proceeds for eligible purposes, including payroll, benefits, rent and utilities, and otherwise complied with PPP2 requirements. In order to obtain forgiveness of the PPP2 Loan, the Company submitted a request and provided satisfactory documentation regarding its compliance with applicable requirements.  On March 23, 2021, the company was notified by a representative of Cache Valley Bank that the PPP2 loan was forgiven in full, in the amount of $780,680.  On August 3, 2021 we were notified by the bank that the PPP2 Loan was still due and that the March 23, 2021 notification of forgiveness was sent in error. On December 17, 2021 we were notified by the bank that the PPP2 loan was forgiven in full, in the amount of $787,554, which includes $6,874 of interest. As of December 31, 2021, the balance of the PPP2 loan was zero

9. DERIVATIVE LIABILITIES

None

10. CAPITAL STOCK

At June 30, 2022 and December 31, 2021, the Company’s authorized stock consists of 10,000,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value of $0.001 per share.  The rights, preferences and privileges of the holders of the preferred stock will be determined by the Board of Directors prior to issuance of such shares.  The conversion of certain outstanding preferred stock could have a significant impact on our common stockholders. As of the date of this report, the Board has designated Series A, Series B, Series C, Series D, Series E, Series F, Series G and Series H Preferred Stock.

Series A Preferred

The Company has designated 10,000 shares of its preferred stock as Series A Preferred Stock.  Each share of Series A Preferred Stock is convertible into 10,000 shares of the Company’s common stock. The holders of outstanding shares of Series A Preferred Stock are entitled to receive dividends, payable quarterly, out of any assets of the Company legally available therefor, at the rate of $8 per share annually, payable in preference and priority to any payment of any dividend on the common stock.  During the six months ended June 30, 2022 and 2021, we paid dividends of $0 and $148,705, respectively, to the holders of Series A Preferred stock.  As of June 30, 2022, the Company had zero shares of Series A Preferred Stock outstanding.  During the year ended December 31, 2021, the holders of the 10,000 shares of Series A Preferred Stock converted all outstanding shares of Series A Preferred into 100,000,000 shares of common stock, which ceased any further accruals of dividends on the shares of Series A Preferred.  As of December 31, 2021, the balance owed on the Series A Preferred stock dividend was zero.  As of June 30, 2022, the Company has zero shares of Series A Preferred Stock outstanding.

Series B Preferred

The Company has designated 25,000 shares of its preferred stock as Series B Preferred Stock.  Each share of Series B Preferred Stock has a stated value of $100. The Series B Preferred Stock is convertible into shares of the Company’s common stock in amount determined by dividing the stated value by a conversion price of $0.004 per share.  The Series B Preferred Stock does not have voting rights except as required by law and with respect to certain protective provisions set forth in the Certificate of Designation of Series B Preferred Stock.  As of June 30, 2022, the Company has 18,025 shares of Series B Preferred Stock outstanding.

Series C Preferred

The Company has designated 25,000 shares of its preferred stock as Series C Preferred Stock.  Each share of Series C Preferred Stock has a stated value of $100. The Series C Preferred Stock is convertible into shares of the Company’s common stock in the amount determined by dividing the stated value by a conversion price of $0.01 per share.  The Series C Preferred Stock does not have voting rights except as required by law and with respect to certain protective provisions set forth in the Certificate of Designation of Series C Preferred Stock.  As of June 30, 2022, the Company has 14,425 shares of Series C Preferred Stock outstanding.

Series D Preferred

The Company has designated 90,000 shares of its preferred stock as Series D Preferred Stock.  Each share of Series D Preferred Stock has a stated value of $100. The Series D Preferred Stock is convertible into common stock at a ratio of 2,500 shares of common stock per share of preferred stock, and pays a quarterly dividend, calculated as (1/90,000) x (5% of the Adjusted Gross Revenue) of the Company’s subsidiary Parscale Digital. Adjusted Gross Revenue means the top line gross revenue of Parscale Digital, as calculated under GAAP (generally accepted accounting principles) less any reselling revenue attributed to third party advertising products or service, such as, but not limited to, search engine keyword campaign fees, social media campaign fees, radio or television advertising fees, and the like. The Series D Preferred Stock does not have voting rights except as required by law and with respect to certain protective provisions set forth in the Certificate of Designation of Series D Preferred Stock.  During the year ended December 31, 2021, the holder of the 90,000 shares of Series D Preferred Stock converted 3,979 shares of Series D Preferred into 9,947,500 shares of common stock. As of June 30, 2022, the Company had 86,021 shares of Series D Preferred Stock outstanding.  During the six months ended June 30, 2022, and 2021, we paid dividends of $0, and $257,609 respectively, to the holders of Series D Preferred stock.  As of June 30, 2022, the balance owed on the Series D Preferred stock dividend was zero.

Series E Preferred

The Company has designated 10,000 shares of its preferred stock as Series E Preferred Stock.  Each share of Series E Preferred Stock has a stated value of $100. The Series E Preferred Stock is convertible into shares of the Company’s common stock in an amount determined by dividing the stated value by a conversion price of $0.05 per share.  The Series E Preferred Stock does not have voting rights except as required by law and with respect to certain protective provisions set forth in the Certificate of Designation of Series E Preferred Stock. As of June 30, 2022, the Company has 10,000 shares of Series E Preferred Stock outstanding.

Series F Preferred

The Company has designated 800,000 shares of its preferred stock as Series F Preferred Stock.  Each share of Series F Preferred Stock has a stated value of $25.  The Series F Preferred Stock is not convertible into common stock.  The holders of outstanding shares of Series F Preferred Stock are entitled to receive dividends, at the annual rate of 10%, payable monthly, payable in preference and priority to any payment of any dividend on the Company’s common stock. The Series F Preferred Stock does not have voting rights, except as required by law and with respect to certain protective provisions set forth in the Certificate of Designation. To the extent it may lawfully do so, the Company may, in its sole discretion, after the first anniversary of the original issuance date of the Series F Preferred Stock, redeem any or all of the then outstanding shares of Series F Preferred Stock at a redemption price of $25 per share plus any accrued but unpaid dividends.  The Series F Preferred Stock was offered in connection with the Company’s offering under Regulation A under the Securities Act of 1933, as amended. During the year ended December 31, 2021 the Company redeemed all outstanding shares of Series F Preferred Stock. The Company returned the original investment amount to each Series F holder plus accrued dividends due through June 30, 2021, totaling $62,246, comprised of $61,325 stated value and $921 of accrued dividends.  For the year ended December 31, 2021, the Company paid dividends on shares of the Series F Preferred stock of $2,491.  As of June 30, 2022, the Company had zero shares of Series F Preferred Stock outstanding, and the balance on stock dividend was zero.

Series G Preferred

On February 6, 2020, the Company designated 2,600 shares of its preferred stock as Series G Preferred Stock.  Each share of Series G Preferred Stock has a stated value of $100. The Series G Preferred Stock is convertible into shares of the Company’s common stock in an amount determined by dividing the stated value by a conversion price of $0.0019 per share.  The Series G Preferred Stock does not have voting rights except as required by law and with respect to certain protective provisions set forth in the Certificate of Designation of Series G Preferred Stock.  As of June 30, 2022, the Company had 2,597 shares of Series G Preferred Stock outstanding.

Series H Preferred

On March 18, 2021, the Company issued 1,000 shares of its Series H Preferred Stock to the then-Chief Executive Officer of the Company, Andrew Van Noy.  The Series H Preferred Stock is not convertible into shares of the Company’s common stock and entitles the holder to 51% of the voting power of the Company’s shareholders, as set forth in the Certificate of Designation.  The 1,000 shares of Series H Preferred stock provided for automatic redemption by the Company at the par value of $0.001 per share on the sooner of: 1) sixty days (60) from the effective date of the Certificate of Designation, 2) on the date Andrew Van Noy ceases to serve as an officer, director or consultant of the Company, or 3) on the date that the Company’s shares of common stock first trade on any national securities exchange. On May 18, 2021, the Company redeemed all shares of Series H Preferred stock.

On September 29, 2021, the Company filed a certificate of withdrawal with the Secretary of State of Nevada, to withdraw the Company’s existing certificate of designation of Series H Preferred Stock, filed a certificate of designation for a new series of Series H Preferred Stock with the Secretary of State of Nevada, and issued 1,000 shares of Series H Preferred Stock to Andrew Van Noy, the Company’s then-chief executive officer, for services rendered.

On November 29, 2021, sixty days after the issuance of the shares of Series H Preferred stock, the Company redeemed all outstanding shares of Series H Preferred stock in accordance with the terms thereof.  As of December 31, 2021, there was zero shares of Series H Preferred stock outstanding. As of June 30, 2022 the Company has zero shares of Series H Preferred stock outstanding.

Registered Direct Offering

On February 23, 2021, the Company  closed a registered direct offering pursuant to which the Company issued and sold 85,000,000 shares of common stock, 57,857,143 prefunded warrants to purchase shares of common stock (at an exercise price of $0.001), and 142,857,143 warrants to purchase shares of common stock for gross proceeds of $10,000,000 ($8,500,493 net of which was received February 23, 2021 and $57,857 was received upon exercise of the prefunded warrants), On March 5, 2021, we entered into an amendment with the purchaser for the registered direct offering to reduce the exercise price of the warrants from $0.07 to $0.0454 per share of common stock. On the date of the amendment the closing price of the common stock was $0.0454 therefore no discount was offered nor was recorded. We also issued an additional 28,571,429 warrants to the purchaser. The Company also issued 10,714,286 warrants (at an exercise price of $0.0875) to the designees of the placement agent in connection with this transaction.  After transaction costs, the Company received net proceeds of $8,558,350, which is being used for operations.

On March 28, 2022, the Company entered into a purchase agreement with an accredited investor to purchase up to $10,000,000 of shares (“Purchase Shares”) of the Company’s common stock. The Company has the right, in its sole discretion, subject to the conditions and limitations in the Purchase Agreement, to direct the investor, by delivery of a purchase notice from time to time (a “Purchase Notice”) to purchase (each, a “Purchase”) over the one-year term of the Purchase Agreement, a minimum of $10,000 and up to a maximum of the lower of: (1) one hundred percent (100%) of the average daily trading dollar volume of the Company’s common stock during the ten trading days preceding the Purchase Date; or (2) one million dollars ($1,000,000), provided that the parties may agree to waive such limitations. The aggregate value of Purchase Shares sold to the investor may not exceed $10,000,000. Each Purchase Notice will set forth the Purchase Price and number of Purchase Shares in accordance with the terms of the Purchase Agreement. The number of Purchase Shares the Company issue under each Purchase will be equal to 112.5% of the Purchase Amount sold under such Purchase, divided by the Purchase Price per share (as defined under the Purchase Agreement). The Purchase Price was defined as the lower of (a) 90% of the lowest volume weighted average price during the Valuation Period; or (b) the closing price for the Company’s common stock on the trading day preceding the date of the Purchase Notice. The Purchase Price was subject to a floor of $0.01 per share, at or below which the Company could not deliver a Purchase Notice. The Valuation Period is the ten consecutive business days immediately preceding, but not including the date a Purchase Notice is delivered.  As of June 30, 2022, the Investor purchased 77,420,000 shares of common stock and the Company received net proceeds of $940,159, which is being used for operations.

On April 13, 2022, the Company retained the services of two independent consultants and the Board agreed to issue each consultant 97,543 shares for a total of 195,086 shares of common stock at a cost basis of $0.0173 per share amounting to $3,374.

11. STOCK OPTIONS AND WARRANTS

Stock Options

On August 1, 2017, we granted non-qualified stock options to purchase up to 10,000,000 shares of our common stock to a key employee, at a price of $0.01 per share.  The stock options vest equally over a period of 36 months and expire August 1, 2022.  These options may be exercised on a cashless basis, resulting in no cash payment to the company upon exercise. If the optionee exercises on a cashless basis, then the above water value (difference between the option price and the fair market price at the time of exercise) is used to purchase shares of common stock. Under this method, the number of shares of common stock issued will be less than the number of options exercised.  On September 30, 2018, the employee exercised, on a cashless basis, 3,324,201 options, resulting in the issuance of 1,233,509 shares of common stock. During the quarter ended March 30, 2021, the employee exercised, on a cashless basis, 6,675,799 options, resulting in the issuance of 5,439,540 shares of common stock.  As of December 31, 2021, all stock options issued on August 1, 2017 were fully exercised.

On September 18, 2017, we granted non-qualified stock options to purchase up to 1,800,000 shares of our common stock to three key employees, at a price of $0.05 per share.  The stock options vest equally over a period of 36 months and expire September 18, 2022. These options were exercisable on a cashless basis.  During the year ended December 31, 2020, two of the employees who held 1,200,000 options, collectively, left the company and the options were forfeited, and during the period ended June 30, 2020, a key employee who held 600,000 options left the Company and the options were forfeited.

On January 3, 2018, we granted non-qualified stock options to purchase up to 20,000,000 shares of our common stock to a key employee, at a price of $0.04 per share.  During the year ended December 31, 2021, the key employee left the Company and the options were forfeited.

On January 17, 2020, we granted non-qualified stock options to purchase up to 283,000,000 shares of our common stock to ten key employees and three directors, at an exercise price of $0.0019 per share.  The stock options vest equally over a period of 36 months and expire January 17, 2025. These options were exercisable on a cashless basis, any time after January 17, 2021.  During the year ended December 31, 2021, 3,766,668 options were exercised on a cashless basis, resulting in the issuance of 3,366,714 shares of common stock. During the year ended December 31, 2021, a key employee who held 20,000,000 options left the Company, and the options were forfeited.  During the quarter ended June 30, 2022, 1,000,000 options were exercised on a cashless basis, resulting in the issuance of 912,442 shares of common stock.

On June 2, 2020, we granted non-qualified stock options to purchase up to 17,000,000 shares of our common stock to a director, at an exercise price of $0.0018 per share.  The stock options vest equally over a period of 36 months and expire June 2, 2025. These options are exercisable on a cashless basis, any time after June 2, 2021.

On January 5, 2021, we granted non-qualified stock options to purchase up to 368,000,000 shares of our common stock to six key employees and three directors, at an exercise price of $0.0068 per share.  The stock options vest equally over a period of 36 months and expire January 5, 2026. These options were exercisable on a cashless basis, any time after January 5, 2022.  During the year ended December 31, 2021, a key employee who held 1,000,000 options left the Company, and the options were forfeited.

On August 18, 2021, we granted non-qualified stock options to purchase up to 5,000,000 shares of our common stock to a key employee, at an exercise price of $0.0017 per share.  The stock options vest equally over a period of 36 months and expire August 18, 2026. These options are exercisable on a cashless basis, any time after August 18, 2022.

On February 1, 2022, we granted non-qualified stock options to purchase up to 122,500,000 shares of our common stock to five board members, three of which are independent, and one employee, at an exercise price of $0.0295 per share.  The stock options vest equally over a period of 36 months and expire February 1, 2025. These options are exercisable on a cashless basis, anytime after March 1, 2022.

The Company used the historical industry index to calculate volatility, since the Company’s stock history did not represent the expected future volatility of the Company’s common stock.

The fair value of options granted during the six months ending June 30, 2022 and 2021, were determined using the Black Scholes method with the following assumptions:

	Six months ended June 30, 2022	Six months ended June 30, 2021
Risk free interest rate	1.29%	0.40%
Stock volatility factor	229%	337%
Weighted average expected option life	3 years	5 years
Expected dividend yield	0%	0%

A summary of the Company’s stock option activity and related information follows:

	Six months ended		Six months ended
	June 30, 2022		June 30, 2021
	Options	Weighted average exercise price	Options	Weighted average exercise price
Outstanding - beginning of year	768,233,332	$0.0052	429,675,799	$0.0052
Granted	122,500,000	0.0068	368,000,000	0.0068
Exercised	(1,000,000)	0.0019	(11,442,467)	0.0075
Forfeited	-	-	-	-
Outstanding - end of year	889,733,332	$0.0092	786,233,332	$0.0058
Exercisable at the end of year	575,827,396	$0.0068	321,460,729	$0.0069
Weighted average fair value of options granted during the year		$2,580,600		$2,502,400

As of June 30, 2022, and December 31, 2021, the intrinsic value of the stock options was approximately $3,419,267 and $5,256,720, respectively.  Stock option expense for the six months ended June 30, 2022, and 2021 were $894,117 and $491,473, respectively.

The Black Scholes option valuation model was developed for use in estimating the fair value of traded options, which do not have vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Because the Company’s employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

The weighted average remaining contractual life of options outstanding, as of June 30, 2022 was as follows:

Exercise prices	Number of options outstanding	Weighted Average remaining contractual life (years)
$0.015	35,000,000	0.15
$0.0131	60,000,000	0
$0.013	15,000,000	0
$0.0068	367,000,000	3.52
$0.0053	10,000,000	0.12
$0.0019	258,233,332	2.55
$0.0018	17,000,000	2.93
$0.017	5,000,000	4.14
$0.0295	122,500,000	2.59
	889,733,332

Warrants

As of June 30, 2022 and December 31, 2021, there were 162,703,869 and 162,703,869 warrants outstanding, respectively.

The fair value of warrants issued during the six months ended June 30, 2022 and 2021, were determined using the Black Scholes method with the following assumptions:

	Six months ended	Six months ended
	June 30, 2022	June 30, 2021
Risk free interest rate	0%	0.40%
Stock volatility factor	0%	337%
Weighted average expected warrant life	0 years	5 years
Expected dividend yield	0%	0%

A summary of the Company’s warrant activity and related information follows:

	Six months ended		Six months ended
	June 30, 2022		June 30, 2021
	Warrants	Weighted average exercise price	Warrants	Weighted average exercise price
Outstanding - beginning of period	162,703,869	$0.007	20,912,852	$0.007
Issued	-	-	240,000,001	0.037
Exercised	-	-	(76,280,412)	0.007
Forfeited	-	-	-	-
Outstanding - end of period	162,703,869	$0.048	184,632,441	$0.047
Exercisable at the end of period	162,703,869	$0.048	184,632,441	$0.047
Weighted average fair value of warrants granted during the period		$7,792,900		$8,720,357

Warrant expense for the six months ended June 30, 2022, and 2021 were $0 and $983,571, respectively.

12. RELATED PARTIES

Our former Chief Financial Officer is also the President of Bountiful Capital, LLC. On January 17, 2020, notes payable owed to Bountiful Capital amounting to $240,500 and accrued interest of $19,758 were converted into 2,597 shares of Series G preferred stock. On February 17, 2021, the Company entered into an Unsecured Promissory Note (the “February 17, 2021 Term Note”), in the aggregate principal amount of $840,000, with Bountiful Capital, LLC for gross proceeds of $840,000. The investor is a related party. The note bore interest at a rate of 5% per year and was not convertible into shares of common stock of the Company. Principal and interest under the note were due and payable upon maturity on January 28, 2022, and a prepayment of the note was permitted. On March 4, 2021, the Company paid off the February 17, 2021 Term Note in full in the amount of $840,000. Also on February 17, 2021, the Company entered into an Unsecured Promissory Note (the “February 17, 2021 Refinance Note”) with Bountiful Capital to refinance ten Unsecured Promissory Notes dated between August 3, 2017 and January 3, 2018, with a total principal balance of $683,100 and accrued interest of $113,626.  The February 17, 2021 Refinance Note bore interest of 5% per year and was not convertible into shares of common stock of the Company.  Principal and interest under the note were due and payable upon maturity on August 31, 2021, and a prepayment of the note was permitted. On February 17, 2021, the Company issued Bountiful Capital 25,000,000 shares of common stock in connection with the issuances of the February 17, 2021 Term Note and the February 17, 2021 Refinance Note, which the Company valued at $2,820,000.  We included $2,820,000 in interest expense related to the 25,000,000 shares.  On November 29, 2021, the Company entered into an exchange agreement with Bountiful Capital. Pursuant to the exchange agreement, the Company extinguished the principal amount of $683,100, plus accrued interest of $140,295, on an unsecured promissory note issued to Bountiful Capital on February 27, 2021 by repaying $428,652 in cash and issuing 26,316,264 shares of common stock of the Company in full satisfaction of the note.

At June 30, 2022 and December 31, 2021, principal on the Bountiful Notes and accrued interest totaled $0 and $0.

On August 1, 2017, the Company signed a lease with Bureau, Inc., a related party, to provide a workplace for our employees. Bureau, Inc., is wholly owned by Jill Giles, an employee of the Company.  During the year ended December 31, 2021 Jill Giles resigned from her position with Company.   Details on this lease are included in Note 15.

On August 1, 2017, Parscale Digital signed a lease with Parscale Strategy for computer equipment and office furniture.  Parscale Strategy is wholly owned by Brad Parscale.  Details of this lease are included in Note 14.

On March 18, 2021, the Company issued 1,000 shares of its Series H Preferred Stock to the then-Chief Executive Officer of the Company, Andrew Van Noy.  The Series H Preferred Stock not convertible into shares of the Company’s common stock and entitles the holder to 51% of the voting power of the Company’s shareholders, as set forth in the Certificate of Designation.  The 1,000 shares of Series H Preferred stock provided for automatic redemption by the Company at the par value of $0.001 per share on the sooner of: 1) sixty days (60) from the effective date of the Certificate of Designation, 2) on the date Andrew Van Noy ceases to serve as an officer, director or consultant of the Company, or 3) on the date that the Company’s shares of common stock first trade on any national securities exchange. On May 18, 2021, the Company redeemed all shares of Series H Preferred stock.

On September 29, 2021, the Company filed a certificate of withdrawal with the Secretary of State of Nevada, to withdraw the Company’s existing certificate of designation of Series H Preferred Stock, filed a certificate of designation for a new series of Series H Preferred Stock with the Secretary of State of Nevada, and issued 1,000 shares of Series H Preferred Stock to Andrew Van Noy, the Company’s chief executive officer, for services rendered.

On November 29, 2021, sixty days after the issuance of the shares of Series H Preferred stock, the Company redeemed all outstanding shares of Series H Preferred stock in accordance with the terms thereof.  As of December 31, 2021, there was zero shares of Series H Preferred stock outstanding.   As of June 30, 2022 the Company has zero shares of Series H Preferred stock outstanding.

13. CONCENTRATIONS

For the six months ended June 30, 2022 and 2021, the Company had four major customers who represented approximately 45% and 54% of total revenue, respectively.  At June 30, 2022 and December 31, 2021, accounts receivable from five and four customers, represented approximately 64% and 58% of total accounts receivable, respectively.  The customers comprising the concentrations within the accounts receivable are not the same customers that comprise the concentrations with the revenues discussed above.

14. COMMITMENTS AND CONTINGENCIES

Leases

In February 2016, the FASB issued ASU 2016-02, “Leases” Topic 842, which amends the guidance in former ASC Topic 840, Leases. The new standard increases transparency and comparability most significantly by requiring the recognition by lessees of right-of-use (“ROU”) assets and lease liabilities on the balance sheet for all leases longer than 12 months. Under the standard, disclosures are required to meet the objective of enabling users of financial statements to assess the amount, timing, and uncertainty of cash flows arising from leases. For lessees, leases will be classified as finance or operating, with classification affecting the pattern and classification of expense recognition in the income statement, over the expected term on a straight-line basis. Operating leases are recognized on the balance sheet as right-of-use assets, current operating lease liabilities and non-current operating lease liabilities.  We determine if an arrangement is a lease at inception. Operating leases are included in operating lease right-of-use (“ROU”) assets and operating lease liabilities on our consolidated balance sheets. Finance leases are included in property and equipment, current liabilities, and long-term liabilities on our consolidated balance sheets.

The Company adopted the new lease guidance effective January 1, 2019 using the modified retrospective transition approach, applying the new standard to all of its leases existing at the date of initial application which is the effective date of adoption. Consequently, financial information will not be updated and the disclosures required under the new standard will not be provided for dates and periods before January 1, 2019. The Company has elected the practical expedient to combine lease and non-lease components as a single component. We did not elect the hindsight practical expedient which permits entities to use hindsight in determining the lease term and assessing impairment. The adoption of the lease standard did not change our previously reported consolidated statements of operations and did not result in a cumulative catch-up adjustment to opening equity. As of June 30, 2022, the company recognized ROU assets of $9,719 and lease liabilities of $9,719.

The interest rate implicit in lease contracts is typically not readily determinable. As such, the Company utilizes its incremental borrowing rate of 10%, which is the rate incurred to borrow on a collateralized basis over a similar term an amount equal to the lease payments in a similar economic environment. In calculating the present value of the lease payments, the Company elected to utilize its incremental borrowing rate based on the remaining lease terms as of the January 1, 2019 adoption date.

Operating lease ROU assets and operating lease liabilities are recognized based on the present value of the future minimum lease payments over the lease term at the commencement date. The operating lease ROU asset also includes any lease payments made and excludes lease incentives and initial direct costs incurred, if any. Our lease terms may include options to extend or terminate the lease when it is reasonably certain that we will exercise that option. Our leases have remaining lease terms of 1 year to 3 years, some of which include options to extend the lease term for up to an undetermined number of years.

Operating Leases

On August 1, 2017, the Company signed a lease agreement with Bureau Inc., a related party, which commenced on August 1, 2017, for approximately 8,290 square feet, at 321 Sixth Street, San Antonio, TX 78215, for $9,800 per month, plus a pro rata share of the common building expenses.  The lease expires on July 31, 2022.  As of June 30, 2022, it is unclear whether we will attempt to extend this lease beyond the July 31, 2022 expiration date. However, because the lease expiration is greater than twelve months, the lease liability is included on the Balance Sheet as Right-of-use lease. This lease does not include a residual value guarantee, nor do we expect any material exit costs.  As of January 1, 2019, we determined that this lease meets the criterion to be classified as a ROU Asset and is included on the balance sheet as Right-Of-Use Assets. As of June 30, 2022, the ROU asset and liability balances of this lease were $9,719 and $9,719, respectively.

Total operating lease expense for the six months ended June 30, 2022 and 2021 was $56,650 and $51,281, respectively.  The Company is also required to pay its pro rata share of taxes, building maintenance costs, and insurance in according to the lease agreement.

On May 21, 2014, the Company entered into a settlement agreement with the landlord of our previous location at 6500 Hollister Ave., Goleta, CA, to make monthly payments on past due rent totaling $227,052.  Under the terms of the agreement, the Company will make monthly payments of $350 on a reduced balance of $40,250.  Upon payment of $40,250, the Company will record a gain on extinguishment of debt of $186,802. During the quarter ended June 30, 2021, the Company paid off the remainder of the reduced balance of $10,500 and recorded a gain on extinguishment of debt of $186,802 per the agreed terms. As of June 30, 2022, and December 31, 2021, the outstanding balance was zero and zero, respectively.

Finance Leases

On August 1, 2017, Parscale Digital signed a lease agreement with Parscale Strategy, a related party, for the use of office equipment and furniture.  The lease had a term of thirty-six (36) months, at a monthly payment of $3,000, and an option to purchase all items at the end of the lease for one dollar.  This lease expired on July 31, 2020 and has a remaining balance owed of $10,817, included in Related Party Accounts Payable. It is certain that the Company will exercise this purchase option.  We have evaluated this lease in accordance with ASC 842-20 and determined that it meets the definition of a finance lease.

The following is a schedule of the net book value of the finance lease.

Assets	June 30, 2022	December 31, 2021
Leased equipment under finance lease,	$100,097	$100,097
less accumulated amortization	(100,097)	(100,097)
Net	$-	$-

Below is a reconciliation of leases to the financial statements.

	ROU Operating Leases	Finance Leases
Leased asset balance	$9,719	$-
Liability balance	9,719	-
Cash flow (non-cash)	-	-
Interest expense	$81	$-

The following is a schedule, by years, of future minimum lease payments required under the operating and finance leases.

Years Ending December 31,	ROU Operating Leases	Finance Leases
2022	9,800	-
2023	-	-
Thereafter	-	-
Total	$9,800	$-
Less imputed interest	(81)	-
Total liability	$9,719	$-

Other information related to leases is as follows:

Lease Type	Weighted Average Remaining Term	Weighted Average Discount Rate (1)
Operating Leases	1 months	10%
Finance Leases	0 months	10%

(1)	This discount rate is consistent with our borrowing rates from various lenders.

Legal Matters

The Company may be involved in legal actions and claims arising in the ordinary course of business, from time to time, none of which at this time the Company considers to be material to the Company’s business or financial condition.

15. SUPPLEMENTAL STATEMENT OF CASH FLOWS INFORMATION

During the six months ended June 30, 2022, there were the following non-cash activities.

-	The values of the ROU operating lease assets and liabilities each declined $56,650, netting to zero on the statement of cash flows.

-	The holder of 1,000,000 stock options exercised their options into 912,442 shares of common stock in the amount of $912.

During the six months ended June 30, 2021, there were the following non-cash activities.

-	Certain lenders converted a total of $183,131 of principal, interest, and fees, into 18,313,074 common shares.

-	The values of the ROU operating lease assets and liabilities each declined $51,281, netting to zero on the statement of cash flows.

-	The holders of 10,000 shares of Series A Preferred stock converted all shares into 100,000,000 shares of common stock.

-	The holders of 3,979 shares of Series D Preferred stock converted into 9,947,500 shares of common stock.

-	The holders of 11,442,467 stock options exercised their options into 8,831,939 shares of common stock.

-	The holders of 76,280,412 warrants exercised their warrants into 73,867,536 shares of common stock.

16. SUBSEQUENT EVENTS

Management has evaluated subsequent events according to ASC TOPIC 855 as of the date of the financial statements and has determined that the following subsequent events are reportable.

-	On July 21, 2022 Andrew Van Noy resigned as Chief Executive Officer of the Company and will continue to serve as Chairman of the Board of the Company.

-	Only July 21, 2022 Gerald Hug was appointed as Director and Chief Executive Officer of the Company.

On July 28, 2022, the “Company” entered into an amendment to the Company’s purchase agreement, dated March 28, 2022 (the “Purchase Agreement”) with GHS Investments, LLC (“GHS”). As previously disclosed, the Purchase Agreement provides that, subject to the conditions and limitations set forth therein, the Company may sell to GHS, in its discretion, up to $10,000,000 of shares of the Company’s common stock. Under the amendment, the “Purchase Price” under the Purchase Agreement is no longer subject to a floor and is defined as the lower of (a) 90% of the lowest traded price during the Valuation Period (as defined under the Purchase Agreement) or (b) the closing price for the Company’s common stock on the trading day preceding the date of the purchase notice provided under the Purchase Agreement.

AIADVERTISING, INC. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2021 AND DECEMBER 31, 2020

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of AiAdvertising, Inc. and subsidiaries

Opinion on the Financial Statements

We have audited the accompanying balance sheets of AiAdvertising, Inc. and subsidiaries (the Company) as of December 31, 2021 and 2020, and the related statements of operations, stockholders’ equity (deficit), and cash flows for each of the years in the two-year period ended December 31, 2021, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of a critical audit matter does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing separate opinions on the critical audit matter or on the accounts or disclosures to which they relate.

Revenue Recognition

As discussed in Note 2, the Company recognizes revenue upon transfer of control of promised services to customers in an amount that reflects the consideration the Company expects to receive in exchange for those products or services. The Company offers customers the ability to acquire multiple services. Significant judgment is exercised by the Company in determining revenue recognition for these customer agreements. Given these factors and due to the volume of transactions, the related audit effort in evaluating management’s judgments in determining revenue recognition for these customer agreements was extensive and required a high degree of auditor judgment.

We tested the Company’s allocation of the transaction price and other variables that impact revenue recognition.

/s/ M&K CPAS, PLLC

We have served as the Company’s auditor since 2018.

Houston, Texas

April 14, 2022

AIADVERTISING, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31, 2021	December 31, 2020

ASSETS
CURRENT ASSETS
Cash	$3,431,455	$10,538
Accounts receivable, net	497,422	343,359
Costs in excess of billings	27,779	-
Prepaid and other current Assets	182,427	30,430
TOTAL CURRENT ASSETS	4,139,083	384,327

PROPERTY & EQUIPMENT, net	114,249	55,682
RIGHT-OF-USE ASSETS	66,369	171,549

OTHER ASSETS
Lease deposit	9,800	9,800
Goodwill and other intangible assets, net	20,202	26,582
TOTAL OTHER ASSETS	30,002	36,382

TOTAL ASSETS	$4,349,703	$647,940

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)

CURRENT LIABILITIES
Accounts payable	$791,727	$1,575,880
Accounts payable, related party	10,817	10,517
Accrued expenses	72,158	648,273
Operating lease liability	66,369	171,548
Lines of credit	$-	$379,797
Deferred revenue and customer deposit	491,635	841,290
Convertible notes and interest payable, current, net	-	183,884
Notes payable	-	565,008
Notes payable, related parties	-	792,235
TOTAL CURRENT LIABILITIES	1,432,706	5,168,432

LONG TERM LIABILITIES
Accrued expenses, long term	-	195,553
TOTAL LONG TERM LIABILITIES	-	195,553

TOTAL LIABILITIES	1,432,706	5,363,985
COMMITMENTS AND CONTINGENCIES (see Note 14)

SHAREHOLDERS’ EQUITY (DEFICIT)
Preferred stock, $0.001 par value; 5,000,000 Authorized shares:
Series A Preferred stock; 10,000 authorized, zero and 10,000 shares issued and outstanding;	-	10
Series B Preferred stock; 25,000 authorized, 18,025 shares issued and outstanding;	18	18
Series C Preferred Stock; 25,000 authorized, 14,425 shares issued and outstanding;	14	14
Series D Preferred Stock; 90,000 authorized, 86,021 and 90,000 shares issued and outstanding;	86	90
Series E Preferred stock; 10,000 authorized, 10,000 shares issued and outstanding;	10	10
Series F Preferred stock; 800,000 authorized, zero and 2,413 shares issued and outstanding;	-	2
Series G Preferred stock; 2,600 authorized, 2,597 shares issued and outstanding;	3	3
Series H Preferred stock; 1,000 authorized, zero and zero shares issued and outstanding;	-	-
Common stock, $0.001 par value; 10,000,000,000 and 2,000,000,000 authorized shares; 1,055,556,518 and 683,940,104 shares issued and outstanding, respectively	1,055,566	683,949
Additional paid in capital	46,667,049	31,486,837
Common stock payable, consisting of 5,000,000 shares valued at $0.1128	564,000	-
Accumulated deficit	(45,369,749)	(36,886,978)
TOTAL SHAREHOLDERS’ EQUITY (DEFICIT)	2,916,997	(4,716,045)

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)	$4,349,703	$647,940

The accompanying notes are an integral part of these consolidated financial statements.

AIADVERTISING, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31, 2021	Year Ended December 31, 2020

REVENUE	$6,868,261	$9,402,564
REVENUE - related party	-	3,640
TOTAL REVENUE	6,868,261	9,406,204

COST OF REVENUE	4,696,317	6,252,240
Gross Profit	2,171,944	3,153,964

OPERATING EXPENSES
Salaries and outside services	4,048,508	2,473,716
Selling, general and administrative expenses	4,767,334	1,649,425
Loss on impairment of Goodwill and Intangible Assets	-	560,000
Depreciation and amortization	46,535	113,287
TOTAL OPERATING (INCOME) EXPENSES	8,862,377	4,796,428

INCOME (LOSS) FROM OPERATIONS BEFORE OTHER INCOME AND TAXES	$(6,690,433)	$(1,642,464)

OTHER INCOME (EXPENSE)
Gain (loss) on extinguishment of debt	282,418	28,971
Gain (loss) forgiveness of PPP Loan	780,680	780,680
Gain (loss) on Sales of Discontinued Operations	226,769	-
Gain (loss) on changes in derivative liability	-	131,018
Interest expense	(3,155,819)	(774,568)
TOTAL OTHER INCOME (EXPENSE)	$(1,865,952)	$166,101

INCOME/(LOSS) FROM OPERATIONS BEFORE PROVISION FOR TAXES	$(8,556,385)	$(1,476,363)
INCOME (LOSS) FROM DISCONTINUED OPERATIONS BEFORE PROVISION FOR TAXES	$73,614	$205,713

PROVISION (BENEFIT) FOR INCOME TAXES	-	-

NET INCOME/(LOSS)	$(8,482,771)	$(1,270,650)

PREFERRED DIVIDENDS	12,525	111,172

NET INCOME/(LOSS) ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(8,495,296)	$(1,381,822)

NET LOSS PER SHARE
BASIC	$(0.01)	$(0.00)
DILUTED	$(0.01)	$(0.00)

WEIGHTED-AVERAGE COMMON SHARES OUTSTANDING
BASIC	956,912,269	579,856,451
DILUTED	956,912,269	579,856,451

The accompanying notes are an integral part of these consolidated financial statements.

AIADVERTISING, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY (DEFICIT)

	Preferred Stock		Common Stock		Additional Paid-in	Common Stock	Accumulated
	Shares	Amount	Shares	Amount	Capital	Payable	Deficit	Total
	For the years ended December 31, 2021 and 2020
Balance, December 31, 2019	142,450	$142	419,638,507	$419,648	$30,088,492	$-	(35,616,328)	$(5,108,046)

Conversion of convertible note	-	-	226,300,034	226,299	65,641		-	291,940
Stock issuances to lenders	-	-	38,001,563	38,002	296,375		-	334,377
Exchange debt-for-equity	2,597	3	-	-	259,695		-	259,698
Series A preferred stock dividend declared ($2.00 per share)	-	-	-	-	(80,000)		-	(80,000)
Series D preferred stock dividend declared ($0.30 per share)	-	-	-	-	(26,792)		-	(26,792)
Series F preferred stock dividend declared ($1.82 per share)	-	-	-	-	(4,380)		-	(4,380)
Stock based compensation	-	-	-	-	390,035		-	390,035
Derivative settlement	-	-	-	-	339,105		-	339,105
Warrant Issuance	-	-	-	-	98,343			98,343
Other - RegA Investor Funds	2,413	2	-	-	60,323		-	60,325
Net loss	-	-	-	-	-		(1,270,650)	(1,270,650)

Balance, December 31, 2020	147,460	$147	683,940,104	$683,949	$31,486,837	$-	(36,886,978)	$(4,716,045)

Conversion of convertible note, related party			44,629,338	44,629	533,245			577,874
Stock issuances to lenders			85,000,000	85,000	8,415,493			8,500,493
Stock issuances to related party			25,000,000	25,000	2,795,000			2,820,000
Series A preferred stock dividend declared ( $0.86 per share)	-	-	-	-	(8,705)		-	(8,705)
Series F preferred stock dividend declared ( $0.67 per share)	-	-	-	-	(3,820)		-	(3,820)
Stock based compensation	-	-	-	-	1,247,048		-	1,247,048
Stock option exercised - cashless basis	-	-	11,107,502	11,108	(11,108)		-	-
Stock option exercised - cash basis			333,334	333	(333)			-
Preferred stock conversion	(13,979)	(14)	109,947,500	109,948	(109,934)		-	-
Warrant Issuance					983,571			983,571
Warrant exercise - cashless basis	-	-	17,313,025	17,314	(17,314)		-	-
Warrant exercise - cash basis			78,285,715	78,285	907,029			985,314
Other - RegA Investor Funds	(100)				(2,500)			(2,500)
Redemption of Series F Preferred Stock	(2,353)	(2)			(58,823)			(58,825)
Redempion of Series H Preferred stock	(1,000)	(2)			2			-
Issuance of Series H Preferred stock	2,000	2			511,361			511,363
Common stock payable						564,000		564,000
Net Loss	-	-	-	-			(8,482,771)	(8,482,771)

Balance, December 31, 2021	132,028	$131	1,055,556,518	$1,055,566	$46,667,049	$564,000	(45,369,749)	$2,916,997

The accompanying notes are an integral part of these consolidated financial statements.

AIADVERTISING, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2021	Year Ended December 31, 2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss) from continued operations	$(8,556,385)	$(1,476,363)

Adjustment to reconcile net loss to net cash (used in) operating activities
Bad debt expense	(2,274)	16,868
Depreciation and amortization	46,535	113,287
Finance charge, related party	2,820,000	-
Loss on impairment of goodwill & intangibles	-	560,000
Amortization of Debt Discount	274,992	270,607
Gain on settlemet of debt	(282,418)	-
Gain on forgiveness of PPP loan	(780,680)	(780,680)
Gain on Sale of Discontinued Operations	(226,769)	-
Non-cash compensation expense	1,247,048	390,035
Non-cash service expense	564,000	98,343
Fair valuation of warrants as compensation	983,571	-
Issuance of Series H Pref to employee	511,363	-
(Gain)/loss on derivative liability valuation	-	(131,018)
Derivative expense	-	-
Change in assets and liabilities:
(Increase) Decrease in:
Accounts receivable	(151,789)	497,299
Prepaid expenses and other assets	(151,997)	(3,581)
Costs in excess of billings	(27,779)	21,606
Accounts payable	(693,347)	(323,670)
Accrued expenses	(256,852)	(31,597)
Customer Deposits	(349,655)	(1,239,472)
NET CASH (USED IN) OPERATING ACTIVITIES - continued operations	(5,032,436)	(2,018,336)
NET CASH PROVIDED BY OPERATING ACTIVITIES - discontinued operations	73,614	205,713
NET CASH (USED IN) OPERATING ACTIVITIES	(4,958,822)	(1,812,623)

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash paid for purchase of fixed assets	(98,723)	(5,253)
Proceeds from the sale of discontinued operations	226,769	-
NET CASH (PROVIDED BY) INVESTING ACTIVITIES	128,046	(5,253)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on capital lease obligation	-	(20,654)
Payment of dividend	(408,805)	(23,452)
Proceeds of issuance of common stock, net	9,485,807	-
Proceeds (payments) on line of credit, net	(366,012)	60,106
Proceeds from issuance of notes, related party, net	(428,652)	-
Proceeds (payments) of preferred stock	(61,325)	60,325
Principal payments on debt, third party	(750,000)	(91,000)
Proceeds from PPP loan	780,680	-
Proceeds from issuance of notes payable	-	1,530,680
Principal payments on term loan	-	(506,919)
NET CASH (PROVIDED BY) FINANCING ACTIVITIES	8,251,693	1,009,086

NET INCREASE / (DECREASE) IN CASH	3,420,917	(808,790)

CASH, BEGINNING OF PERIOD	10,538	819,328

CASH, END OF PERIOD	$3,431,455	$10,538

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Interest paid	$60,038	$285,293
Taxes paid	$-	$-

Non-cash financing activities:
Conversion of notes payable to common stock, related party	$577,874	$291,940
Exchange of Debt-to-Equity (Preferred)	$-	$259,698
Derivative settlement	$-	$339,105
Right of use assets	$105,180	$95,209
Derivative discount	$-	$127,273
Conversion of preferred to common stock	$109,948	$-
Exercise of stock options	$11,108	$-
Exercise of warrants	$17,314	$-
Issuance of common stock to lenders	$-	$334,377

The accompanying notes are an integral part of these consolidated financial statements.

AIADVERSTISING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021

1.	ORGANIZATION AND LINE OF BUSINESS

Organization

AiAdvertising, Inc. (“we”, “us”, “our” or the “Company”) is based in San Antonio, Texas, was incorporated in Nevada on January 22, 2002. The Company was formerly known as CloudCommerce, Inc., Warp 9, Inc., Roaming Messenger, Inc., and Latinocare Management Corporation (“LMC”). On July 9, 2015, we changed the name of the Company from Warp 9, Inc. to CloudCommerce, Inc..  On August 5, 2021 CloudCommerce changed its name to AiAdvertising, Inc. We develop solutions that help our clients acquire, engage, and retain their customers by leveraging cutting-edge digital strategies and AI.  We focus on using data analytics to drive the creation of great user experiences and effective digital marketing campaigns.

The Company has six subsidiaries, CLWD Operations, Inc. (formerly Indaba Group, Inc.), Parscale Digital, Inc., which merged with Parscale Creative, Inc., as a result of an acquisition dated August 1, 2017, WebTegrity, LLC (“WebTegrity”), which was acquired November 15, 2017, Data Propria, Inc., which the Company launched February 1, 2018, Giles Design Bureau, Inc., which spun out from Parscale Digital in May, 2018, and aiAdvertising, Inc., which was formed January 14, 2021. The Company focuses on four main areas, artificial intelligence, digital marketing, creative design, and web development.

Going Concern

The accompanying Consolidated Financial Statements have been prepared on a going concern basis of accounting, which contemplates continuity of operations, realization of assets and liabilities and commitments in the normal course of business.  The accompanying Consolidated Financial Statements do not reflect any adjustments that might result if the Company is unable to continue as a going concern. As of December 31, 2021, Management reassessed going concern and found the Company will have sufficient liquidity for the next 12 months such that there is no substantial doubt about its ability to continue as a going concern.  During the year ended 2021 the Company raised capital from investors through sales of securities and normal course of business operations, which allowed the company to improve cash flow and pay down obligations. As of December 31, 2021, the Company had positive working capital of $2,706,379 . We have historically reported net losses, and negative cash flows from operations, which raised substantial doubt about the Company’s ability to continue as a going concern in previous years.  The appropriateness of using the going concern basis is dependent upon, among other things, raising additional capital. Historically, the Company has obtained funds from investors since its inception through sales of our securities. The Company will also seek to generate additional working capital from increasing sales from its Ai Platform, creative, website development and digital advertising service offerings, and continue to pursue its business plan and purposes.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies of AiAdvertising is presented to assist in understanding the Company’s Consolidated Financial Statements. The Consolidated Financial Statements and notes are representations of the Company’s management, which is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the Consolidated Financial Statements.

The Consolidated Financial Statements include the Company and its wholly owned subsidiaries CLWD Operations, Inc a Delaware corporation (“CLWD Operations”), Parscale Digital, Inc., a Nevada corporation (“Parscale Digital”), WebTegrity, Inc., a Nevada corporation (“WebTegrity”), Data Propria, Inc., a Nevada corporation (“Data Propria”), and Giles Design Bureau, Inc., a Nevada corporation (“Giles Design Bureau). All significant inter-company transactions are eliminated in consolidation of the financial statements.

Reclassifications

During the year ended December 31, 2021 we recognized cost of revenue in the statement of operations. Certain prior periods have been reclassified to reflect current period presentation.

Accounts Receivable

The Company extends credit to its customers, who are located nationwide.  Accounts receivable are customer obligations due under normal trade terms.  The Company performs continuing credit evaluations of its customers’ financial condition.  Management reviews accounts receivable on a regular basis, based on contracted terms and how recently payments have been received to determine if any such amounts will potentially be uncollected.  The Company includes any balances that are determined to be uncollectible in its allowance for doubtful accounts.  After all attempts to collect a receivable have failed, the receivable is written off.  The balance of the allowance account at December 31, 2021 and 2020 are $4,469 and $742, respectively. During the years ended December 31, 2021 and 2020, we included $2,274 and $16,868, respectively, in expense related to balances that were written off as bad debt.

On November 30, 2016, CLWD Operations entered into a 12-month agreement wherein amounts due from our customers were pledged to a third party, in exchange for a borrowing facility of up to $400,000.  The agreement was amended on March 23, 2017, which increased the allowable borrowing amount by $100,000, to $500,000. On November 30, 2017, the agreement renewed automatically for another twelve months.  The proceeds from the facility were determined by the amounts we invoiced our customers.  We recorded the amounts due from customers in accounts receivable and the amount due to the third party as a liability, presented under “Lines of credit” on the Balance Sheet.  During the term of this facility, the third-party lender had a first priority security interest in CLWD Operations’ assets, and therefore, we would have needed to obtain such third-party lender’s written consent to obligate CLWD Operations’ further or pledge its assets against additional borrowing facilities.  The cost of this secured borrowing facility was 0.05% of the daily balance. This borrowing facility had an expiration date of January 14, 2021 and was not renewed.  As of December 31, 2021, the balance due from this arrangement was zero.

On October 19, 2017, Parscale Digital entered into a 12-month agreement wherein amounts due from our customers were pledged to a third party, in exchange for a borrowing facility of up to $500,000. The proceeds from the facility were determined by the amounts we invoiced our customers.  The Company evaluated this facility in accordance with ASC 860, classifying it as a secured borrowing arrangement.  We recorded the amounts due from customers in accounts receivable and the amount due to the third party as a liability, presented as a “Lines of credit” on the Balance Sheet.  During the term of this facility, the third-party lender had a first priority security interest in Parscale Digital, and therefore, we would have needed to obtain such third-party lender’s written consent to obligate Parscale Digital further or pledge its assets against additional borrowing facilities.  The cost of this secured borrowing facility was 0.05% of the daily balance. On April 12, 2018, the Company amended the secured borrowing arrangement, which increased the maximum allowable balance by $250,000, to $750,000 .  This borrowing facility had an expiration date of November 11, 2020 and was not renewed.  As of December 31, 2021, the balance due from this arrangement was zero.

On August 2, 2018, Giles Design Bureau, WebTegrity, and Data Propria entered into 12-month agreements wherein amounts due from our customers were pledged to a third-party, in exchange for borrowing facilities of up to $150,000, $150,000 and $600,000, respectively. The proceeds from the facility were determined by the amounts we invoiced our customers.  We evaluated these facilities in accordance with ASC 860, classifying as secured borrowing arrangements. We recorded the amounts due from customers in accounts receivable and the amount due to the third party as a liability, presented under “Lines of credit” on the Balance Sheet. During the term of these facilities, the third-party lender had a first priority security interest in the respective entities, and, therefore, we would have needed to obtain such third-party lender’s written consent to obligate the entities further or pledge our assets against additional borrowing facilities.  The cost of this secured borrowing facilities was 0.056%, 0.056% and 0.049%, respectively, of the daily balance. These three borrowing facilities had an expiration date of August 22, 2020 and were not renewed.  As of December 31, 2021, the combined balance due from these arrangement was zero.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires the use of estimates and assumptions by management in determining the reported amounts of assets and liabilities, disclosures of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Estimates are primarily used in our revenue recognition, the allowance for doubtful account receivable, fair value assumptions in accounting for business combinations and analyzing goodwill, intangible assets and long-lived asset impairments and adjustments, the deferred tax valuation allowance, and the fair value of stock options and warrants.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. As of December 31, 2021, the Company held cash and cash equivalents in the amount of $3,431,455 which was held in the Company’s operating bank accounts.  This amount is held in a bank account exceeding the FDIC insured limit of $250,000.

Revenue Recognition

The Company recognizes income when the service is provided or when product is delivered.  We present revenue, net of customer incentives.  Most of the income is generated from professional services and site development fees.  We provide online marketing services that we purchase from third parties.  The gross revenue presented in our statement of operations includes digital advertising revenue.  We also offer professional services such as development services.  The fees for development services with multiple deliverables constitute a separate unit of accounting in accordance with ASC 606, which are recognized as the work is performed.   Upfront fees for development services or other customer services are deferred until certain implementation or contractual milestones have been achieved.  If we have performed work for our clients, but have not invoiced clients for that work, then we record the value of the work in an asset in costs in excess of billings. The terms of services contracts generally are for periods of less than one year.  The deferred revenue and customer deposits as of December 31, 2021 and 2020 was $491,635 and $841,290, respectively.  The costs in excess of billings as of December 31, 2021 and 2020 was $27,779 and zero, respectively. See footnote 3 for a disclosure of our use of estimates and judgement, as it relates to revenue recognition.

We always strive to satisfy our customers by providing superior quality and service.  Since we typically bill based on a Time and Materials basis, there are no returns for work delivered. When discrepancies or disagreements arise, we do our best to reconcile those by assessing the situation on a case-by-case basis and determining if any discounts can be given.  Historically, no significant discounts have been granted.

Included in revenue are costs that are reimbursed by our clients, including third party services, such as photographers and stylists, furniture, supplies, and the largest component, digital advertising.  We have determined, based on our review, that the amounts classified as reimbursable costs should be recorded as gross, due to the following factors:

●	The Company is primarily in control of the inputs of the project and responsible for the completion of the client contract;

●	We have discretion in establishing price; and

●	We have discretion in supplier selection.

During the years ended December 31, 2021 and 2020, we included $3,448,153 and $5,155,079, respectively, in revenue, related to reimbursable costs.

The Company records revenue into the following five categories:

●	Data Sciences – Includes polling, research, modeling, data fees, consulting and reporting.

●	Design – Includes branding, photography, copyrighting, printing, signs and interior design.

●	Development – Includes website coding.

●	Digital Advertising – Includes ad spend, SEO management and digital ad support.

●	The Platform - Includes our existing clients creative assets and intelligently recommends enhancements to optimize performance by using artificial intelligence.

For the years ended December 31, 2021 and December 31, 2020, revenue was disaggregated into the five categories as follows:

	Year ended December 31, 2021			Year ended December 31, 2020
	Third Parties	Related Parties	Total	Third Parties	Related Parties	Total
Data Sciences	$-	$-	$-	$596,446	$-	$596,446
Design	2,027,152	-	2,027,152	2,390,676	-	2,390,676
Development	225,049	-	225,049	330,404	-	330,404
Digital Advertising	4,525,688	-	4,525,688	6,085,038	3,640	6,088,678
The Platform	90,372	-	90,372	-	-	-
Total	$6,868,261	$-	$6,868,261	$9,402,564	$3,640	$9,406,204

Research and Development

Research and development costs are expensed as incurred.  Total research and development costs were $ 549,628 and zero for the years ended December 31, 2021 and December 31, 2020, respectively.

Advertising Costs

The Company expenses the cost of advertising and promotional materials when incurred.  Total advertising costs were $145,375 and $119,332, for the years ended December 31, 2021 and December 31, 2020, respectively.

Fair Value of Financial Instruments

The Company’s financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, and accrued liabilities are carried at cost, which approximates their fair value, due to the relatively short maturity of these instruments.  As of December 31, 2021 and December 31, 2020, the Company’s notes payable have stated borrowing rates that are consistent with those currently available to the Company and, accordingly, the Company believes the carrying value of these debt instruments approximates their fair value.

Fair value is defined as the price to sell an asset or transfer a liability, between market participants at the measurement date. Fair value measurements assume that the asset or liability is (1) exchanged in an orderly manner, (2) the exchange is in the principal market for that asset or liability, and (3) the market participants are independent, knowledgeable, able and willing to transact an exchange. Fair value accounting and reporting establishes a framework for measuring fair value by creating a hierarchy for observable independent market inputs and unobservable market assumptions and expands disclosures about fair value measurements. Considerable judgment is required to interpret the market data used to develop fair value estimates. As such, the estimates presented herein are not necessarily indicative of the amounts that could be realized in a current exchange. The use of different market assumptions and/or estimation methods could have a material effect on the estimated fair value.

ASC Topic 820 established a three-tier fair value hierarchy which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements). These tiers include:

●	Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;

●	Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

●	Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

Property and Equipment

Property and equipment are stated at cost, and are depreciated or amortized using the straight-line method over the following estimated useful lives:

		As of December 31,
	Years	2021	2020
Equipment	5-7	$239,641	$169,003
Office furniture	7	51,653	23,569
Leasehold improvements	Length of lease	-	-
Less accumulated depreciation		(177,045)	(136,890)
Net property and equipment		$114,249	$55,682

The following table discloses fixed asset transactions and recordings during the years ended December 31, 2021 and December 31, 2020:

	Year ended December 31, 2021	Year ended December 31, 2020
Depreciation expense	$40,155	$40,993
Gain/(loss) on disposals	-	-
Cash paid for fixed asset additions	98,722	5,253

Impairment of Long-Lived Assets

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. To determine recoverability of a long-lived asset, management evaluates whether the estimated future undiscounted net cash flows from the asset are less than its carrying amount. If impairment is indicated, the long-lived asset would be written down to fair value. Fair value is determined by an evaluation of available price information at which assets could be bought or sold, including quoted market prices, if available, or the present value of the estimated future cash flows based on reasonable and supportable assumptions.  During the year ended December 31, 2020, management reviewed the intangible assets and goodwill of WebTegrity, and determined that there were indications of impairment.

Indefinite Lived Intangibles and Goodwill Assets

The Company accounts for business combinations under the acquisition method of accounting in accordance with ASC 805, “Business Combinations,” where the total purchase price is allocated to the tangible and identified intangible assets acquired and liabilities assumed based on their estimated fair values. Significant estimates in valuing certain intangible assets include, but are not limited to, future expected cash flows from acquired customer lists, acquired technology, and trade names from a market participant perspective, useful lives and discount rates. Management’s estimates of fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable and, as a result, actual results may differ from estimates. The purchase price is allocated using the information currently available, and may be adjusted, up to one year from acquisition date, after obtaining more information regarding, among other things, asset valuations, liabilities assumed and revisions to preliminary estimates. The purchase price in excess of the fair value of the tangible and identified intangible assets acquired less liabilities assumed is recognized as goodwill.

The Company tests for indefinite lived intangibles and goodwill impairment in the fourth quarter of each year and whenever events or circumstances indicate that the carrying amount of the asset exceeds its fair value and may not be recoverable. In accordance with its policies, at December 31, 2020 the Company performed a qualitative assessment of indefinite lived intangibles and goodwill related to WebTegrity and determined there was impairment of indefinite lived intangibles and goodwill. Therefore, an impairment of indefinite lived intangibles and goodwill was recognized.

The impairment test conducted by the Company includes an assessment of whether events occurred that may have resulted in impairment of goodwill and intangible assets.  Because it was determined that events had occurred which effected the fair value of goodwill and intangible assets, the Company conducted the two-step approach to determine the fair value and required adjustment.  The steps are as follows:

1.	Based on the totality of qualitative factors, determine whether the carrying amount of the intangible asset may not be recoverable. Qualitative factors and key assumptions reviewed include the following:

●	Increases in costs, such as labor, materials or other costs that could negatively affect future cash flows. The Company assumed that costs associated with labor, materials, and other costs should be consistent with fair market levels. If the costs were materially higher than fair market levels, then such costs may adversely affect the future cash flows of the Company or reporting units.

●	Financial performance, such as negative or declining cash flows, or reductions in revenue may adversely affect recoverability of the recorded value of the intangible assets. During our analysis, the Company assumes that revenues should remain relatively consistent or show gradual growth month-to-month and quarter-to-quarter. If we report revenue declines, instead of increases or flat levels, then such condition may adversely affect the future cash flows of the Company or reporting units.

●	Legal, regulatory, contractual, political, business or other factors that could affect future cash flows. During our analysis, the Company assumes that the legal, regulatory, political or business conditions should remain consistent, without placing material pressure on the Company or any of its reporting units. If such conditions were to become materially different than what has been experienced historically, then such conditions may adversely affect the future cash flows of the Company or reporting units.

●	Entity-specific events such as losses of management, key personnel, or customers, may adversely affect future cash flows. During our analysis, the Company assumes that members of management, key personnel, and customers will remain consistent period-over-period. If not effectively replaced, the loss of members of management and key employees could adversely affect operations, culture, morale and overall success of the company. In addition, if material revenue from key customers is lost and not replaced, then future cash flows will be adversely affected.

●	Industry or market considerations, such as competition, changes in the market, changes in customer dependence on our service offering, or obsolescence could adversely affect the Company or its reporting units. We understand that the markets we serve are constantly changing, requiring us to change with it. During our analysis, we assume that we will address new opportunities in service offering and industries served. If we do not make such changes, then we may experience declines in revenue and cash flow, making it difficult to re-capture market share.

●	Macroeconomic conditions such as deterioration in general economic conditions or limitations on accessing capital could adversely affect the Company. During our analysis, we acknowledge that macroeconomic factors, such as the economy, may affect our business plan because our customers may reduce budgets for our services. If there are material declines in the economy, which lead to reductions in revenue then such conditions may adversely affect the Company.

2.	Compare the carrying amount of the intangible asset to the fair value.

3.	If the carrying amount is greater than the fair value, then the carrying amount is reduced to reflect fair value.

In accordance with its policies, the Company conducted an impairment assessment during the year ended December 31, 2020 related to the WebTegrity acquisition and determined that impairment of indefinite lived intangibles and goodwill was necessary. Accordingly, all intangible assets and goodwill related to the WebTegrity acquisition have been written off, amounting to $560,000. This amount reduced the consolidated balances of WebTegrity, as outlined below.  This amount is included in Operating Expenses on the Income Statement, for the year ended December 31, 2020.  At the time of the impairment analysis, the remaining prior year balance of the Customer List ($71,606) had already been expensed throughout the year ended December 31, 2020.

Goodwill and Intangible assets are comprised of the following, presented as net of amortization:

December 31, 2021
	AiAdvertising	Total
Domain name	20,202	20,202
Total	$20,202	$20,202

December 31, 2020
	AiAdvertising	Total
Domain name	26,582	26,582
Total	$26,582	$26,582

Business Combinations

The acquisition of subsidiaries is accounted for using the purchase method.  The cost of the acquisition is measured at the aggregate of the fair value, at the acquisition date, of assets received, liabilities incurred or assumed, and equity instruments issued by the Company in exchange for control of the acquiree.  Any costs directly attributable to the business combination are expensed in the period incurred.  The acquiree’s identifiable assets and liabilities are recognized at their fair values at the acquisition date.

Goodwill arising on acquisition is recognized as an asset and initially measured at cost, being the excess of the cost of the business combination over the Company’s interest in the net fair value of the identifiable assets, liabilities and contingent liabilities recognized.

Concentrations of Business and Credit Risk

The Company operates in a single industry segment.  The Company markets its services to companies and individuals in many industries and geographic locations. The Company’s operations are subject to rapid technological advancement and intense competition. Accounts receivable represent financial instruments with potential credit risk. The Company typically offers its customers credit terms. The Company makes periodic evaluations of the credit worthiness of its enterprise customers and other than obtaining deposits pursuant to its policies, it generally does not require collateral.  In the event of nonpayment, the Company has the ability to terminate services. As of December 31, 2021, the Company held cash and cash equivalents in the amount of $3,431,455, which was held in the operating bank accounts.  Of this amount, none was held in any one account, in amounts exceeding the FDIC insured limit of $250,000.  For further discussion on concentrations see footnote 14.

Stock-Based Compensation

The Company addressed the accounting for share-based payment transactions in which an enterprise receives employee services in exchange for either equity instruments of the enterprise or liabilities that are based on the fair value of the enterprise’s equity instruments or that may be settled by the issuance of such equity instruments. The transactions are accounted for using a fair-value-based method and recognized as expenses in our statement of operations.

Stock-based compensation expense recognized during the period is based on the value of the portion of stock-based payment awards that is ultimately expected to vest.  Stock-based compensation expense recognized in the consolidated statement of operations during the year ended December 31, 2021, included compensation expense for the stock-based payment awards granted prior to, but not yet vested, as of December 31, 2021 based on the grant date fair value estimated.  Stock-based compensation expense recognized in the consolidated statement of operations for the year ended December 31, 2021 is based on awards ultimately expected to vest or has been reduced for estimated forfeitures.  Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.  The stock-based compensation expense recognized in the consolidated statements of operations during the year ended December 31, 2021 and 2020 were $987,433 and $390,035, respectively.

Basic and Diluted Net Income (Loss) per Share Calculations

Income (Loss) per Share dictates the calculation of basic earnings per share and diluted earnings per share. Basic earnings per share are computed by dividing income available to common shareholders by the weighted-average number of common shares available. Diluted earnings per share is computed similar to basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. The shares for employee options, warrants and convertible notes were used in the calculation of the income per share.

For the year ended December 31, 2021, the Company has excluded 246,618,441 shares of common stock underlying options, 162,703,869 shares of common stock underlying warrants, 18,025 Series B Preferred shares convertible into 450,625,000 shares of common stock, 14,425 Series C Preferred shares convertible into 144,250,000 shares of common stock, 86,021 Series D Preferred shares convertible into 215,052,500 shares of common stock, 10,000 Series E Preferred shares convertible into 20,000,000 shares of common stock, and 2,597 Series G Preferred shares convertible into 136,684,211 shares of common stock, because their impact on the loss per share is anti-dilutive.

For the year ended December 31, 2020, the Company has excluded 106,489,498 shares of common stock underlying options, 20,912,852 shares of common stock underlying warrants, 10,000 Series A Preferred shares convertible into 100,000,000 shares of common stock, 18,025 Series B Preferred shares convertible into 450,625,000 shares of common stock, 14,425 Series C Preferred shares convertible into 144,250,000 shares of common stock, 90,000 Series D Preferred shares convertible into 225,000,000 shares of common stock, 10,000 Series E Preferred shares convertible into 20,000,000 shares of common stock, 2,597 Series G Preferred shares convertible into 136,684,211 shares of common stock and 18,388,400 shares of common stock underlying $183,884 in convertible notes, because their impact on the loss per share is anti-dilutive.

Dilutive per share amounts are computed using the weighted-average number of common shares outstanding and potentially dilutive securities, using the treasury stock method if their effect would be dilutive.

Accounting for Derivatives

The Company evaluates all of its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. For stock-based derivative financial instruments, the Company uses a probability weighted average series Binomial lattice formula pricing models to value the derivative instruments at inception and on subsequent valuation dates.

The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative instrument liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement of the derivative instrument could be required within 12 months of the balance sheet date.  As of December 31, 2021, the Company had no derivative liability.

Recently Adopted Accounting Pronouncements

The Company does not elect to delay complying with any new or revised accounting standards, but to apply all standards required of public companies, according to those required application dates.

Management reviewed accounting pronouncements issued during the year ended December 31, 2021, and no pronouncements were adopted during the period.

Management reviewed accounting pronouncements issued during the year ended December 31, 2020, and the following pronouncement was adopted during the period.

In January 2017, the FASB issued 2017-04, Intangibles - Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. The amendments in this ASU simplify the subsequent measurement of goodwill by eliminating Step 2 from the goodwill impairment test and eliminating the requirement for a reporting unit with a zero or negative carrying amount to perform a qualitative assessment. Instead, under this pronouncement, an entity would perform its annual, or interim, goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount and would recognize an impairment change for the amount by which the carrying amount exceeds the reporting unit’s fair value; however, the loss recognized is not to exceed the total amount of goodwill allocated to that reporting unit. In addition, income tax effects will be considered, if applicable. This ASU is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. Early adoption is permitted. Due to the limited amount of goodwill and intangible assets recorded at December 31, 2021, the impact of this ASU on its consolidated financial statements and related disclosures was immaterial.

Recently Issued Accounting Pronouncements Not Yet Adopted

In June 2016, the FASB issued Accounting Standards Update No. 2016-13 (ASU 2016-13) “Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments” which requires the measurement and recognition of expected credit losses for financial assets held at amortized cost. ASU 2016-13 replaces the existing incurred loss impairment model with an expected loss methodology, which will result in more timely recognition of credit losses. ASU 2016-13 is effective for annual reporting periods, and interim periods within those years, beginning after December 15, 2022. We are currently in the process of evaluating the impact of the adoption of ASU 2016-13 on our consolidated financial statements.

In August 2020, the FASB issued Accounting Standards Update (ASU) 2020-06, Debt – Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815-40).  The intention of ASU 2020-06 update is to address the complexity of accounting for certain financial instruments with characteristics of liabilities and equity, including convertible instruments and contracts in an entity’s own equity. Under ASU 2020-06, the number of accounting models for convertible notes will be reduced and entities that issue convertible debt will be required to use the if-converted method for computing diluted Earnings Per Share.  ASU 2020-06 is effective for fiscal years and interim periods beginning after December 15, 2023 and may be adopted through either a modified or fully retrospective transition. Early adoption is permitted. The Company is currently evaluating the impact of this ASU on its consolidated financial statements and related disclosures.

Discontinued Operations

On June 11, 2021, the Company entered into and closed an asset purchase agreement (the “Asset Purchase Agreement”) with Liquid Web, LLC (“Buyer”) under which it sold the web hosting and maintenance revenue stream (the “Asset Sale”) to the Buyer for a Purchase Price of, $251,966 which included the “Indemnity Holdback” amount of $25,197.  The Buyer agreed to pay the Company the “Indemnity Holdback” amount within 45 days following the six-month anniversary of the closing date (June 11, 2021) in accordance with the Asset Purchase Agreement. As of December 31, 2021 the “Indemnity Holdback” amount has not been paid by the Buyer.

The Company did not classify any assets or liabilities specific to the Purchased Assets.  Therefore, the purchase price from the Purchased Assets are recorded as a Gain on Sale of Discontinued Operations in our statement of operations for the year ended December 31, 2021.  As a result of the Company entering into the Asset Purchase Agreement, the Company’s web hosting revenue stream has been characterized as discontinued operations in its financial statements as disclosed within the disaggregated revenue schedule in footnote 3.

Pursuant to the Asset Purchase Agreement, the Company will continue to maintain, support, and deliver on all customer services during the transition period of 90 days following the Closing Date.  The Company will continue to invoice the hosting customers in the ordinary course of business.  Any payments received from the customers, on or after the Closing Date are the property of Liquid Web.  The Company will remit the payment for collected revenue less taxes collected and net of hosting expenses to the Buyer no later than the 15th day of the following month.  The gain on the sale of assets is shown under other income in the Statement of Operations.

The following table summarizes the results of operations for the year ended December 31, 2021 and 2020.

	December 31, 2021			December 31, 2020
	Third Parties	Related Parties	Total	Third Parties	Related Parties	Total
Hosting Revenue	$129,934	$-	$129,934	$336,074	$-	$336,074
Cost of Sales	(56,320)	-	(56,320)	130,361	-	130,361
Net Income from Discontinued Operations	$73,614	$-	$73,614	$205,713	$-	$205,713

Income Taxes

The Company uses the asset and liability method of accounting for income taxes.  Deferred tax assets and liabilities are recognized for the future tax consequences attributable to financial statements carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry-forwards.  The measurement of deferred tax assets and liabilities is based on provisions of applicable tax law.  The measurement of deferred tax assets is reduced, if necessary, by a valuation allowance based on the amount of tax benefits that, based on available evidence, is not expected to be realized.  For the year ended December 31, 2021, we used the federal tax rate of 21% in our determination of the deferred tax assets and liabilities balances.

3.	REVENUE RECOGNITION

On January 1, 2018, the Company adopted ASU 2014-09 Revenue from Contracts with Customers and all subsequent amendments to the ASU (collectively, “ASC 606”), using the modified retrospective method applied to those contracts which were not completed as of January 1, 2018. Results for reporting periods beginning after January 1, 2018 are presented under Topic 606, while prior period amounts are not adjusted and continue to be reported in accordance with our historic accounting under Topic 605. Revenues are recognized when control of the promised goods or services is transferred to our customers, in an amount that reflects the consideration we expect to be entitled to in exchange for those goods or services.  The adoption of ASC 606 did not have a material impact on the Company’s Consolidated Financial Statements.

The core principles of revenue recognition under ASC 606 includes the following five criteria:

1. Identify the contract with the customer

Contract with our customers may be oral, written, or implied.  A written and signed contract stating the terms and conditions is the preferred method and is consistent with most customers.  The terms of a written contract may be contained within the body of an email, during which proposals are made and campaign plans are outlined, or it may be a stand-alone document signed by both parties.  Contracts that are oral in nature are consummated in status and pitch meetings and may be later followed up with email detail of the terms of the arrangement, along with a proposal document.  No work is commenced without an understanding between the Company and our customers, that a valid contract exists.

2. Identify the performance obligations in the contract

Our sales and account management teams define the scope of services to be offered, to ensure all parties are in agreement and obligations are being delivered to the customer as promised.  The performance obligation may not be fully identified in a mutually signed contract, but may be outlined in email correspondence, face-to-face meetings, additional proposals or scopes of work, or phone conversations.

3. Determine the transaction price

Pricing is discussed and identified by the operations team prior to submitting a proposal to the customer.  Based on the obligation presented, third-party service pricing is established, and time and labor is estimated, to determine the most accurate transaction pricing for our customer.  Price is subject to change upon agreed parties, and could be fixed or variable, milestone focused or T&M.

4. Allocate the transaction price to the performance obligations in the contract

If a contract involves multiple obligations, the transaction pricing is allocated accordingly, during the performance obligation phase (criteria 2 above).

5. Recognize revenue when (or as) we satisfy a performance obligation

The Company uses several means to satisfy the performance obligations:

a.	Billable Hours – The company employs a time tracking system where employees record their time by project. This method of satisfaction is used for time and material projects, change orders, website edits, revisions to designs, and any other project that is hours-based. The hours satisfy the performance obligation as the hours are incurred.

b.	Media activation/Ad Spend – To satisfy ad spend, the company generates analytical reports monthly or as required to show how the ad dollars were spent and how the targeting resulted in click-throughs. The ad spend satisfies the performance obligation, regardless of the outcome or effectiveness of the campaign. In addition, the Company utilizes third party invoices after the ad dollars are spent, in order to satisfy the obligation.

c.	Milestones – If the contract requires milestones to be hit, then the Company satisfies the performance obligation when that milestone is completed and presented to the customer for review. As each phase of a project is complete, we consider it as a performance obligation being satisfied and transferred to the customer. At this point, the customer is invoiced the amount due based on the transaction pricing for that specific phase and/or we apply the customer deposit to recognize revenue.

d.	Monthly Retainer – If the contract is a retainer for work performed, then the customer is paying the Company for its expertise and accessibility, not for a pre-defines amount of output. In this case, the obligation is satisfied at the end of the period, regardless of the amount of work effort required.

e.	Hosting – Monthly recurring fees for hosting are recognized on a monthly basis, at a fixed rate. Hosting contracts are typically one-year and reviewed annually for renewal. Prices are subject to change at management discretion. During the year ended December 31, 2021 web hosting services was discontinued from our operating revenue streams.

Historically, the Company generates income from four main revenue streams: data science, creative design, web development, and digital marketing.  Each revenue stream is unique, and includes the following features:

Data Science

We analyze big data (large volume of information) to reveal patterns and trends associated with human behavior and interactions that can lead to better decisions and strategic business moves.  As a result of our data science work, our clients are able to make informed and valuable decisions to positively impact their bottom lines. We classify revenue as data science that includes polling, research, modeling, data fees, consulting and reporting. Contracts are generated to assure both the Company and the client are committed to partnership and both agree to the defined terms and conditions and are typically less than one year. Transaction pricing is usually a lump sum, which is estimated by specific project requirements.  The Company recognizes revenue when performance obligations are met, including, when the data sciences service is performed, polling is conducted, or support hours are expended.  If the data sciences service is a fixed fee retainer, then the obligation is earned at the end of the period, regardless of how much service is performed.

Creative Design

We provide branding and creative design services, which we believe, set apart our clients from their competitors and establish them in their specific markets.  We believe in showcasing our clients’ brands uniquely and creatively to infuse the public with curiosity to learn more.  We classify revenue as creative design that includes branding, photography, copyrighting, printing, signs and interior design. Contracts are generated to assure both the Company and the client are committed to partnership and both agree to the defined terms and conditions and are typically less than one year.  The Company recognizes revenue when performance obligations are met, usually when creative design services obligations are complete, when the hours are recorded, designs are presented, website themes are complete, or any other criteria as mutually agreed.

Web Development

We develop websites that attract high levels of traffic for our clients.  We offer our clients the expertise to manage and protect their website, and the agility to adjust their online marketing strategy as their business expands.  We classify revenue as web development that includes website coding, website patch installs, ongoing development support and fixing inoperable sites. Contracts are generated to assure both the Company and the client are committed to the partnership and both agree to the defined terms and conditions. Although most projects are long-term (6-8 months) in scope, we do welcome short-term projects which are invoiced as the work is completed at a specified hourly rate.  In addition, we offer monthly hosting support packages, which ensures websites are functioning properly.  The Company records web development revenue as earned, when the developer hours are recorded (if time and materials arrangements) or when the milestones are achieved (if a milestone arrangement).

Digital Marketing

We have a reputation for providing digital marketing services that get results.  We classify revenue as digital marketing that includes ad spend, SEO management and digital ad support. Billable hours and advertising spending are estimated based on client specific needs and subject to change with client concurrence.  Revenue is recognized when ads are run on one of the third-party platforms or when the hours are recorded by the digital marketing specialist, if the obligation relates to support or services.

Included in creative design and digital marketing revenues are costs that are reimbursed by our clients, including third party services, such as photographers and stylists, furniture, supplies, and the largest component, digital advertising.  We have determined, based on our review, that the amounts classified as reimbursable costs should be recorded as gross (principal), due to the following factors:

-	The Company is the primary obligor in the arrangement;

-	We have latitude in establishing price;

-	We have discretion in supplier selection; and

The Company has credit risk included in creative design and digital marketing revenues are costs that are reimbursed by our clients, including third party services, such as photographers and stylists, furniture, supplies, and the largest component, digital advertising.  We have determined, based on our review, that the amounts classified as reimbursable costs should be recorded as gross (principal), due to the following factors:

-	The Company is the primary obligor in the arrangement;

-	We have latitude in establishing price;

-	We have discretion in supplier selection; and

-	The Company has credit risk

During the year ended December 31, 2021 and 2020, we included $3,448,153 and $5,155,079 respectively, in revenue related to reimbursable costs.  The deferred revenue and customer deposits as of December 31, 2021 and December 31, 2020 were $491,635 and $841,290, respectively.

For the year ended December 31, 2021 and 2020, revenue was disaggregated into the five categories as follows:

	Year ended December 31, 2021			Year ended December 31, 2020
	Third Parties	Related Parties	Total	Third Parties	Related Parties	Total
Data Sciences	$-	$-	$-	$596,446	$-	$596,446
Design	2,027,152	-	2,027,152	2,390,676	-	2,390,676
Development	225,049	-	225,049	330,404	-	330,404
Digital Advertising	4,525,688	-	4,525,688	6,085,038	3,640	6,088,678
The Platform	90,372	-	90,372	-	-	-
Total	$6,868,261	$-	$6,868,261	$9,402,564	$3,640	$9,406,204

4.	LIQUIDITY AND OPERATIONS

The Company had a net loss of $8,482,771 for the year ended December 31, 2021, which includes net income from discontinued operations of $73,614, and $1,270,650 for the year ended December 31, 2020, which includes net income from discontinued operations of $205,713 and net cash used in operating activities of $(4,958,822) and used in operating activities of $(1,812,623), in the same periods, respectively.

As of December 31, 2021, the Company had a short-term borrowing relationship with two lenders. The lenders provided short-term and long-term financing under a secured borrowing arrangement, using our accounts receivable as collateral or uncollateralized term loans, disclosed in footnote 7, as well as convertible notes disclosed in footnote 8. As of December 31, 2021, there were no unused sources of liquidity, nor were there any commitments of material capital expenditures.

While the Company expects that its capital needs in the foreseeable future may be met by cash-on-hand and projected positive cash-flow, there is no assurance that the Company will be able to generate enough positive cash flow or have sufficient capital to finance its growth and business operations, or that such capital will be available on terms that are favorable to the Company or at all.  It could become difficult for the Company to obtain working capital and other business financing.  There is no assurance that the Company would be able to obtain additional working capital through the sale of its securities or from any other source.

5.	BUSINESS ACQUISITIONS

None

6.	INTANGIBLE ASSETS

Domain Name

On June 26, 2015, the Company purchased the rights to the domain “CLOUDCOMMERCE.COM”, from a private party at a purchase price of $20,000, plus transaction costs of $202 which will be kept to protect the immediate history of the Company.  The total recorded cost of this domain of $20,202 has been included in other assets on the balance sheet.  As of December 31, 2021, we have determined that this domain has an indefinite useful life, and as such, is not included in depreciation and amortization expense.  The Company will assess this intangible asset annually for impairment, in addition to it being classified with indefinite useful life.

Trademark

On September 22, 2015, the Company purchased the trademark rights to “CLOUDCOMMERCE”, from a private party at a purchase price of $10,000.  The total recorded cost of this trademark of $10,000 has been included in other assets on the balance sheet.  The trademark expired in 2021 and could be renewed for an additional 10 years.  As of September 30, 2015, we determined that this intangible asset has a definite useful life of 174 months, and as such, will be included in depreciation and amortization expense.  For the year ended December 31, 2021 and 2020, the Company included $6,380 and $690, respectively, in depreciation and amortization expense related to this trademark. During the year ended December 31, 2021, the Company did not renew the trademark and recorded the remaining intangible asset balance to depreciation and amortization. As of December 31, 2021, the balance on this intangible asset was $zero.

Customer List

On November 15, 2017, the Company acquired WebTegrity, and we have calculated the value of the customer list acquired at $280,000, with a useful life of 3 years. During the year ended December 31, 2020, the Company performed our annual impairment analysis and we determined that the intangible assets of WebTegrity were impaired. Therefore, as of December 31, 2020, the remaining balance of this intangible asset of $7,161 was written off and included in loss on impairment of goodwill and intangible assets on the income statement. As of December 31, 2021 and December 31, 2020, the balance on this intangible asset was zero.

Brand Name

On November 15, 2017, the Company acquired WebTegrity, and we have calculated the value of the brand name at $130,000, which is included in other assets on the balance sheet.  As of September 30, 2018, we have determined that this brand name has an indefinite useful life, and as such, is not included in depreciation and amortization expense.  The Company will assess this intangible asset annually for impairment, in addition to it being classified with an indefinite useful life.  In evaluating whether this brand had an indefinite useful life, the Company considered the following criteria:

o	Expected use – We expected to retain the name and brand, leveraging the good reputation and client following. Within the WordPress industry, the WebTegrity name was well known, and the founder of the company has been asked to speak at various conferences.

o	Expected useful life of related group – The WebTegrity name does not relate to another intangible asset or group of intangible assets. Therefore, this criterion was not considered.

o	Limits to useful life – There was no legal, regulatory, or contractual limitation to this intangible asset’s life.

o	Historical experience – This asset does not require an extension or renewal, in order for it to remain on our balance sheet.

o	Effects of other factors – We considered this criterion in determining useful life, especially since WebTegrity was in a highly competitive industry, mostly relying on the WordPress platform. We considered whether there was a chance of obsolescence or decline due to competition. We concluded that there was not a chance of obsolescence or decline due to competition. Even though there is much competition, WebTegrity produced a quality product with a great team, resulting in long term clients.

o	Maintenance required – There is no maintenance expenditure to obtain future cash flows. Therefore, this criterion was not taken into consideration.

During the year ended December 31, 2020, the Company performed our annual impairment analysis and we determined that the intangible assets of WebTegrity were impaired.  Therefore, as of December 31, 2020, the remaining balance of this intangible asset of $130,000 was written off and included in loss on impairment of goodwill and intangible assets on the income statement.  As of December 31, 2021 and December 31, 2020, the balance on this intangible asset was zero.

Goodwill

On November 15, 2017, the Company acquired WebTegrity, and we have calculated the value of the goodwill at $430,000, which is included in other assets on the balance sheet.  During the year ended December 31, 2020, the Company performed our annual impairment analysis and we determined that the goodwill and intangible assets of WebTegrity were impaired.  Therefore, as of December 31, 2020, the balance of this goodwill of $430,000 was written off and included in loss on impairment of goodwill and intangible assets on the income statement.  As of December 31, 2021 and December 31, 2020, the balance on this intangible asset was zero.

The Company’s intangible assets consist of the following:

	December 31, 2021			December 31, 2020
	Gross	Accumulated Amortization	Net	Gross	Accumulated Amortization	Net
Domain name and Trade Mark	20,202	-	20,202	30,201	(3,619)	26,582
Total	$20,202	$-	$20,202	$30,201	$(3,619)	$26,582

Total amortization expense charged to operations for the year ended December 31, 2021, and 2020 were $6,380 and $72,294, respectively. As of December 31, 2021, the balance of intangible assets is zero.

7.	CREDIT FACILITIES

Lines of Credit

On November 30, 2016, CLWD Operations entered into a 12-month agreement wherein amounts due from our customers were pledged to a third party, in exchange for a borrowing facility in amounts up to a total of $400,000.  The agreement was amended on March 23, 2017, which increased the allowable borrowing amount by $100,000, to a maximum of $500,000. On November 30, 2017, the agreement auto renewed for another twelve months.  The proceeds from the facility are determined by the amounts we invoice our customers.  We record the amounts due from customers in accounts receivable and the amount due to the third party as a liability, presented under “Lines of credit” on the Balance Sheet. The cost of this secured borrowing facility is 0.05% of the daily balance.  During the year ended December 31, 2021 and 2020, the Company included $13,785 and $34,921, respectively, in interest expense, related to this secured borrowing facility, and as of December 31, 2021 and December 31, 2020, the outstanding balances were zero and $379,797, respectively. This borrowing facility had an expiration date of January 14, 2021 and was not renewed.

On October 19, 2017, Parscale Digital entered into a 12 month agreement with a third party to pledge the rights to amounts due from our customers, in exchange for a borrowing facility in amounts up to a total of $500,000. The agreement was amended on April 12, 2018, which increased the allowable borrowing amount by $250,000, to a maximum of $750,000.  The proceeds from the facility are determined by the amounts we invoice our customers. We evaluated this facility in accordance with ASC 860, classifying it as a secured borrowing arrangement.  As such, we record the amounts due from customers in accounts receivable and the amount due to the third party as a liability, presented under “Lines of credit” on the Balance Sheet. The cost of this secured borrowing facility is 0.05% of the daily balance.  During the year ended December 31, 2021 and 2020, the Company included $45,605 and $45,605, respectively, in interest expense, related to this secured borrowing facility, and as of year ended December 31, 2021 and 2020, the combined outstanding balances were zero and zero, respectively. This borrowing facility had an expiration date of November 11, 2019 and was not renewed. This borrowing facility had an expiration date of November 11, 2020 and were not renewed.

On August 2, 2018, Giles Design Bureau, WebTegrity, and Data Propria entered into 12 month agreements with a third party to pledge the rights to amounts due from our customers, in exchange for borrowing facilities in amounts up to a total of $150,000, $150,000 and $600,000, respectively.  The proceeds from the facility are determined by the amounts we invoice our customers.  We evaluated these facilities in accordance with ASC 860, classifying as secured borrowing arrangements.  As such, we record the amounts due from customers in accounts receivable and the amount due to the third party as a liability, presented under “Lines of credit” on the Balance Sheet. The cost of these secured borrowing facilities are 0.056%, 0.056% and 0.049%, respectively, of the daily balance.  During the year ended December 31, 2021  and 2020, the Company included zero and $73,054, respectively, in interest expense, related to these secured borrowing facilities, and as of year ended December 31, 2021 and December 31, 2020, the combined outstanding balances were zero and zero, respectively.  These three borrowing facilities had an expiration date of August 22, 2020 and were not renewed. These three borrowing facilities had an expiration date of August 22, 2020 and were not renewed.

8.	CONVERTIBLE NOTES PAYABLE

During fiscal year 2019, the Company issued convertible promissory notes with variable conversion prices, as outlined below. The conversion prices for each of the notes was tied to the trading price of the Company’s common stock. Because of the fluctuation in stock price, the Company is required to report derivative gains and losses each quarter, which was included in earnings, and an overall derivative liability balance on the balance sheet. The Company also records a discount related to the convertible notes, which reduces the outstanding balance of the total amount due and presented as a net outstanding balance on the balance sheet. During the year ended December 31, 2020, all convertible notes that contained embedded derivative instruments were converted, leaving a derivative liability balance of zero.

On March 25, 2013, the Company issued a convertible promissory note (the “March 2013 Note”) in the amount of up to $100,000, at which time we received an initial advance of $50,000 to cover operational expenses. The lender, a related party, advanced an additional $20,000 on April 16, 2013, $15,000 on May 1, 2013 and $15,000 on May 16, 2013, for a total draw of $100,000. The terms of the March 2013 Note, as amended, allowed the lender to convert all or part of the outstanding balance plus accrued interest, at any time after the effective date, at a conversion price of $0.004 per share. The March 2013 Note bore interest at a rate of 10% per year and matured on March 25, 2018. On May 23, 2014, the lender converted $17,000 of the outstanding balance and accrued interest of $1,975 into 4,743,699 shares of common stock. On October 14, 2014, the lender converted $17,000of the outstanding balance and accrued interest of $2,645 into 4,911,370 shares of common stock. On April 17, 2018, the lender converted $16,000 of the outstanding balance and accrued interest of $8,106 into 6,026,301 shares of common stock.  On June 23, 2020, the lender converted $50,000 of the outstanding balance and accrued interest of $36,260 into 21,565,068 shares of common stock.  The balance of the March 2013 Note, as of December 31, 2021 was zero.  This note was converted within the terms of the agreement.

On April 20, 2018, the Company issued a convertible promissory note (the “April 2018 Note”) in the amount of up to $200,000, at which time we received an initial advance of $200,000 to cover operational expenses. The terms of the April 2018 Note, as amended, allow the lender, a related party, to convert all or part of the outstanding balance plus accrued interest, at any time after the effective date, at a conversion price of $0.01 per share. The April 2018 Note bore interest at a rate of 5% per year and had a maturity date of April 20, 2021. During the year ended December 31, 2018, it was determined that the April 2018 Note offered a conversion price which was lower than the market price, and therefore included a beneficial conversion feature. The Company included the amortization of this beneficial conversion feature in interest expense in the amount of $139,726 during the year ended December 31, 2018, and $60,274 during the year ended December 31, 2020. During the year ended December 31, 2020, it was determined that the conversion feature of the April 2018 Note was considered a derivative in accordance with current accounting guidelines because of the reset conversion features of the April 2018 Note. The fair value of the April 2018 Notes has been determined by using the Binomial lattice formula from the effective date of the note. On June 23, 2020, the lender converted $38,894 of the outstanding balance and accrued interest of $4,236 into 4,313,014 shares of common stock. On January 13, 2021, the lender converted $161,106 of the outstanding balance and accrued interest of $22,025 into 18,313,074 shares of common stock. The balance of the April 2018 Note, as of December 31, 2021, was zero.  This note was converted within the terms of the agreement.

On January 31, 2019 the Company issued a promissory note (the “January 31, 2019 Note”) in the amount of $53,500 at which time the Company received $50,000, and the remaining $3,500 was retained by the lender to cover legal and administrative cost. The proceeds were used to cover operational expenses. The January 31, 2019 Note bore interest at a rate of 10% per year, had a maturity date of January 31, 2020, and was convertible into common stock 180 days after issuance. The conversion price was calculated as a 39% discount to the lowest trading prices during the 15 trading days prior to conversion. During the year ended December 31, 2020, the lender converted the entire balance of $53,500, plus $3,165 interest and fee into 56,483,670 shares. During the year ended December 31, 2021, the lender converted $3,935 accrued interest and fees into 4,300,327 shares, leaving a balance of zero. Because the Company records the value of convertible notes at fair value, no gain or loss is recorded upon conversion. This note was converted within the terms of the agreement. As of December 31, 2021, the balance of the January 31, 2019 Note was zero.

On February 21, 2019 the Company issued a promissory note (the “February 21, 2019 Note”) in the amount of $53,000 at which time the Company received $50,000, and the remaining $3,000 was retained by the lender to cover legal and administrative cost. The proceeds were used to cover operational expenses. The February 21, 2019 Note bore interest at a rate of 10% per year, had a maturity date of February 21, 2020, and was convertible into common stock 180 days after issuance. The conversion price was calculated as a 39% discount to the average of the two lowest trading prices during the 20 trading days prior to conversion. During the year ended December 31, 2020, the lender converted the entire balance of $53,000, plus $2,650 interest into 62,281,512 shares, leaving a balance of zero. Because the Company records the value of convertible notes at fair value, no gain or loss is recorded upon conversion. This note was converted within the terms of the agreement. As of December 31, 2021, the balance of the February 21, 2019 Note was zero.

On May 2, 2019 the Company issued a convertible promissory note (the “May 2, 2019 Note”) in the amount of $48,500 at which time the Company received $45,000, and the remaining $3,500 was retained by the lender to cover legal and administrative cost. The proceeds were used to cover operational expenses. The May 2, 2019 Note bore interest at a rate of 10% per year, had a maturity date of May 2, 2020, and was convertible into common stock 180 days after issuance. The conversion price was calculated as a 39% discount to the lowest trading price during the 15 trading days prior to conversion. The conversion feature of the May 2, 2019 Note was considered a derivative in accordance with current accounting guidelines because of the reset conversion features of the May 2, 2019 Note. The fair value of the May 2, 2019 Notes has been determined by using the Binomial lattice formula from the effective date of the note. During the year ended December 31, 2020, the lender converted $40,772 principal and fees into 39,200,000 shares, and $13,578 principal, interest and fees into 22,258,360 shares, leaving a balance of zero. This note was converted within the terms of the agreement.

On July 16, 2019 the Company issued a convertible promissory note (the “July 16, 2019 Note”) in the amount of $43,000 at which time the Company received $40,000, and the remaining $3,000 was retained by the lender to cover legal and administrative cost. The proceeds were used to cover operational expenses. The July 16, 2019 Note bore interest at a rate of 10% per year, had a maturity date of July 10, 2020, and was convertible into common stock 180 days after issuance. The conversion price was calculated as a 39% discount to the lowest trading price during the 15 trading days prior to conversion. Because the conversion feature of the July 16, 2019 Note was not available to the lender, as of September 30, 2020, the July 16, 2019 Note was not considered a derivative. The Company included the July 16, 2019 Note in the valuation and accounting for derivatives once the 180 days conversion restriction period expired. During the year ended December 31, 2020, the lender converted $52,300 principal, interest, and fees into 91,500,000 shares, leaving a balance of zero. This note was converted within the terms of the agreement.

On September 4, 2019 the Company issued a convertible promissory note (the “September 4, 2019 Note”) in the amount of $53,000 at which time the Company received $50,000, and the remaining $3,000 was retained by the lender to cover legal and administrative cost. The proceeds were used to cover operational expenses. The September 4, 2019 Note bore interest at a rate of 10% per year, had a maturity date of September 4, 2020, and was convertible into common stock 180 days after issuance. The conversion price was calculated as a 39% discount to the average of the two lowest trading prices during the 20 trading days prior to conversion. Because the conversion feature of the September 4, 2019 Note was not available to the lender, as of December 31, 2020, the September 4, 2019 Note was not considered a derivative. The Company included the September 4, 2019 Note in the valuation and accounting for derivatives once the 180 days conversion restriction period expired. During the year ended December 31, 2020, the lender converted $48,000 principal into 35,357,143 shares and $7,650 principal and interest into 7,806,122 shares, leaving a balance of zero. This note was converted within the terms of the agreement.

On December 2, 2019 the Company issued a convertible promissory note (the “December 2, 2019 Note”) in the amount of $38,000 at which time the Company received of $35,000, and the remaining $3,000 was retained by the lender to cover legal and administrative cost. The proceeds were used to cover operational expenses. The December 2, 2019 Note bore interest at a rate of 10% per year, had a maturity date of December 2, 2020, and was convertible into common stock 180 days after issuance. The conversion price was calculated as a 39% discount to the average of the two lowest trading prices during the 20 trading days prior to conversion. Because the conversion feature of the December 2, 2019 Note was not available to the lender, as of December 31, 2020, the December 2, 2019 Note was not considered a derivative. On June 1, 2020, the Company repaid the remaining balance of the December 2, 2019 note, of $55,824, which includes principal, interest and prepayment penalty, leaving a balance of zero.  The prepayment penalty of $16,528 was included in interest expense for the year ended June 30, 2020.

On December 5, 2019 the Company issued a convertible promissory note (the “December 5, 2019 Note”) in the amount of $53,000 at which time the Company received of $50,000, and the remaining $3,000 was retained by the lender to cover legal and administrative cost. The proceeds were used to cover operational expenses. The December 5, 2019 Note bore interest at a rate of 10% per year, had a maturity date of December 5, 2020, and was convertible into common stock 180 days after issuance. The conversion price was calculated as a 39% discount to the average of the two lowest trading prices during the 20 trading days prior to conversion. Because the conversion feature of the December 5, 2019 Note was not available to the lender, as of December 31, 2020, the December 5, 2019 Note was not considered a derivative. On June 3, 2020, the Company repaid the remaining balance of the December 2, 2019 note, of $77,859, which includes principal, interest and prepayment penalty, leaving a balance of zero.  The prepayment penalty of $22,988 was included in interest expense for the year ended June 30, 2020.

9.	NOTES PAYABLE

Related Party Notes Payable

On August 3, 2017, the Company issued a promissory note (the “August 3, 2017 Note”) in the amount of $25,000, at which time the entire balance of $25,000 was received to cover operational expenses.  The August 3, 2017 Note bore interest at a rate of 5% per year and was payable upon demand, but in no event later than 36 months from the effective date. The balance of the August 3, 2017 Note, as of December 31, 2021 is zero.  On February 17, 2021, the related party note payable was refinanced and consolidated into one note payable. See the “February 17, 2021 Note”.

On August 15, 2017, the Company issued a promissory note (the “August 15, 2017 Note”) in the amount of $34,000, at which time the entire balance of $34,000 was received to cover operational expenses.  The August 15, 2017 Note bore interest at a rate of 5% per year and was payable upon demand, but in no event later than 36 months from the effective date. The balance of the August 15, 2017 Note, as of December 31, 2021 is zero.  On February 17, 2021, the related party note payable was refinanced and consolidated into one note payable. See the “February 17, 2021 Note”.

On August 28, 2017, the Company issued a promissory note (the “August 28, 2017 Note”) in the amount of $92,000, at which time the entire balance of $92,000 was received to cover operational expenses.  The August 28, 2017 Note bore interest at a rate of 5% per year and was payable upon demand, but in no event later than 36 months from the effective date. The balance of the August 28, 2017 Note, as of December 31, 2021 is zero.  On February 17, 2021, the related party note payable was refinanced and consolidated into one note payable. See the “February 17, 2021 Note”.

On September 28, 2017, the Company issued a promissory note (the “September 28, 2017 Note”) in the amount of $63,600, at which time the entire balance of $63,600 was received to cover operational expenses.  The September 28, 2017 Note bore interest at a rate of 5% per year and was payable upon demand, but in no event later than 36 months from the effective date. The balance of the September 28, 2017 Note, as of December 31, 2021 is zero.  On February 17, 2021, the related party note payable was refinanced and consolidated into one note payable. See the “February 17, 2021 Note”.

On October 11, 2017, the Company issued a promissory note (the “October 11, 2017 Note”) in the amount of $103,500, at which time the entire balance of $103,500 was received to cover operational expenses.  The October 11, 2017 Note bore interest at a rate of 5% per year and was payable upon demand, but in no event later than 36 months from the effective date. The balance of the October 11, 2017 Note, as of December 31, 2021 is zero.  On February 17, 2021, the related party note payable was refinanced and consolidated into one note payable. See the “February 17, 2021 Note”.

On October 27, 2017, the Company issued a promissory note (the “October 27, 2017 Note”) in the amount of $106,000, at which time the entire balance of $106,000 was received to cover operational expenses.  The October 27, 2017 Note bore interest at a rate of 5% per year and was payable upon demand, but in no event later than 36 months from the effective date. The balance of the October 27, 2017 Note, as of December 31, 2021 is zero.  On February 17, 2021, the related party note payable was refinanced and consolidated into one note payable. See the “February 17, 2021 Note”.

On November 15, 2017, the Company issued a promissory note (the “November 15, 2017 Note”) in the amount of $62,000, at which time the entire balance of $62,000 was received to cover operational expenses.  The November 15, 2017 Note bore interest at a rate of 5% per year and was payable upon demand, but in no event later than 36 months from the effective date. The balance of the November 15, 2017 Note, as of December 31, 2021 is zero.  On February 17, 2021, the related party note payable was refinanced and consolidated into one note payable. See the “February 17, 2021 Note”.

On November 27, 2017, the Company issued a promissory note (the “November 27, 2017 Note”) in the amount of $106,000, at which time the entire balance of $106,000 was received to cover operational expenses.  The November 27, 2017 Note bore interest at a rate of 5% per year and was payable upon demand, but in no event later than 36 months from the effective date  The balance of the November 27, 2017 Note, as of December 31, 2021 is zero.  On February 17, 2021, the related party note payable was refinanced and consolidated into one note payable. See the “February 17, 2021 Note”.

On December 19, 2017, the Company issued a promissory note (the “December 19, 2017 Note”) in the amount of $42,000, at which time the entire balance of $42,000 was received to cover operational expenses.  The December 19, 2017 Note bore interest at a rate of 5% per year and was payable upon demand, but in no event later than 36 months from the effective date. The balance of the December 19, 2017 Note, as of December 31, 2021 was zero.  On February 17, 2021, the related party note payable was refinanced and consolidated into one note payable. See the “February 17, 2021 Note”.

On January 3, 2018, the Company issued a promissory note (the “January 3, 2018 Note”) in the amount of $49,000, at which time the entire balance of $49,000 was received to cover operational expenses.  The January 3, 2018 Note bore interest at a rate of 5% per year and was payable upon demand, but in no event later than 36 months from the effective date. The balance of the January 3, 2018 Note, as of December 31, 2021 is zero.  On February 17, 2021, the related party note payable was refinanced and consolidated into one note payable. See the “February 17, 2021 Note”.

On January 17, 2020, the Company exchanged the below related party notes payable for 2,597 shares of Series G preferred stock.  The table includes the balances of each note, on the date of the exchange.  During the year ended December 31, 2020, the Company included $560 in interest expense, related to the exchanged notes.

As of December 31, 2020, the balances of the exchanged notes were zero.

Note Date	Principal	Accrued Interest	Total Due	Gain on Exchange	Series G Preferred Shares
November 30, 2017	$30,000	$3,197	$33,197	$70	331
January 30, 2018	72,000	7,072	79,072	168	789
February 1, 2018	85,000	8,314	93,314	198	931
July 23, 2019	25,000	610	25,610	58	256
August 20, 2019	10,000	205	10,205	23	102
August 28, 2019	18,500	360	18,860	43	188
Total	$240,500	$19,758	$260,258	$560	2,597

On January 28, 2021, the Company entered into an Unsecured Promissory Note (the “January 28, 2021 Note”), in the aggregate principal amount of $840,000, with Bountiful Capital, LLC for gross proceeds of $840,000. The investor is a related party. The then-Chief Financial Officer of the Company, Greg Boden, is also the president of Bountiful Capital, LLC. The note bears interest at a rate of 5% per year and is not convertible into shares of common stock of the Company. The note had a maturity date of January 28, 2022, and a prepayment of the note was permitted. On March 4, 2021, the Company paid off the note in full in the amount of $840,000.

On February 17, 2021, the Company issued a promissory note (the “February 17, 2021 Note”) in the amount of $683,100, at which time the entire balance of $683,100 was received to refinance all outstanding promissory notes.  The February 17, 2021 Note bears interest at a rate of 5% per year and is payable upon demand, but in no event later than August 31, 2021. The balance of the February 17, 2017 Note, at year end December 31, 2021 was $817,781, which includes $134,680 of accrued interest. Upon executing the February 17, 2021 Note, the Company issued 25,000,000 shares of restricted common stock to Bountiful Capital at a price equal to $0.1128 cents per share which the Company valued at $2,820,000 at the time of issuance and recorded as interest expense.  On November 29, 2021, the Company issued 26,316,264 shares of common stock and $428,652 in cash in exchange for the cancellation of “February 17, 2021” Note.

As of December 31, 2021, and December 31, 2020, the notes payable due to related parties totaled zero and $792,235, respectively.

Third Party Notes Payable

On June 29, 2018, the Company issued a promissory note (the “June 2018 Note”), in the amount of $750,000, at which time the Company received $735,000. The remaining $15,000 was retained by the lender as an origination fee. On February 28, 2019 the promissory note was refinanced, and the balance increased to $1,000,000(the “February 28, 2019 Note”). As of the date of closing the lender withheld $25,443 from the $375,000balance increase as an origination fee, netting $349,557 to the Company, and on April 3, 2019 the Company received the remaining $250,000. The February 28, 2019 Note bore interest at a rate of 18% per year and is amortized over 12 months. During the year ended December 31, 2020, the Company made payments totaling $506,919 and included $64,326 in interest expense related to this note. As of December 31, 2021 and December 31, 2020, the outstanding balance on the February 28, 2019 Note was zero.

On May 5, 2020, the Company issued a promissory note (the “May 2020 Note”) in the amount of $780,680, at which time the entire balance of $780,680 was received to cover payroll and other operating expenses. This May 2020 Note was issued through the Small Business Administration Paycheck Protection Program (the “PPP Program”), and bears interest at a rate of 1% per year. The PPP Program loans allow a deferment period of 6 months, which would require payments to be made starting November 5, 2020. On November 13, 2020, the May 2020 Note was forgiven in full. As of December 31, 2021 and December 31, 2020, the balance on the May 2020 Note was zero, and the Company recorded a gain in the amount of $780,680.

On October 21, 2020, the Company issued a promissory note (the “October 2020 Note”) in the amount of $600,000, at which time $548,250 was received after subtracting lender costs.  The October 2020 Note bore interest at a rate of 12% per year, with 12 months of interest guaranteed.  The Company issued 32,232,333 shares of our common stock in connection with this borrowing, which required the recording of a discount in the amount of $299,761 against the balance, amortized over the term of the note.  On September 30, 2021, the Company paid off the balance owed on the October 2020 Note of $672,000 and amortized the debt discount of $242,274.  As of December 31, 2021, the balance owed on the October 2020 Note was zero.

On December 10, 2020, the Company issued a promissory note (the “December 2020 Note”) in the amount of $150,000, at which time $130,875 was received after subtracting lender costs.  The December 2020 Note bore interest at a rate of 12% per year, with 12 months of interest guaranteed.  The Company issued 5,769,230 shares of our common stock in connection with this borrowing, which required the recording of a discount in the amount of $34,615 against the balance, amortized over the term of the note.  On September 30, 2021, the Company paid off the balance owed on the December 2020 Note of $152,614 and amortized the debt discount of $32,718.  As of December 31, 2021, the balance owed on the December 2020 Note was zero.

On February 4, 2021, the Company received loan proceeds of $780,680 under the Second Draw of the Paycheck Protection Program (“PPP2”). The PPP2 is evidenced by a promissory note between the Company and the Cache Valley Bank. The note had a five-year term, bore interest at the rate of 1.0% per year, and could have been prepaid at any time without payment of any premium. No payments of principal or interest were due during the six-month period beginning on the date of the Note (the “Deferral Period”).  The principal and accrued interest under the note was forgivable after eight weeks if the Company used the PPP2 Loan proceeds for eligible purposes, including payroll, benefits, rent and utilities, and otherwise complies with PPP2 requirements. In order to obtain forgiveness of the PPP2 Loan, the Company submitted a request and provided satisfactory documentation regarding its compliance with applicable requirements. On March 23, 2021, the company was notified by a representative of Cache Valley Bank that the PPP2 loan was forgiven in full, in the amount of $780,680.  On August 3, 2021 we were notified by the bank that the PPP2 Loan is still due and that the March 23, 2021 notification of forgiveness was sent in error. On December 17, 2021 we were notified by the bank that the PPP2 loan was forgiven in full, in the amount of $787,554, which includes $6,874 of interest. As of December 31, 2021, the balance of the PPP2 loan was zero.

10.	DERIVATIVE LIABILITIES

During the prior year, the Company determined that the convertible notes outstanding as of December 31, 2021 contained embedded derivative instruments as the conversion price was based on a variable that was not an input to the fair value of a “fixed-for-fixed” option as defined under FASB ASC Topic No. 815 – 40.  During the quarter ended September 30, 2020, all convertible notes that contained embedded derivative instruments were converted, leaving a derivative liability balance of zero.  As of December 31, 2021 and 2020 the derivative balance is zero.

During the year ended December 31, 2021 and 2020, the Company incurred losses of $0 and $0, respectively, on the conversion of convertible notes. In connection with the convertible notes, for the year ended December 31, 2021 and 2020, the Company recorded $329 and $37,787, respectively, of interest expense and zero and $270,607 respectively, of debt discount amortization expense. As of December 31, 2021, and 2020, the Company had approximately zero and zero, respectively, of accrued interest related to the convertible notes that contained embedded derivative.

11.	CAPITAL STOCK

At December 31, 2021 and 2020, the Company’s authorized common stock consists of 10,000,000,000 and 2,000,000,000 shares of common stock, par value $0.001 per share. The Company is also authorized to issue 5,000,000 shares of preferred stock, par value of $0.001 per share.  The rights, preferences and privileges of the holders of the preferred stock will be determined by the Board of Directors prior to issuance of such shares.  The conversion of certain outstanding preferred stock could have a significant impact on our common stockholders. As of the date of this report, the Board has designated Series A, Series B, Series C, Series D, Series E, Series F Series G and Series H Preferred Stock.

Series A Preferred

The Company has designated 10,000 shares of its preferred stock as Series A Preferred Stock.  Each share of Series A Preferred Stock is convertible into 10,000 shares of the Company’s common stock. The holders of outstanding shares of Series A Preferred Stock are entitled to receive dividends, payable quarterly, out of any assets of the Company legally available therefor, at the rate of $8 per share annually, payable in preference and priority to any payment of any dividend on the common stock.  During the year ended December  31, 2021 and 2020, we paid dividends of $148,705 and $20,000, respectively, to the holders of Series A Preferred stock.  During the year ended December 31, 2021, the holders of the 10,000 shares of Series A Preferred Stock converted all outstanding shares of Series A Preferred into 100,000,000 shares of common stock, which ceased any further accruals of dividends on the shares of Series A Preferred.  As of December 31, 2021, the balance owed on the Series A Preferred stock dividend was zero.

Series B Preferred

The Company has designated 25,000 shares of its preferred stock as Series B Preferred Stock.  Each share of Series B Preferred Stock has a stated value of $100. The Series B Preferred Stock is convertible into shares of the Company’s common stock in an amount determined by dividing the stated value by a conversion price of $0.004 per share.  The Series B Preferred Stock does not have voting rights except as required by law and with respect to certain protective provisions set forth in the Certificate of Designation of Series B Preferred Stock.  As of December 31, 2021, the Company has 18,025 shares of Series B Preferred Stock outstanding.

Series C Preferred

The Company has designated 25,000 shares of its preferred stock as Series C Preferred Stock.  Each share of Series C Preferred Stock has a stated value of $100. The Series C Preferred Stock is convertible into shares of the Company’s common stock in an amount determined by dividing the stated value by a conversion price of $0.01 per share.   The Series C Preferred Stock does not have voting rights except as required by law and with respect to certain protective provisions set forth in the Certificate of Designation of Series C Preferred Stock.  As of December 31, 2021, the Company has 14,425 shares of Series C Preferred Stock outstanding.

Series D Preferred

The Company has designated 90,000 shares of its preferred stock as Series D Preferred Stock.  Each share of Series D Preferred Stock has a stated value of $100. The Series D Preferred Stock is convertible into common stock at a ratio of 2,500 shares of common stock per share of preferred stock, and pays a quarterly dividend, calculated as (1/90,000) x (5% of the Adjusted Gross Revenue) of the Company’s subsidiary Parscale Digital. Adjusted Gross Revenue means the top line gross revenue of Parscale Digital, as calculated under GAAP (generally accepted accounting principles) less any reselling revenue attributed to third party advertising products or service, such as, but not limited to, search engine keyword campaign fees, social media campaign fees, radio or television advertising fees, and the like. The Series D Preferred Stock does not have voting rights, except as required by law and with respect to certain protective provisions set forth in the Certificate of Designation of Series D Preferred Stock. During the year ended December 31, 2021, the holder of the 90,000 shares of Series D Preferred Stock converted 3,979 shares of Series D Preferred into 9,947,500 shares of common stock. As of December 31, 2021, the Company had 86,021 shares of Series D Preferred Stock outstanding.  During the year ended December 31, 2021, and 2020, we paid dividends of $257,609, and zero respectively, to the holders of Series D Preferred stock.  As of December 31, 2021, the balance owed on the Series D Preferred stock dividend was zero.

Series E Preferred

The Company has designated 10,000 shares of its preferred stock as Series E Preferred Stock.  Each share of Series E Preferred Stock has a stated value of $100. The Series E Preferred Stock is convertible into shares of the Company’s common stock in an amount determined by dividing the stated value by a conversion price of $0.05 per share.   Series E Preferred Stock shall not be entitled to vote, as a separate class or otherwise, on any matter presented to the stockholders of the Company for their action or consideration at any meeting of stockholders of the Company.  As of December 31, 2021, the Company had 10,000 shares of Series E Preferred Stock outstanding.

Series F Preferred

The Company has designated 800,000 shares of its preferred stock as Series F Preferred Stock.  Each share of Series F Preferred Stock has a stated value of $25.  The Series F Preferred Stock is not convertible into common stock.  The holders of outstanding shares of Series F Preferred Stock are entitled to receive dividends, at the annual rate of 10%, payable monthly, payable in preference and priority to any payment of any dividend on the Company’s common stock.  The Series F Preferred Stock does not have voting rights, except as required by law and with respect to certain protective provisions set forth in the Certificate of Designation. To the extent it may lawfully do so, the Company may, in its sole discretion, after the first anniversary of the original issuance date of the Series F Preferred Stock, redeem any or all of the then outstanding shares of Series F Preferred Stock at a redemption price of $25 per share plus any accrued but unpaid dividends. During the year ended December 31, 2021 the Company redeemed all outstanding shares of Series F Preferred Stock. The Company returned the original investment amount to each Series F holder plus accrued dividends due through June 30, 2021, totaling $62,246, comprised of $61,325 stated value and $921 of accrued dividends.  For the year ended December 31, 2021, the Company paid dividends on shares of the Series F Preferred stock of $2,491.  As of December 31, 2021, the Company had zero shares of Series F Preferred Stock outstanding, and an accrued dividend balance of zero.

Series G Preferred

The Company designated 2,600 shares of its preferred stock as Series G Preferred Stock.  Each share of Series G Preferred Stock has a stated value of $100. The Series G Preferred Stock is convertible into shares of the Company’s common stock in an amount determined by dividing the stated value by a conversion price of $0.0019 per share.  The Series G Preferred Stock does not have voting rights except as required by law and with respect to certain protective provisions set forth in the Certificate of Designation of Series G Preferred Stock.    As of December 31, 2021, the Company had 2,597 shares of Series G Preferred Stock outstanding.

Series H Preferred

On March 18, 2021, the Company designated 1,000 shares of its preferred stock as Series H Preferred Stock.  The Series H Preferred Stock is not convertible into shares of the Company’s common stock and entitles the holder to 51% of the voting power of the Company’s shareholders, as set forth in the Certificate of Designation.  As of March 31, 2021, the Company had 1,000 shares of Series H Preferred Stock outstanding and held by Andrew Van Noy, the Chief Executive Officer of the Company.  The 1,000 shares of Series H Preferred stock provided for automatic redemption by the Company at the par value of $0.001 per share on the sooner of: 1) sixty days (60) from the effective date of the Certificate of Designation, 2) on the date Andrew Van Noy ceases to serve as an officer, director or consultant of the Company, or 3) on the date that the Company’s shares of common stock first trade on any national securities exchange.  For the quarter ended March 31, 2021, the Company estimated the value of the Series H Preferred shares to be $5,000,000, which was included in SG&A expenses on the Income Statement and in cash flows from operating activities on the statement of cash flows.  During the six months ended June 30, 2021 the Series H Preferred stock was revalued at $369,596, and the Company recorded a reduction to the value by $4,630,404.  On May 18, 2021, sixty days after the issuance of the shares of Series H Preferred stock, the Company redeemed all outstanding shares of Series H Preferred stock in accordance with the terms thereof.  On September 29, 2021, the Company filed a certificate of withdrawal with the Secretary of State of Nevada, to withdraw the Company’s existing certificate of designation of Series H Preferred Stock, filed a certificate of designation for a new series of Series H Preferred Stock with the Secretary of State of Nevada, and issued 1,000 shares of Series H Preferred Stock to Andrew Van Noy, the Company’s chief executive officer, for services rendered. The Series H Preferred Stock is not convertible into shares of the Company’s common stock and entitles the holder to 51% of the voting power of the Company’s shareholders, as set forth in the Certificate of Designation.  As of September 30, 2021 the Company had 1,000 shares of Series H Preferred Stock outstanding and held by Andrew Van Noy, the Chief Executive Officer of the Company.  The 1,000 shares of Series H Preferred stock provide for automatic redemption by the Company at the par value of $0.001 per share on the sooner of: 1) sixty days (60) from the effective date of the Certificate of Designation, 2) on the date Andrew Van Noy ceases to serve as an officer, director or consultant of the Company, or 3) on the date that the Company’s shares of common stock first trade on any national securities exchange.  During the year ended December 31, 2021 the Series H preferred was valued at $511,363, which was included in SG&A expenses on the Income Statement and in cash flows from operating activities on the statement of cash flows. On November 29, 2021, sixty days after the issuance of the shares of Series H Preferred stock, the Company redeemed all outstanding shares of Series H Preferred stock in accordance with the terms thereof.  At December 31, 2021, there were zero shares of Series H Preferred stock outstanding.

Registered Direct Offering

On February 23, 2021, the Company  closed a registered direct offering pursuant to which the Company issued and sold 85,000,000 shares of common stock, 57,857,143 prefunded warrants to purchase common stock (at an exercise price of $0.001), and 142,857,143 warrants to purchase common stock for gross proceeds of $10,000,000 ($8,500,493 net proceeds of which was received February 23, 2021 and $57,857 was received upon exercise of the prefunded warrants), On March 5, 2021, we entered into an amendment agreement with the purchaser for the registered direct offering to reduce the exercise price of the warrants from $0.07 to $0.0454 per share of common stock. On the date of the amendment the closing price of the common stock was $0.0454, so no discount was offered nor was recorded. We also issued an additional 28,571,429 warrants to the purchaser. The Company also issued 10,714,286 warrants (at an exercise price of $0.0875) to the designees of the placement agent in connection with this transaction.  After transaction costs, the Company received net proceeds of $8,558,350, which is being used for operations.

12.	STOCK OPTIONS AND WARRANTS

Stock Options

On August 1, 2017, we granted non-qualified stock options to purchase up to 10,000,000 shares of our common stock to a key employee, at a price of $0.01 per share.  The stock options vest equally over a period of 36 months and expire August 1, 2022.  These options allow the optionee to exercise on a cashless basis, resulting in no cash payment to the company upon exercise. If the optionee exercises on a cashless basis, then the above water value (difference between the option price and the fair market price at the time of exercise) is used to purchase shares of common stock. Under this method, the number of shares of common stock issued will be less than the number of options used to obtain those shares of common stock.  On September 30, 2018, the employee exercised, on a cashless basis, 3,324,201 options, resulting in the issuance of 1,233,509 shares of common stock. During the quarter ended March 30, 2021, the employee exercised, on a cashless basis, 6,675,799 options, resulting in the issuance of 5,439,540 shares of common stock.  As of December 31, 2021, all stock options issued on August 1, 2017 were fully exercised.

On September 18, 2017, we granted non-qualified stock options to purchase up to 1,800,000 shares of our common stock to three key employees, at a price of $0.05 per share.  The stock options vest equally over a period of 36 months and expire September 18, 2022. These options allow the optionee to exercise on a cashless basis, resulting in no cash payment to the company upon exercise.  During the year ended December 31, 2020, two of the employees who held 1,200,000 options, collectively, left the company and the options were forfeited, and during the period ended June 30, 2020, a key employee who held 600,000 options left the Company and the options were forfeited.

On January 3, 2018, we granted non-qualified stock options to purchase up to 20,000,000 shares of our common stock to a key employee, at a price of $0.04 per share.  During the year ended December 31, 2021, the key employee left the Company and the options were forfeited.

On January 17, 2020, we granted non-qualified stock options to purchase up to 283,000,000 shares of our common stock to ten key employees and three directors, at an exercise price of $0.0019 per share.  The stock options vest equally over a period of 36 months and expire January 17, 2025. These options allow the optionee to exercise on a cashless basis, any time after January 17, 2021.  During the year ended December 31, 2021, 3,766,668 options were exercised on a cashless basis, resulting in the issuance of 3,366,714 shares of common stock. During the year ended December 31, 2021, a key employee who held 20,000,000 options left the Company, and the options were forfeited.

On June 2, 2020, we granted non-qualified stock options to purchase up to 17,000,000 shares of our common stock to a director, at an exercise price of $0.0018 per share.  The stock options vest equally over a period of 36 months and expire June 2, 2025. These options are exercisable on a cashless basis, any time after June 2, 2021.

On January 5, 2021, we granted non-qualified stock options to purchase up to 368,000,000 shares of our common stock to six key employees and three directors, at an exercise price of $0.0068 per share.  The stock options vest equally over a period of 36 months and expire January 5, 2026. These options are exercisable on a cashless basis, resulting in no cash payment to the Company upon exercise, any time after January 5, 2022.  During the year ended December 31, 2021, a key employee who held 1,000,000 options left the Company, and the options were forfeited.

On August 18, 2021, we granted non-qualified stock options to purchase up to 5,000,000 shares of our common stock to a key employee, at an exercise price of $0.0017 per share.  The stock options vest equally over a period of 36 months and expire August 18, 2026. These options are exercisable on a cashless basis, any time after August 18, 2022.

The Company used the historical industry index to calculate volatility, since the Company’s stock history did not represent the expected future volatility of the Company’s common stock.

The fair value of options granted during the year ended December 31, 2021 and 2020, were determined using the Black Scholes method with the following assumptions:

	Year Ended December 31, 2021	Year Ended December 31, 2020
Risk free interest rate	1.86%	1.86%
Stock volatility factor	272%	272%
Weighted average expected option life	5 years	5 years
Expected dividend yield	0%	0%

A summary of the Company’s stock option activity and related information follows:

	Year Ended December 31, 2021		Year Ended December 31, 2020
	Options	Weighted average exercise price	Options	Weighted average exercise price
Outstanding - beginning of year	429,675,799	$0.0051	150,275,799	$0.0160
Granted	373,000,000	0.0068	300,000,000	0.0018
Exercised	(13,442,467)	0.0066	-	-
Forfeited	(21,000,000)	0.0021	(20,600,000)	0.0400
Outstanding - end of year	768,233,332	$0.0060	429,675,799	$0.0051
Exercisable at the end of year	471,914,611	$0.0063	223,165,297	$0.0081
Weighted average fair value of options granted during the year		$2,580,600		$568,300

As of December 31, 2021, and December 31, 2020, the intrinsic value of the stock options was approximately $5,256,720 and 1,366,650, respectively.  Stock option expense for the year ended December 31, 2021, and 2020 were $1,247,048 and $390,035, respectively.

The Black Scholes option valuation model was developed for use in estimating the fair value of traded options, which do not have vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Because the Company’s employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

The weighted average remaining contractual life of options outstanding, as of December 31, 2021 was as follows:

Exercise prices	Number of options outstanding	Weighted Average remaining contractual life (years)

$0.0150	35,000,000	0.65
$0.0131	60,000,000	0.09
$0.0130	15,000,000	0.22
$0.0068	367,000,000	4.02
$0.0053	10,000,000	0.62
$0.0019	259,233,332	3.05
$0.0018	17,000,000	3.42
$0.0170	5,000,000	4.63
	768,233,332

Warrants

During the fiscal year ended December 31, 2021 the Company issued 240,000,001 warrants through four agreements, which are exercisable immediately on a cashless basis at prices ranging from $0.005 to $0.0454 per share. As of December 31, 2021, and 2020, there were 162,703,869 and 20,912,852 warrants outstanding, respectively.

The fair value of warrants granted during the year ended December 31, 2021 and 2020, were determined using the Black Scholes method with the following assumptions:

	Year Ended December 31, 2021	Year Ended December 31, 2020
Risk free interest rate	0.40 – 0.42%	0.40 – 0.42%
Stock volatility factor	335.7 - 337.1%	335.7 - 337.1%
Weighted average expected warrant life	5 years	5 years
Expected dividend yield	0%	0%

A summary of the Company’s warrant activity and related information follows:

	Year Ended December 31, 2021		Year Ended December 31, 2020
	Warrants	Weighted average exercise price	Warrants	Weighted average exercise price
Outstanding - beginning of period	20,912,852	$0.007	10,000,000	$0.007
Issued	240,000,001	0.037	10,912,852	0.007
Exercised	(98,208,984)	0.007	-	-
Forfeited	-	-	-	-
Outstanding - end of period	162,703,869	$0.048	20,912,852	$0.007
Exercisable at the end of period	162,703,869	$0.048	20,912,852	$0.007
Weighted average fair value of warrants granted during the period		$7,792,900		$98,343

Warrant expense for the year ended December 31, 2021, and 2020 were $983,571 and $98,343, respectively.

The weighted average remaining contractual life of warrants outstanding, as of December 31, 2021 was as follows:

Exercise prices	Number of warrants outstanding	Weighted Average remaining contractual life (years)
$0.0875	10,714,286	4.14
$0.0454	151,000,000	4.14
$0.0072	989,583	3.95
	162,703,869

13.	RELATED PARTIES

Our former Chief Financial Officer is also the President of Bountiful Capital, LLC.  On January 17, 2020, notes payable owed to Bountiful Capital amounting to $240,500 and accrued interest of $19,758 were converted into 2,597 shares of Series G preferred stock. On February 17, 2021, the Company entered into an Unsecured Promissory Note (the “February 17, 2021 Term Note”), in the aggregate principal amount of $840,000, with Bountiful Capital, LLC for gross proceeds of $840,000. The investor is a related party. The note bore interest at a rate of 5% per year and was not convertible into shares of common stock of the Company. Principal and interest under the note were due and payable upon maturity on January 28, 2022, and a prepayment of the note was permitted. On March 4, 2021, the Company paid off the February 17, 2021 Term Note in full in the amount of $840,000. Also on February 17, 2021, the Company entered into an Unsecured Promissory Note (the “February 17, 2021 Refinance Note”) with Bountiful Capital to refinance ten Unsecured Promissory Notes dated between August 3, 2017 and January 3, 2018, with a total principal balance of $683,100 and accrued interest of $113,626.  The February 17, 2021 Refinance Note bore interest of 5% per year and was not convertible into shares of common stock of the Company.  Principal and interest under the note are due and payable upon maturity on August 31, 2021, and a prepayment of the note is permitted.  On February 17, 2021, the Company issued Bountiful Capital 25,000,000 shares of common stock in connection with the issuances of the February 17, 2021 Term Note and the February 17, 2021 Refinance Note, which the Company valued at $2,820,000.  We included $2,820,000 in interest expense related to the 25,000,000 shares. On November 29, 2021, the Company entered into an exchange agreement with Bountiful Capital. Pursuant to the exchange agreement, the Company extinguished the principal amount of $683,100, plus accrued interest of $140,295, on an unsecured promissory note issued to Bountiful Capital on February 27, 2021 by repaying $428,652 in cash and issuing 26,316,264 shares of common stock of the Company in full satisfaction of the note.

As of December 31, 2021, and December 31, 2020, the notes payable due to related parties totaled zero and $792,235, respectively.

Brad Parscale served on the board of directors of the Company from the acquisition of Parscale Creative on August 1, 2017 until his resignation on December 10, 2019. Mr. Parscale is also the owner of Parscale Strategy, LLC.  During the year ended December 31, 2021 and 2020, the Company earned zero and $3,640, respectively, in revenue from providing services to Parscale Strategy, and as of December 31, 2021 and December 31, 2020, Parscale Strategy had an outstanding accounts receivable of zero and zero, respectively.

On August 1, 2017, Parscale Digital signed a lease with Bureau, Inc., a related party, to provide a workplace for the employees of Parscale Digital.  Bureau, Inc., is wholly owned by Jill Giles, an employee of the Company.  During the year ended December 31, 2021, Jill Giles resigned from her position with Company. Details on this lease are included in Note 15.

On August 1, 2017, Parscale Digital signed a lease with Parscale Strategy for computer equipment and office furniture.  Parscale Strategy is wholly owned by Brad Parscale. Details of this lease are included in Note 15.

On March 18, 2021, the Company issued 1,000 shares of its Series H Preferred Stock to the Chief Executive Officer of the Company, Andrew Van Noy.  The Series H Preferred Stock is not convertible into shares of the Company’s common stock and entitles the holder to 51% of the voting power of the Company’s shareholders, as set forth in the Certificate of Designation.  The 1,000 shares of Series H Preferred stock provided for automatic redemption by the Company at the par value of $0.001 per share on the sooner of: 1) sixty days (60) from the effective date of the Certificate of Designation, 2) on the date Andrew Van Noy ceases to serve as an officer, director or consultant of the Company, or 3) on the date that the Company’s shares of common stock first trade on any national securities exchange.  On May 18, 2021, the Company redeemed all shares of Series H Preferred stock. On September 29, 2021, the Company filed a certificate of withdrawal with the Secretary of State of Nevada, to withdraw the Company’s existing certificate of designation of Series H Preferred Stock, filed a certificate of designation for a new series of Series H Preferred Stock with the Secretary of State of Nevada, and issued 1,000 shares of Series H Preferred Stock to Andrew Van Noy, the Company’s Chief Executive Officer, for services rendered. See Note 11.

14.	CONCENTRATIONS

For the year ended December 31, 2021 and 2020, the Company had three and two major customers that represented approximately 49% and 34% of total revenue, respectively.  At December 31, 2021 and December 31, 2020, accounts receivable from three and two customers, represented approximately 57% and 32% of total accounts receivable, respectively.  The customers comprising the concentrations within the accounts receivable are not the same customers that comprise the concentrations with the revenues discussed above.

15.	COMMITMENTS AND CONTINGENCIES

Leases

In February 2016, the FASB issued ASU 2016-02, “Leases” Topic 842, which amends the guidance in former ASC Topic 840, Leases. The new standard increases transparency and comparability most significantly by requiring the recognition by lessees of right-of-use (“ROU”) assets and lease liabilities on the balance sheet for all leases longer than 12 months. Under the standard, disclosures are required to meet the objective of enabling users of financial statements to assess the amount, timing, and uncertainty of cash flows arising from leases. For lessees, leases will be classified as finance or operating, with classification affecting the pattern and classification of expense recognition in the income statement, over the expected term on a straight-line basis. Operating leases are recognized on the balance sheet as right-of-use assets, current operating lease liabilities and non-current operating lease liabilities.  We determine if an arrangement is a lease at inception. Operating leases are included in operating lease right-of-use (“ROU”) assets and operating lease liabilities on our consolidated balance sheets. Finance leases are included in property and equipment, current liabilities, and long-term liabilities on our consolidated balance sheets.

The Company adopted the new lease guidance effective January 1, 2019 using the modified retrospective transition approach, applying the new standard to all of its leases existing at the date of initial application which is the effective date of adoption. Consequently, financial information will not be updated and the disclosures required under the new standard will not be provided for dates and periods before January 1, 2019. The Company has elected the practical expedient to combine lease and non-lease components as a single component. We did not elect the hindsight practical expedient which permits entities to use hindsight in determining the lease term and assessing impairment. The adoption of the lease standard did not change our previously reported consolidated statements of operations and did not result in a cumulative catch-up adjustment to opening equity. As of December 31, 2021, the company recognized ROU assets of $66,369 and operating lease liabilities of $66,369.

The interest rate implicit in lease contracts is typically not readily determinable. As such, the Company utilizes its incremental borrowing rate of 10%, which is the rate incurred to borrow on a collateralized basis over a similar term an amount equal to the lease payments in a similar economic environment. In calculating the present value of the lease payments, the Company elected to utilize its incremental borrowing rate based on the remaining lease terms as of the January 1, 2019 adoption date.

Operating lease ROU assets and operating lease liabilities are recognized based on the present value of the future minimum lease payments over the lease term at the commencement date. The operating lease ROU asset also includes any lease payments made and excludes lease incentives and initial direct costs incurred, if any. Our lease terms may include options to extend or terminate the lease when it is reasonably certain that we will exercise that option. Our leases have remaining lease terms of 1 year to 3 years, some of which include options to extend the lease term for up to an undetermined number of years.

Operating Leases

On August 1, 2017, Parscale Digital signed a lease agreement with Bureau, Inc., a related party, which commenced on August 1, 2017, for approximately 8,290 square feet, at 321 Sixth Street, San Antonio, TX 78215, for $9,800 per month, plus a pro rata share of the common building expenses.  The lease expires on July 31, 2022.  As of December 31, 2021, it is unclear whether we will attempt to extend this lease beyond the July 31, 2022 expiration date. The lease expires in less than twelve months, however, the lease liability remains on the Balance Sheet as Right-of-use lease.  This lease does not include a residual value guarantee, nor do we expect any material exit costs.  As of January 1, 2019, we determined that this lease meets the criterion to be classified as a ROU Asset and is included on the balance sheet as Right-Of-Use Assets. On November 18, 2021 the lease agreement with Bureau Inc. was terminated and transferred to the new landlord Irish Flats Investment. The terms of the lease agreement remained the same. As of December 31, 2021, the ROU asset and liability balances of this lease were $66,369 and $66,369, respectively.

Total operating lease expense for the year ended December 31, 2021 and 2020 was $178,880 and $155,119, respectively.  The Company is also required to pay its pro rata share of taxes, building maintenance costs, and insurance in according to the lease agreement.

On May 21, 2014, the Company entered into a settlement agreement with the landlord of our previous location at 6500 Hollister Ave., Goleta, CA, to make monthly payments on past due rent totaling $227,052.  Under the terms of the agreement, the Company will make monthly payments of $350 on a reduced balance of $40,250. Upon payment of $40,250, the Company will record a gain on extinguishment of debt of $186,802.  During the quarter ended September 30, 2021, the Company paid off the remainder of the reduced balance $10,500 and recorded a gain on extinguishment of debt of $186,802 per the agreed terms. As of December 31, 2021, and December 31, 2020, the outstanding balance was zero and $12,600, respectively.

Finance Leases

On August 1, 2017, Parscale Digital signed a lease agreement with Parscale Strategy, a related party, for the use of office equipment and furniture. The lease provides for a term of thirty-six (36) months, at a monthly payment of $3,000, and an option to purchase all items at the end of the lease for one dollar. It is certain that the Company will exercise this purchase option.  We have evaluated this lease in accordance with ASC 840-30 and determined that it meets the definition of a finance lease.

The following is a schedule of the net book value of the finance lease.

Assets	December 31, 2021	December 31, 2020
Leased equipment under finance lease,	$100,097	$100,097
less accumulated amortization	(100,097)	(84,837)
Net	$-	$15,260

Below is a reconciliation of leases to the financial statements.

	ROU Operating Leases	Finance Leases
Leased asset balance	$66,369	$-
Liability balance	66,369	-
Cash flow (non-cash)	-	-
Interest expense	$2,231	$-

The following is a schedule, by years, of future minimum lease payments required under the operating and finance leases.

Years Ending December 31,	ROU Operating Leases	Finance Leases
2021	68,600	-
2022	-	-
2023	-	-
Thereafter	-	-
Total	$68,600	$-
Less imputed interest	(2,231)	-
Total liability	$66,369	$-

Other information related to leases is as follows:

Lease Type	Weighted Average Remaining Term	Weighted Average Discount Rate (1)
Operating Leases	7 months	10%
Finance Leases	0 months	10%

(1)	This discount rate is consistent with our borrowing rates from various lenders.

Legal Matters

The Company may be involved in legal actions and claims arising in the ordinary course of business, from time to time, none of which at the time are considered to be material to the Company’s business or financial condition.

16.	SUPPLEMENTAL STATEMENT OF CASH FLOWS INFORMATION

During the year ended December 31, 2021, there were the following non-cash activities.

-	Certain related party converted a total of $183,131 of principal, interest and fees, into 18,313,074 common shares and the Company issued 25,000,000 shares in connection with the issuance of February17, 2021 Term Note and February 17, 2021 Refinance Note, which the Company valued at $2,820,000 and included in interest expense.

-	The values of the ROU operating leases assets and liabilities each declined $105,180, netting to zero on the statement of cash flows.

-	The holders of 10,000 shares of Series A Preferred stock converted all shares into 100,000,000 shares of common stock in the amount of $100,000.

-	The holders of 3,979 shares of Series D Preferred stock converted into 9,947,500 shares of common stock in the amount of $9,948.

-	The holders of 13,109,133 stock options exercised their options into 11,107,503 shares of common stock in the amount of $11,108.

-	The holders of 19,923,269 warrants exercised their warrants into 17,313,024 shares of common stock in the amount of $17,314.

-	The Company issued 26,316,264 shares of common stock to a related party the value of the common shares recorded was $394,743.

During the year ended December 31, 2020, there were the following non-cash activities.

-	Certain lenders converted a total of $291,940 of principal, interest and fees, into 226,300,034 common shares. As a result of these conversions, we recorded a reduction to the derivative liability of $339,105.

-	The values of the ROU operating leases assets and liabilities each declined $95,209, netting to zero on the statement of cash flows

-	Recorded an initial derivative discount for notes that became convertible during the period, in the amount of $127,273.

-	A related party lender exchanged $259,698 of principal and interest for 2,597 shares of Series G Preferred Stock.

-	Recorded the value of shares issued to lenders in the amount of $334,377.

17.	INCOME TAXES

The provision (benefit) for income taxes for the years ended December 31, 2021 and 2020 were as follows, assuming a 21% and 21% effective tax rate, respectively:

	For the years ended December 31,
	2021	2020
Deferred tax provision:
Federal
Deferred tax asset	$4,029,359	$3,427,761
Valuation allowance	(4,029,359)	(3,427,761)
Total deferred tax provision	$-	$-

As of December 31, 2021, the Company had approximately $19,187,423 in tax loss carryforwards that can be utilized in future periods to reduce taxable income through 2040.  The deferred tax liability balances as of December 31, 2021 and 2020 were zero and zero, respectively.  During the year ended December 31, 2018, it was determined that, due to the Company never having paid federal income taxes and having a large net operating loss (NOL), it is unlikely we will pay federal income taxes in the foreseeable future.

The Company provided a valuation allowance equal to the deferred income tax assets for the period from June 30, 2011 to December 31, 2021 because it is not presently known whether future taxable income will be sufficient to utilize the tax loss carryforwards.

The Company has no uncertain tax positions.

18.	SUBSEQUENT EVENTS.

On February 1, 2022, we granted non-qualified stock options to purchase up to 122,500,000 shares of our common stock to five board members, three of which are independent, and one employee, at an exercise price of $0.0295 per share. The stock options vest equally over a period of 36 months and expire February 1, 2025. These options allow the optionee to exercise on a cashless basis, resulting in no cash payment to the Company upon exercise, anytime after March 1, 2022.

On March 28, 2022, the Company entered into a purchase agreement with an accredited investor to purchase up to $10,000,000 shares (“Purchase Shares”) of the Company’s Common Stock. The Company has the right, in its sole discretion, subject to the conditions and limitations in the Purchase Agreement, to direct the Investor, by delivery of a purchase notice from time to time (a “Purchase Notice”) to purchase (each, a “Purchase”) over the one-year term of the Purchase Agreement, a minimum of $10,000 and up to a maximum of the lower of: (1) one hundred percent (100%) of the average daily trading dollar volume of the Company’s common stock during the ten trading days preceding the Purchase Date; or (2) one million dollars ($1,000,000), provided that the parties may agree to waive such limitations. The aggregate value of Purchase Shares sold to the Investor may not exceed $10,000,000. Each Purchase Notice will set forth the Purchase Price and number of Purchase Shares in accordance with the terms of the Purchase Agreement. The number of Purchase Shares the Company issue under each Purchase will be equal to 112.5% of the Purchase Amount sold under such Purchase, divided by the Purchase Price per share (as defined under the Purchase Agreement). The Purchase Price is defined as the lower of (a) 90% of the lowest volume weighted average price during the Valuation Period; or (b) the closing price for the Company’s common stock on the trading day preceding the date of the Purchase Notice. The Purchase Price will be subject to a floor of $.01 per share, at or below which the Company will not deliver a Purchase Notice. The Valuation Period is the ten consecutive business days immediately preceding, but not including the date a Purchase Notice is delivered.